UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

Information Statement Pursuant to Section 14(c) of

the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

Access Plans, Inc.
(Name of registrant as specified in its charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.0001 per share, of Access Plans, Inc. (“Common Stock”)

(2)

Aggregate number of securities to which transaction applies: 21,804,088 shares of Common Stock, which consist of: (i) 19,927,204 shares of Common Stock issued and outstanding as of February 23, 2012 and (ii) 1,876,884 shares of Common Stock underlying outstanding options to purchase shares of Common Stock with exercise prices below $3.30 as of February 23, 2012.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The maximum aggregate value of the transaction is $70,102,000. The filing fee was determined by multiplying $70,102,000 by 0.00011460.

	(4)	Proposed maximum aggregate value of transaction: $70,102,000

	(5)	Total fee paid: $8,034

☐	Fee previously paid with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid: $0.00

	(2)	Firm, Schedule or Registration Statement No.:

	(3)	Filing Party: Access Plans, Inc.

	(4)	Date Filed:

ACCESS PLANS, INC.

900 36th Avenue, N.W., Suite 105

Norman, Oklahoma 73072

INFORMATION STATEMENT

This Information Statement is furnished by Access Plans, Inc. (“Access Plans”) to its shareholders as a result of action taken by written consent by holders of a majority of the outstanding shares of common stock of Access Plans. This Information Statement is being sent in lieu of a special meeting of the shareholders of Access Plans.

Access Plans and Affinity Insurance Services, Inc. (“Affinity”), a subsidiary of Aon Corporation, have entered into an Agreement and Plan of Merger dated as of February 24, 2012 (the “Merger Agreement”), pursuant to which, subject to the terms and conditions of the Merger Agreement, Atlas Acquisition Corp., a wholly-owned subsidiary of Affinity (“Merger Sub”), will be merged with and into Access Plans, with Access Plans continuing as the surviving corporation. We refer to such transaction as the “Merger.” Immediately following the Merger, Access Plans shareholders will not own any shares of Affinity or Merger Sub, and such shares will be converted into the right to receive the “Per Share Merger Consideration” (as defined in the Merger Agreement and described in this Information Statement). The Merger Agreement and the Merger are described in more detail in this Information Statement.

At a meeting of the board of directors of Access Plans (the “Board”) held on February 20, 2012, the Board unanimously approved the Merger Agreement and recommended that the shareholders of Access Plans approve and adopt the Merger Agreement and the Merger. Also on February 20, 2012, Access Plans’ independent financial advisor, Southwest Securities, Inc., rendered its opinion to the Board that, as of such date and based upon and subject to the qualifications, limitations and assumptions set forth in the opinion, the Per Share Merger Consideration to be paid to the shareholders of Access Plans pursuant to the Merger Agreement is fair, from a financial point of view, to such shareholders. On February 24, 2012, the Board unanimously reaffirmed its approval of the Merger Agreement and the Merger, and Access Plans entered into the Merger Agreement.

As permitted by Access Plans’ certificate of incorporation and bylaws and by Section 1073 of the Oklahoma General Corporation Act, on February 25 and February 26, 2012, shareholders of Access Plans who collectively own approximately 54.9% of the issued and outstanding shares of common stock executed written consents approving and adopting the Merger Agreement and the transactions contemplated in the Merger Agreement, including the Merger. Consequently, except as required by law, further Access Plans shareholder vote or approval will not be required to complete the Merger pursuant to the Merger Agreement.

ACCORDINGLY, WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY. THE MERGER AGREEMENT HAS

ALREADY BEEN APPROVED BY SHAREHOLDERS.

Shareholders who have not consented to the transaction are entitled to appraisal rights under Oklahoma law by following the requirements specified in Section 1091 of the Oklahoma General Corporation Act, as described herein. This Information Statement constitutes notice to you of the availability of appraisal rights.

This Information Statement is being sent to the Access Plans shareholders of record at the close of business on February 26, 2012. This Information Statement is dated                 , 2012, and is being mailed to Access Plans shareholders on or about             , 2012. This Information Statement is the notice required by Section 1073 of the Oklahoma General Corporation Act.

i

Annex A	Agreement and Plan of Merger
Annex B	Opinion of Southwest Securities, Inc.
Annex C	Section 1091 of the Oklahoma General Corporation Act

ii

SUMMARY

The following is a summary that highlights information contained in this Information Statement. This summary may not contain all of the information that may be important to you. For a more complete description of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, we encourage you to read carefully this entire Information Statement, including the attached Annexes. In addition, we encourage you to read the information accompanying this Information Statement, which includes important business and financial information about Access Plans that has been filed with the Securities and Exchange Commission (the “SEC”).

Information About the Companies (see page 13)

Access Plans, Inc. (“Access Plans”)

Access Plans is a leading provider of consumer membership plans and healthcare savings membership plans. For Access Plans’ membership plan products, through working with its wholesale and retail clients, Access Plans designs and builds membership plans that contain its benefits and benefits aggregated from Access Plans’ vendors that appeal to Access Plans’ clients’ customers.

Affinity Insurance Services, Inc. (“Affinity”)

Affinity combines the specialized knowledge of affinity program management with the extensive resources of a global company to help clients achieve their goals. With an innovative approach to program strategy, from the design of products and services to the delivery of the marketing message, Affinity offers full-service capabilities; technical expertise and industry knowledge to deliver value to clients.

Affinity is a wholly-owned subsidiary of Aon Corporation (“Aon”). Aon provides risk management services, insurance and reinsurance brokerage, and human resources solutions and outsourcing services, delivering distinctive client value via innovative and effective risk management and workforce productivity solutions. Aon has approximately 62,000 employees and conducts its operations through various subsidiaries. Aon serves clients through the following operating segments:

•

Risk Solutions acts as an advisor and insurance and reinsurance broker, helping clients manage their risks via consultation, as well as negotiation and placement of insurance risk with insurance carriers through Aon’s global distribution network.

•

HR Solutions partners with organizations to solve their most complex benefits, talent and related financial challenges, and improve business performance by designing, implementing, communicating and administering a wide range of human capital, retirement, investment management, health care, compensation and talent management strategies.

Aon’s clients are globally diversified and include all segments of the economy (individuals through personal lines, mid-market companies and large globally companies) and every industry in the economy in over 120 countries globally.

Aon common stock is traded on the NYSE under the symbol “AON.”

Atlas Acquisition Corp. (“Merger Sub”)

Atlas Acquisition Corp. is a direct, wholly-owned subsidiary of Affinity and was formed solely for the purpose of consummating the Merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Merger.

The Merger (see page 15)

Affinity has agreed to acquire Access Plans under the terms and conditions set forth in the Merger Agreement, which we describe in this Information Statement. Pursuant to the Merger Agreement, at the effective time, Merger Sub will merge with and into Access Plans, with Access Plans continuing as the surviving corporation and a wholly-owned subsidiary of Affinity. We have attached the Merger Agreement as Annex A to this Information Statement. We encourage you to carefully read the Merger Agreement in its entirety.

Merger Consideration (see page 52)

The Merger Agreement provides that, at the effective time of the Merger, each share of Access Plans common stock issued and outstanding immediately prior to the effective time (other than treasury shares of Access Plans, shares of Access Plans common stock held by Affinity or any of Access Plans’ or Affinity’s wholly-owned subsidiaries and shares of Access Plans with respect to which appraisal rights are validly exercised) will be converted into the right to receive an amount of cash as described under “The Merger Agreement–Merger Consideration” beginning on page 52. We refer to the amount of cash to be received for each share of Access Plans common stock as the “Per Share Merger Consideration”.

The Per Share Merger Consideration is subject to downward adjustment as described under “The Merger Agreement–Merger Consideration–Per Share Merger Consideration” beginning on page 52.

Special Dividend (see page 54)

Prior to the closing of the Merger, subject to certain conditions specified in the Merger Agreement, Access Plans may declare a one-time cash dividend of up to $0.10 per share of Access Plans common stock then outstanding payable to Access Plans’ shareholders immediately prior to the closing.

Treatment of Stock Options (see page 49)

In connection with the Merger, all outstanding in-the-money options (those stock options exercisable for the purchase of Access Plans common stock having an exercise price less than the Per Share Merger Consideration) will be cancelled immediately prior to the effective time of the Merger and will be converted at the effective time into the right to receive the Per Share Merger Consideration reduced by the respective exercise prices of those options. All outstanding out-of-the-money options (those stock options exercisable for the purchase of Access Plans common stock having an exercise price equal to or greater than the Per Share Merger Consideration) will be cancelled immediately prior to the effective time and no consideration will be exchanged therefor.

Recommendation of the Board and Its Reasons for the Merger (see page 27)

After careful consideration, on February 20, 2012, the Board unanimously approved the Merger Agreement and approved the consummation of the transactions contemplated by the Merger Agreement, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement. The Board unanimously recommended that Access Plans’ shareholders approve and adopt the Merger Agreement. On February 24, 2012, prior to execution of the Merger Agreement, the Board unanimously reaffirmed its approval of the Merger Agreement and the Merger.

For the factors considered by the Board in reaching its decision to approve the Merger Agreement and approve the consummation of the transactions contemplated by the Merger Agreement, including the Merger, as well as the Board’s reasons for, and certain risks related to, the Merger, see “The Merger–Recommendation of the Board and Its Reasons for the Merger” beginning on page 28.

Opinion of Financial Advisor (see page 31)

Southwest Securities, Inc., which we refer to as “Southwest Securities”, delivered its written opinion to the Board that, as of February 20, 2012, and based upon and subject to the qualifications, limitations and assumptions set forth therein, the $3.30 per share of common stock in cash to be paid to the holders of the common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Southwest Securities, dated February 20, 2012, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Southwest Securities provided its opinion for the information and assistance of the Board in connection with its consideration of the Merger. For a further discussion of Southwest Securities’ opinion, see “The Merger–Opinion of Financial Advisor,” beginning on page 31.

Shareholder Action by Written Consent in Lieu of Meeting (see page 14)

The adoption of the Merger Agreement by Access Plans’ shareholders required the affirmative vote or written consent of the holders of a majority of the outstanding shares of Access Plans common stock. On February 25 and February 26, 2012, shareholders of Access Plans who collectively own approximately 54.9% of the issued and outstanding shares of common stock executed written consents approving and adopting the Merger Agreement and the transactions contemplated in the Merger Agreement, including the Merger. Consequently, except as required by law, further Access Plans shareholder vote or approval will not be required to complete the Merger pursuant to the Merger Agreement.

Shareholder Appraisal Rights (see page 45)

Under the Oklahoma General Corporation Act of the State of Oklahoma (the “OGCA”), Access Plans shareholders of record who have not delivered written consents and, accordingly, have not voted in favor of approval and adoption of the Merger Agreement will be entitled to seek appraisal rights and obtain payment in cash for the judicially determined fair value of their shares of Access Plans common stock in connection with the Merger, if the Merger is completed. This value could be more than, less than or the same as the Per Share Merger Consideration. The relevant provisions of the OGCA are included as Annex C to this Information Statement. We encourage you to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, Access Plans shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in a loss of the right of appraisal. Access Plans shareholders who wish to exercise their appraisal rights and hold shares in the name of a broker or other nominee must instruct their nominees to take the steps necessary to enable them to demand appraisal for their shares.

Conditions to Completion of the Merger (see page 57)

A number of conditions to the obligations of Access Plans, Affinity and Merger Sub to complete the Merger must be satisfied before the Merger will be completed, including:

•

the receipt of all authorizations, consents, orders, declarations or approvals of or filings with, or terminations or expirations of waiting periods imposed by, any governmental entity, including under applicable regulatory laws, which the failure to obtain, make or occur would have the effect of making the Merger or any of the other transactions illegal or would, individually or in the aggregate, have a “material adverse effect” with respect to Access Plans or Affinity;

•

the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the completion of the Merger;

•

the absence of any action, suit, claim, demand, labor dispute or other litigation, legal, administrative or alternative dispute resolution proceedings or governmental, regulatory or other investigations relating to the Merger Agreement or the Merger or that would have a “material adverse effect” on Access Plans or Affinity;

•	no more than 3% of the outstanding shares of Access Plans common stock electing to exercise appraisal rights as of the completion of the Merger in accordance with the terms of the Merger Agreement;

•

the accuracy and correctness of representations and warranties of the other party, subject to certain materiality qualifications described in the Merger Agreement, and the receipt of a certificate from the officers of the other party to that effect; and

•

the other party’s having performed its covenants in the Merger Agreement in all material respects at or prior to the completion of the Merger, and the receipt of a certificate from the officers of the other party to that effect.

Some of the conditions set forth in the Merger Agreement may be waived by Affinity or Access Plans, subject to the agreement of the other party in specific cases. For a more detailed discussion of these matters, see “The Merger Agreement–Conditions to Completion of the Merger” beginning on page 57.

Regulatory Approvals (see page 41)

Affinity and Access Plans have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the Merger Agreement. Affinity and Access Plans are not aware of any material governmental approvals or actions that are required for completion of the Merger.

No Solicitation by Access Plans (see page 60)

Subject to certain exceptions, the Merger Agreement precludes Access Plans from soliciting or engaging in discussions or negotiations with a third party with respect to a proposal to acquire a significant interest in Access Plans’ equity or assets. Because Access Plans’ shareholders have approved the Merger Agreement, Access Plans is no longer permitted to solicit or engage in any such discussions or negotiations.

Termination of the Merger Agreement (see page 68)

Termination by Affinity or Access Plans

The Merger Agreement may be terminated at any time prior to the completion of the Merger by the mutual written consent of Affinity and Access Plans. Also, subject to certain qualifications and exceptions, either Affinity or Access Plans may terminate the Merger Agreement at any time prior to the completion of the Merger if:

•	the Merger is not completed on or before May 24, 2012; or

•	a governmental entity permanently enjoins or otherwise prohibits the completion of the Merger.

Termination by Access Plans

Access Plans may terminate the Merger Agreement at any time prior to the completion of the Merger if Affinity breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements, which breach or failure to perform would result in a failure of any of the conditions to Access Plans’ obligations to complete the Merger.

Termination by Affinity

Affinity may terminate the Merger Agreement at any time prior to the completion of the Merger if Access Plans breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements, which breach or failure to perform would result in a failure of any of the conditions to Affinity’s obligation to complete the Merger.

Termination Fee and Expenses (see page 68)

If the Merger Agreement is terminated, Access Plans may be required in specified circumstances to pay a termination fee of $2.8 million to Affinity. If the Merger Agreement is terminated under certain circumstances, Access Plans may also be required to reimburse Affinity for its out-of-pocket expenses and costs incurred in connection with the Merger in an aggregate amount not to exceed $750,000. For a more detailed discussion of these matters, see “The Merger Agreement–Termination of Merger Agreement” beginning on page 68.

Material United States Federal Income Tax Consequences (see page 42)

Each Access Plans shareholder generally will recognize any gain and loss realized on the exchange of each share of Access Plans common stock for the Per Share Merger Consideration in an amount by which the Per Share Merger Consideration exceeds or is less than the adjusted tax basis of the share exchanged. Tax matters are complicated, and the tax consequences of the Merger to each holder of Access Plans common stock will depend on the shareholder’s particular facts and circumstances. Access Plans shareholders should consult their tax advisors with respect to the federal, state, local, foreign and other tax consequences to them of the Merger.

Access Plans Common Stock

Access Plans common stock is quoted on the OTC Bulletin Board under the symbol “APNC”. As of February 26, 2012, there were 151 holders of record of Access Plans common stock. The table below sets forth for the periods indicated the high and low price per share (using the closing average of best bid and best ask price) of Access Plans common stock as reported on the OTC Bulletin Board. These quotations also reflect inter-dealer prices without retail mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions.

	Price Per Common Stock Share
	High	Low
First Quarter ended December 31, 2011	$2.85	$2.18
Year Ended September 30, 2011:
First Quarter ended December 31, 2010	$1.20	$0.81
Second Quarter ended March 31, 2011	$2.20	$1.03
Third Quarter ended June 30, 2011	$2.45	$2.00
Fourth Quarter ended September 30, 2011	$2.86	$2.05
Year Ended September 30, 2010:
First Quarter ended December 31, 2009	$1.18	$0.75
Second Quarter ended March 31, 2010	$1.22	$1.00
Third Quarter ended June 30, 2010	$1.25	$0.83
Fourth Quarter ended September 30, 2010	$0.97	$0.85

On February 24, 2012, the last trading day before announcement of the execution of the Merger Agreement, Access Plans common stock closed at $2.79 per share. On February 27, 2012, the date of the announcement of the Merger Agreement, the closing sale price of Access Plans common stock was $3.25 per share.

QUESTIONS AND ANSWERS ABOUT

THE MERGER AGREEMENT AND THE MERGER

The following are some questions that you, as a shareholder of Access Plans, may have regarding the Merger Agreement and the Merger. For more detailed information about the matters discussed in these questions and answers, the remainder of this Information Statement should be read carefully because the information in this section does not provide all of the information that may be important to you with respect to the Merger Agreement and the Merger. Additional important information is also contained in the Annexes, which accompany this Information Statement.

Q: What is the proposed transaction?

A: The proposed transaction is the acquisition of Access Plans by Affinity pursuant to the Merger Agreement. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Access Plans, with Access Plans being the surviving corporation and becoming a wholly-owned subsidiary of Affinity.

Q: What will I be entitled to receive if the transaction is completed?

A: Upon completion of the Merger, you will be entitled to receive, for each share of common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights, an amount in cash, without interest, less any applicable withholding taxes, equal to the Per Share Merger Consideration. The anticipated Per Share Merger Consideration is subject to downward adjustment as set forth in the Merger Agreement, but is currently expected to be approximately $3.30, which is $0.51 more than the $2.79 reported closing sale price as reported on the OTC Bulletin Board on February 24, 2012, the last trading day prior to the public announcement of the Merger Agreement.

Additionally, you may receive a contingent special cash dividend of up to $0.10, without interest and less any applicable withholding taxes, for each share of our common stock you own on the record date of the dividend. Payment of the special dividend is contingent upon our “net cash amount” being at least $15,025,000 at the time of the Merger. If we do not have enough cash on hand to pay the contingent special dividend in the amount of $0.10 per share, we may pay a portion of that amount which would be calculated by dividing the excess, if any, of the net cash amount on hand over $15,025,000 by the number of shares of common stock outstanding and shares underlying outstanding in-the-money stock options to determine the special dividend per share. There can be no assurance that the contingent special dividend will in fact be declared or paid.

Q: Did the Board approve and recommend the Merger Agreement?

A: Yes. The Board determined unanimously that it is in the best interests of Access Plans and its shareholders, and declared it advisable, to enter into the Merger Agreement. Accordingly, the Board approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommended that Access Plans’ shareholders adopt the Merger Agreement.

Q: Have shareholders adopted the Merger Agreement and approved the Merger?

A: Yes. Shareholders holding 11,043,017 shares of Access Plans common stock have delivered written consents adopting the Merger Agreement and approving the Merger and those shares represent 54.9% of the issued and outstanding shares of Access Plans common stock. The shareholder consents were received at the offices of Access Plans on February 25 and February 26, 2012. No further action by any shareholder is required to adopt the Merger Agreement or approve the Merger.

Q: Will there be a meeting of Access Plans shareholders for the purpose of approval and adoption of the Merger Agreement?

A: No. Because Access Plans shareholders holding at least a majority of the outstanding shares of common stock have approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Merger, a shareholder meeting will not be held for that purpose.

Q: Why am I receiving this Information Statement?

A: Applicable laws and securities regulations require us to provide you with notice that action has been taken by written consent, as well as other information regarding the Merger, even though your vote or consent will neither be required nor requested to authorize and adopt the Merger Agreement or complete the Merger. This Information Statement also constitutes notice to you of the availability of appraisal rights under Section 1091 of the Oklahoma General Corporation Act, and provides the notice to you required by Section 1073 of the Oklahoma General Corporation Act.

Q: Should I send in my stock certificates now?

A: No. After the Merger is completed, you will be sent a letter of transmittal with related instructions, describing how you may exchange your shares for the Per Share Merger Consideration. If your shares are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares in exchange for the Per Share Merger Consideration.

Q. Am I entitled to exercise appraisal rights instead of receiving the Per Share Merger Consideration?

A. Yes. As a holder of common stock, you are entitled to appraisal rights under Section 1091 of the Oklahoma General Corporation Act, a copy of which is attached to this Information Statement as Annex C. Appraisal rights entitle you to receive the fair value of your shares as determined by the Oklahoma courts, provided that you comply with all applicable requirements and procedures.

Q: Who can help answer my questions?

A: If you have any questions about the Merger or how to receive the merger consideration, you should contact Access Plans’ general counsel:

Bradley W. Denison

Access Plans, Inc.

900 36th Avenue, N.W., Suite 105

Norman, Oklahoma 73072

(405) 579-8525

RISK FACTORS

The Merger Agreement presents certain material risks for Access Plans and its shareholders. Access Plans shareholders will neither have a continuing interest in Access Plans nor a shareholder interest in Aon, Affinity or Merger Sub upon completion of the merger. In addition to the other information included in this information statement, including the matters addressed in “Cautionary Statement Concerning Forward–Looking Statements” beginning on page 12, the following are risks presented by the Merger Agreement and the Merger and other transactions contemplated in the Merger Agreement. The risk factors associated with the businesses of Access Plans can be found in the Access Plans Annual Report on Form 10-K for the fiscal year ended September 30, 2011, as filed with the SEC, which accompanies this Information Statement. You should also read and consider the other information in this Information Statement.

Risks Related to the Merger Agreement

Two executive officers of Access Plans have interests in the Merger that are different from, or in addition to, the interests of Access Plans shareholders.

Two of Access Plans’ executive officers have financial interests in the Merger that are different from, or in addition to, their interests as Access Plans shareholders. The financial interests relate to the unvested stock option awards held by each of them, which will vest in connection with the Merger and be converted at the effective time into the right to receive the Per Share Merger Consideration, reduced by the respective exercise prices of those options.

Failure to complete the Merger could negatively impact the stock prices and future businesses and financial results of Access Plans.

If the Merger is not completed, the ongoing businesses of Access Plans may be adversely affected and Access Plans will be subject to several risks and consequences, including the following:

•	Access Plans may be required, under certain circumstances, to pay Affinity a termination fee of $2.8 million under the Merger Agreement;

•

Access Plans may be required, under certain circumstances, to pay up to $750,000 of certain out-of-pocket costs and expenses of Affinity relating to the Merger, whether or not the Merger is completed, including legal, accounting, financial advisor fees;

•

under the Merger Agreement, Access Plans is subject to certain restrictions on the conduct of its business prior to completing the Merger which may adversely affect its ability to execute certain of its business strategies; and

•

matters relating to the Merger have required substantial commitments of time and resources by Access Plans management, which could otherwise have been devoted to other opportunities that may have been beneficial to Access Plans.

In addition, if the Merger is not completed, Access Plans may experience negative reactions from the financial markets and from its customers and employees. Access Plans also could be subject to litigation related to any failure to complete the Merger or to enforcement proceedings commenced against Affinity or Access Plans to perform their respective obligations under the Merger Agreement. If the Merger is not completed, Access Plans cannot assure shareholders that the risks described above will not materialize and will not materially affect the business, financial results and stock price of Access Plans.

The financial forecasts included in this Information Statement involve risks, uncertainties and assumptions, many of which are beyond the control of Access Plans. As a result, they may not prove to be accurate and are not necessarily indicative of current values or future performance.

The financial forecasts of Access Plans contained in this Information Statement involve risks, uncertainties and assumptions and are not a guarantee of future performance. The future financial results of Access Plans may materially differ from those expressed in the financial forecasts due to factors that are beyond Access Plans’ ability to control or predict. Access Plans cannot provide any assurance that Access’ financial forecasts will be realized or that Access Plans’ future financial results will not materially vary from the financial forecasts. The financial forecasts cover multiple years, and the information by its nature becomes subject to greater uncertainty with each successive year. The financial forecasts do not take into account any circumstances or events occurring after the date they were prepared.

More specifically, the financial forecasts:

•	necessarily make numerous assumptions, many of which are beyond the control of Access Plans and may not prove to be accurate;

•

do not necessarily reflect revised prospects for Access Plans’ businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the forecasts were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than is reflected in the forecasts; and

•	should not be regarded as a representation that the financial forecasts will be achieved.

The financial forecasts were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or applicable generally accepted accounting principles and do not reflect the effect of any proposed or other changes in applicable generally accepted accounting principles that may be made in the future. See “Financial Forecasts” beginning on page 73.

Some of the conditions to the Merger may be waived by Affinity or Access Plans without soliciting Access Plans shareholder approval.

Some of the conditions set forth in the Merger Agreement may be waived by Affinity or Access Plans, subject to certain limitations. See “The Merger Agreement–Conditions to Completion of the Merger” beginning on page 57. If any conditions are waived, Affinity and Access Plans will evaluate whether amendment or supplementation of this Information Statement is warranted. If the Access Plans Board and Affinity determine that amendment or supplementation of this Information Statement is not warranted, the Merger may be completed.

Risks Relating to Access Plans

Access Plans is, and will continue to be in the event the merger is not completed, subject to the risks described in Part I, Item 1A in Access Plans’ Annual Report on Form 10-K for the fiscal year ended September 30, 2011, which has been filed with the SEC and accompanies this Information Statement.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Information Statement includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act of 1934, as amended (the “Exchange Act”). These statements may include, but are not limited to, statements addressing the benefits of the Merger respecting the Access Plans shareholders and the associated objectives, expectations and intentions. These statements are subject to a number of risks, uncertainties and other factors that could cause the expected results and benefits to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward–looking statements, including statements related to Access Plans’ expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which Access Plans participates and other trends, developments and uncertainties that may affect Access Plans’ business in the future.

These risks, uncertainties and other factors include, among other things:

•	the possibility that the proposed transaction does not close, including, but not limited to, due to the failure to satisfy the closing conditions;

•	general economic conditions in the United States and Canada, the countries in which Access Plans does business;

•	the impact of investigations brought by state attorneys general, state insurance regulators, federal prosecutors, federal regulators, and other regulatory authorities;

•	the impact of class actions and individual lawsuits including client class actions, securities class actions and derivative actions;

•	the extent to which Access Plans retains existing clients and attracts new businesses;

•

the extent to which Access Plans manages certain risks created in connection with its various products and services that Access Plans currently offers or provides, or will offer or provide in the future, to its clients and customers;

•

the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Access Plans operates, particularly given Access Plans’ businesses and the possibility of conflicting regulatory requirements across states and other jurisdictions in which Access Plans does business; and

•	the ability of the Access Plans shareholders to realize the anticipated benefits of the Merger.

Additional risks, uncertainties and other factors include those discussed in Access Plans’ Annual Report on Form 10-K for the fiscal year ended September 30, 2011 accompanying this Information Statement. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Information Statement or, in the case of the risk factors contained in the Annual Report, as of the date of such report. Access Plans disclaims any intent or obligation to update any forward-looking statements contained in this Information Statement.

INFORMATION ABOUT THE COMPANIES

Access Plans, Inc.

900 36th Avenue, N.W., Suite 105

Norman, Oklahoma

(405) 579-8525

Access Plans, Inc. (“Access Plans”) is a leading provider of consumer membership plans and healthcare savings membership plans. For its membership plan products, through working with our wholesale and retail clients, Access Plans designs and build membership plans that contain its benefits and benefits aggregated from Access Plans’ vendors that appeal to its clients’ customers. A more extensive description of Access Plans is set forth in Access Plans’ Annual Report on Form 10-K that accompanies this Information Statement.

Access Plans common stock is reported on the OTC Bulletin Board under the symbol “APNC.”

Affinity Insurance Services, Inc.

200 East Randolph Street

Chicago, Illinois 60601

(312) 381-1000

Affinity Insurance Services, Inc. (“Affinity”) combines the specialized knowledge of affinity program management with the extensive resources of a global company to help clients achieve their goals. With an innovative approach to program strategy, from the design of products and services to the delivery of the marketing message, Affinity offers full-service capabilities; technical expertise and industry knowledge to deliver value to clients.

Aon Corporation (“Aon”) is the parent of Affinity Insurance Services, Inc. Aon provides risk management services, insurance and reinsurance brokerage, and human resources solutions and outsourcing services, delivering distinctive client value via innovative and effective risk management and workforce productivity solutions. Aon has approximately 62,000 employees and conducts its operations through various subsidiaries in more than 120 countries and sovereignties. Aon serves clients through the following operating segments:

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Risk Solutions acts as an advisor and insurance and reinsurance broker, helping clients manage their risks via consultation, as well as negotiation and placement of insurance risk with insurance carriers through Aon’s global distribution network.

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HR Solutions partners with organizations to solve their most complex benefits, talent and related financial challenges, and improve business performance by designing, implementing, communicating and administering a wide range of human capital, retirement, investment management, health care, compensation and talent management strategies.

Aon’s clients are globally diversified and include all segments of the economy (individuals through personal lines, mid-market companies and large globally companies) and every industry in the economy in over 120 countries globally.

Aon common stock is traded on the NYSE under the symbol “AON.”

Atlas Acquisition Corp.

c/o Affinity Insurance Services, Inc.

200 East Randolph Street

Chicago, Illinois 60601

(312) 381-1000

Atlas Acquisition Corp. (“Merger Sub”) is a wholly-owned subsidiary of Affinity and was formed solely for the purpose of consummating the Merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Merger.

SHAREHOLDER CONSENTS

Record Date; Outstanding Shares

This Information Statement has been distributed only to holders of record of the Access Plans common stock at the close of business on February 26, 2012 (the “Record Date”). As of the Record Date, there were 19,927,204 shares of the Access Plans common stock outstanding, held by approximately 151 holders of record. A complete list of Access Plans shareholders will be available for review at the executive offices of Access Plans during regular business hours.

Shareholder Action by Written Consent in Lieu of Meeting

In accordance with the Oklahoma General Corporate Act (the “OGCA”), approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Access Plans common stock entitled to vote in approval and adoption of the Merger Agreement.

In lieu of Access Plans convening and holding a meeting of its shareholders to obtain the required shareholder consent, the following Access Plans shareholders have delivered written consents respecting the number of shares of Access Plans common stock indicated in favor of approval and adoption of the Merger Agreement:

Access Plans Shareholders	Position with Access Plans or Its Subsidiary or Division	Shares of Access Plans Common Stock
Danny C. Wright	Chairman of Board of Directors and Chief Executive Officer	3,928,000
Brett Wimberley	Director, President and Chief Financial Officer	3,908,000
Eleanor S. Matthews	President of Benefit Marketing Solutions, LLC	1,949,000
Robert Garces	Advisory Director	765,000
Thomas Kiser	Advisory Director	222,350
Gerdes Huff Investments	Affiliate(1)	166,667
Bradley W. Denison	Chief Operating Officer, General Counsel and Secretary	52,000
Robert F. Hamra	Chief Financial Officer of Benefit Marketing Solutions, LLC	52,000
Total Shares		11,043,017
Percent of outstanding Access Plans common stock		54.9%

(1)	Gerdes Huff Investments is an affiliate of Larry Gerdes, a director of Access Plans.

The shareholder consents were delivered to Access Plans by the above-named Access Plans shareholders on February 25 and 26, 2012. Accordingly, on February 26, 2012, the Merger Agreement was approved by the required majority of the outstanding shares of the Access Plans common stock held of record on that date.

THE MERGER

The following is a description of the material aspects of the Merger. While we believe that the following description covers the material terms of the Merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire Information Statement, including the Merger Agreement attached to this Information Statement as Annex A, for a more complete understanding of the Merger.

General

Each board of directors of Access Plans, Affinity and Merger Sub has approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. Pursuant to the Merger Agreement, Merger Sub will merge with and into Access Plans at the effective time, with Access Plans continuing as the surviving corporation and a wholly-owned subsidiary of Affinity. Each share of Access Plans common stock outstanding as of the effective time of the Merger (other than treasury shares of Access Plans, shares of Access Plans common stock held by Affinity or any of Affinity’s subsidiaries and shares of Access with respect to which appraisal rights are validly exercised), will be converted into the right to receive the Per Share Merger Consideration, upon the terms provided in the Merger Agreement and as described below under “The Merger Agreement–Merger Consideration” beginning on page 52.

Background of the Merger

The following chronology summarizes the key meetings and events that led to Access Plans’ signing of the Merger Agreement. In this process, the Board held many meetings, both telephonically and in person, regarding possible strategic alternatives. The chronology below covers only the key events leading up to the Merger Agreement and does not purport to catalogue every meeting held, telephonically or in person, among the Board and its advisors or between Access Plans and other parties.

As part of Access Plans’ ongoing evaluation of its business, Access Plans’ management meets periodically with members of its Board to discuss and review possible strategic directions. This evaluation includes Access Plans’ financial performance, competitive position and strategic focus, as well as short-term and long-term opportunities and challenges of the business and operations of Access Plans and its respective divisions. Beginning in 2010, in light of Access Plans’ financial performance and Access Plans’ management and the Board’s belief that the price of Access Plans common stock was undervalued, Access Plans’ management and Board considered engaging an investment banking firm to assist in evaluating various strategic alternatives. These strategic alternatives included assessment of the benefits and merits of a variety of potential transactions including merger, consolidation, securities exchange, acquisition, joint venture, partnership, strategic alliance, and a “go private” transaction, as well as the disposition of one or more subsidiaries and divisions. In the third quarter of 2010, a member of the Board contacted Southwest Securities, and requested that Southwest Securities present a proposal for advising on potential strategic alternatives.

On September 9, 2010, senior management and a director of Access Plans met initially with representatives of Southwest Securities to discuss potential strategic alternatives. Representatives of Southwest Securities made a presentation to Access Plans’ senior management and the Access Plans director describing the qualifications of Southwest Securities and its responsibilities and guidance relating to the exploration of potential strategic alternatives and the various potential issues related to a potential transaction involving a publicly held company.

Following the initial meeting, Access Plans’ senior management continued discussions with representatives of Southwest Securities. On September 15, 2010, a telephonic meeting was held in which management and representatives of Southwest Securities participated. During the telephonic meeting, Access Plans’ senior management expressed an interest in further discussions to determine the appropriate course of action respecting strategic alternatives.

Access Plans’ senior management and representatives of Southwest Securities met again on September 23, 2010. During this meeting, representatives of Southwest Securities provided Access Plans’ senior management with materials that further addressed possible strategic and restructuring alternatives, including possible acquisitions, a secondary offering, a go-private transaction and a sale of Access Plans to a strategic or financial buyer. The materials outlined the potential favorable and unfavorable aspects of various strategic alternative transactions, and provided an illustrative process and timeline, as well as lists of potential acquisition targets and acquirors.

On October 27, 2010, the Board authorized and approved the engagement of Southwest Securities. Access Plans selected Southwest Securities based on Southwest Securities’ qualifications, expertise and reputation. Southwest Securities is a nationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, financial restructuring and other financial services. On November 10, 2010, Access Plans signed an engagement letter agreement with Southwest Securities to serve as Access Plans’ exclusive financial advisor. Under the engagement letter, Southwest Securities’ duties included the provision of investment banking and financial advisory services in connection with Access Plans’ consideration of potential strategic alternatives.

On November 11, 2010, Access Plans publicly announced its intention to explore a broad range of strategic alternatives to enhance shareholder value, including a go-private transaction, securing additional capital resources for acquisition purposes either through the issuance of additional securities or indebtedness, or other transactions. Access Plans also announced it had retained Southwest Securities to serve as Access Plans’ exclusive financial advisor to assist in these efforts. The closing sale price of Access Plans’ common stock on November 10, 2010, the last trading day prior to such public announcement, was $0.82 per share.

Over the course of several weeks, Access Plans’ senior management and Southwest Securities representatives held several meetings to determine the appropriate course of action. On November 18, 2010, representatives of Southwest Securities met with Access Plans’ senior management to discuss the engagement and to become more familiar with the financial and operating performance of Access Plans. Access Plans’ senior management requested representatives of Southwest Securities to prepare for a potential auction process, pending approval by the Board, regarding the potential sale of Access Plans to a strategic or financial buyer. In response to Access Plans’ request, Southwest Securities began preparation of a confidential information memorandum for that purpose.

On December 14, 2010, representatives of Southwest Securities met with Access Plans’ senior management to further develop Access Plans’ marketing materials and a list of potential acquirors.

On December 22, 2010, Southwest Securities engaged in a brief, introductory telephonic meeting with the principal shareholder of a potential public company acquiror, who we refer to as Company X, through an introduction by Robert Garces, a general business advisor to the Board. Mr. Garces is an employee of Access Plans, general advisor to the Board and has extensive experience in the discount medical card industry. During that meeting, Company X expressed general interest in acquiring Access Plans. On December 29, 2010, representatives of Southwest Securities and Company X had a follow-up telephonic meeting. Representatives of Company X expressed an interest in exploring the acquisition of Access Plans and willingness to execute a non-disclosure agreement in order to review certain non-public materials to be provided by Access Plans including a confidential information memorandum. On January 5, 2011, Access Plans and Company X entered into a non-disclosure agreement addressing Access Plans’ provision of confidential and proprietary information to Company X for purposes of exploring the acquisition of Access Plans.

On January 12, 2011, representatives of Company X and representatives of Access Plans, including Danny Wright, Chairman and Chief Executive Officer, and Brett Wimberley, President and Chief Financial Officer, and representatives from Southwest Securities met and discussed Company X’s potential interest in acquiring Access Plans. Messrs. Wright and Wimberley provided an overview of Access Plans’ business operations and representatives of Company X provided an overview of Company X’s business operations. Prior to the meeting, a draft of the confidential information memorandum was delivered to Company X.

On January 19, 2011, Company X submitted two separate due diligence information requests for the purpose of submitting a non-binding acquisition proposal. On January 24 and February 2, 2011, Access Plans provided certain due diligence information in response to Company X’s due diligence information requests.

On February 7, 2011, Access Plans received a non-binding proposal letter from Company X, which we refer to as the “February 7 letter”. The February 7 letter proposed, among other things, (i) an acquisition equity value of approximately $40.0 million for up to 100% of outstanding common stock of Access Plans, which equaled consideration of approximately $2.00 per share of Access Plans common stock, (ii) the acquisition equity value would be paid in mixed consideration consisting of 50% in shares of Company X’s common stock and 50% in cash and (iii) a closing date of 45 to 60 days from the date the February 7 letter was received by Access Plans.

On February 8, 2011, Access Plans directors, representatives of Southwest Securities and, a representative of Dunn, Swan & Cunningham (“Dunn Swan”), counsel to Access Plans, and Mr. Garces met. The Board chartered and formed its Corporate Development and Strategic Acquisition Committee, which we refer to as the “special committee”. Formation of the special committee was determined to be in the best interests of Access Plans and its shareholders, particularly in the event any proposed acquisition transaction presented a potential conflict of interest with members of Access Plans management serving on the Board. Russell Cleveland, J. French Hill, Mark R. Kidd and Larry Gerdes, each an independent director, agreed to serve on the special committee. The special committee was authorized to review, evaluate, monitor, and advise the Board as the special committee deemed appropriate, and conduct the negotiation of the terms and conditions of any potential acquisition transaction. During the meeting, Messrs. Wright and Wimberley summarized the discussions and activities between Access Plans and Company X, including Company X’s February 7 letter. There was significant discussion regarding a combination of Access Plans with Company X and the possibility of other combination transactions with other potential acquirers. Representatives of Southwest Securities identified several prospective companies and the Access Plans directors also contributed information relating to potential acquirors. The Board reviewed the rationale for the proposed transaction contemplated in Company X’s February 7 letter, the implied valuation of Access Plans and other strategic alternatives available to the Access Plans. The discussion included consideration of ways to maximize shareholder value and the consequences of engaging in exclusive negotiations with Company X for a reasonable period as requested in the February 7 letter, versus conducting a full marketing process without an exclusivity agreement with Company X. After reviewing all information presented by Southwest Securities, the Board specifically discussed the benefits of a merger transaction with Company X. Based on that discussion, the Board instructed Southwest Securities to continue discussions with Company X to determine whether a higher equity value or purchase price could be obtained.

On February 11, 2011, after a discussion with representatives from Southwest Securities concerning the February 7 letter, Company X submitted a revised non-binding proposal, which we refer to as the “February 11 letter.” The February 11 letter proposed a potential acquisition of Access Plans by Company X for approximately $55.0 million, equating to consideration of approximately $2.66 per share of Access Plans common stock. Company X also assumed that Access Plans would achieve approximately $8.5 million in earnings before interest, taxes, depreciation and amortization for the latest 12 month period at the time of the closing.

On February 14, 2011, representatives from Southwest Securities spoke with the principal shareholder of Company X concerning the latest non-binding proposal. The principal shareholder signaled flexibility on moving the valuation upward and expressed a desire to set up a meeting between Access Plans management and the chief executive officer and chief financial officer of Company X. The meeting would take place at Access Plans’ offices in Irving, Texas. The principal shareholder of Company X also indicated that continued business due diligence would drive the final valuation and would allow Company X to provide a more definitive bid.

On February 23, 2011, Access Plans held a meeting in its Irving, Texas offices that included Access Plans management, a representative for the principal shareholder of Company X, the chief executive officer and chief financial officer of Company X, and representatives from Southwest Securities. Company X discussed why Access Plans was viewed as additive to Company X and discussed Company X’s desire to move forward to negotiate a definitive agreement as soon as practicable. Access Plans’ management presented historical and projected financial information, perceived growth opportunities and an overview of management to Company X.

Access Plans received a revised non-binding proposal dated February 27, 2011 from Company X, which we refer to as the “February 27 letter.” The February 27 letter proposed a potential acquisition of Access Plans by Company X for approximately $62.4 million, equating to consideration of approximately $3.00 per share of Access Plans common stock, without any required minimum amount of earnings before interest, taxes, depreciation and amortization, as required in the February 11 Letter. Among other terms, the non-binding proposal included a 60-day restricted or exclusivity period preventing Access Plans from engaging in any discussions with third parties.

After clarification from Access Plans management concerning the specific number of shares of Access Plans common stock and common stock options outstanding, Company X submitted a third revised non-binding proposal dated March 1, 2011 from Company X, which we refer to as the “March 1 letter”. The March 1 letter proposed the acquisition of Access Plans by Company X for $63.2 million, or approximately $3.00 per share of Access Plans common stock, without any required minimum amount of earnings before interest, taxes, depreciation and amortization, as required in the February 11 Letter. The March 1 letter provided for mixed merger consideration of 50% cash and 50% stock of Company X, and Company X indicated a willingness to provide in the definitive agreement a go-shop period that would permit Access Plans to pursue alternative transactions under certain conditions following execution of definitive agreements. On March 2, 2011, a telephonic meeting of the Board was held to further review the rationale for an acquisition transaction, the implied valuation of Access Plans and the other strategic alternatives available to Access Plans. The directors of Access Plans unanimously approved Access Plans’ continued discussions and negotiations with Company X and authorized the execution and delivery to Company X of the 60-day exclusivity period agreement that accompanied the March 1 letter. The exclusivity period agreement was delivered to Company X on March 7, 2011 and the 60-day period commenced on that date.

Over the course of the following three months (i) numerous meetings involving one or more of the Board members and Access Plans’ senior management, representatives of Southwest Securities and Dunn Swan, and representatives of Company X occurred, (ii) due diligence information deliveries were made to Access Plans’ virtual data room in accordance with Company X’s requests, (iii) drafts of the definitive transaction agreements and other related transaction agreements were exchanged, (iv) the terms and conditions were negotiated, and (v) the exclusivity period was extended to May 13, 2011.

On May 26, 2011, a representative of the financial advisor to Company X telephonically informed representatives of Southwest Securities that Company X had determined that it was unlikely that Access Plans and Company X could reach an agreement on the terms and conditions of the proposed merger transaction and that Company X was terminating all further negotiations with Access Plans. The closing price of Access Plans’ common stock on May 26, 2011 was $2.26 per share.

On May 27, 2011, the Board authorized Southwest Securities to pursue a broad process involving contact with multiple potential buyers in a two-step solicitation process of indications of interest followed by letters of intent. The Board was also presented an analysis by senior management of the justification for future consideration of the divesture of Access Plans’

subsidiary, America’s Health Care/Rx Plan Agency, which conducted Access Plans’ insurance marketing operations and which we refer to as the “insurance marketing division,” to be considered as one of Access Plans’ strategic alternatives. Senior management presented the following principal factors supporting the merits of the divesture of the insurance marketing division:

•	changes in the insurance regulatory environment;

•	the insurance marketing division’s strategic incompatibility with the other businesses and operations of Access Plans; and

•	limited or lack of historic profitability of the insurance marketing division.

Following discussion by the Board, no immediate action was taken respecting the insurance marketing division.

Between June 1 and July 20, 2011, Southwest Securities contacted 23 potential strategic buyers, including a subsidiary of Aon, and 94 potential financial buyers. Of these, six strategic buyers and 47 financial buyers signed non-disclosure agreements and requested further detailed information about Access Plans. Of these, Southwest Securities received ten written preliminary indications of interest with “all cash” acquisition values ranging from $2.90 to $4.29 per share of Access Plans common stock. Each indication of interest was subject to various conditions including: (i) further business, financial and legal due diligence; (ii) in the case of potential financial buyers, obtaining third-party debt financing; (iii) in the case of potential financial buyers, the rollover of equity or reinvestment in the acquiring entity of a substantial portion of the cash acquisition consideration to be received by certain executive officers and major shareholders of Access Plans; and (iv) various other financial assumptions, as well as the negotiation of a definitive acquisition agreement. Following receipt of the indications of interest, Southwest Securities, on behalf of the Board, continued to have discussions with three additional strategic buyers, including Affinity, although these strategic buyers had not submitted written indications of interest.

Access Plans directors, representatives of Southwest Securities, Dunn Swan and Mr. Garces met on August 3, 2011. The preliminary indications of interest of each bidder, the indicative share price and key underlying assumptions were reviewed. The Board, in consultation with Southwest Securities, Dunn Swan and Mr. Garces, discussed the potential opportunities and risks associated with each preliminary indication of interest and the relative merits of permitting the related potential buyers to conduct additional due diligence, analysis and investigation. Based on these discussions, the Board decided to invite nine potential financial buyers to participate in second round one-on-one meetings with Access Plans’ senior management during the period from August 4 through August 16, 2011. The Board also decided to continue discussions with the three strategic buyers, including Affinity. Furthermore, the Board amended and restated the charter of the special committee to delegate additional duties and responsibilities to the special committee. The amendments to the special committee charter were intended to specifically address the potential conflicts of interest presented by the preliminary indications of interest from financial buyers in which Access Plans’ senior management serving on the Board would have a continuing equity ownership interest in the acquiring entity.

During the period from July 21 through September 30, 2011, Southwest Securities and Access Plans’ senior management engaged in numerous conversations with the three potential strategic buyers and the nine financial buyers participating in the second round review. On August 31 and September 1, 2011, each potential buyer was requested to confirm its previous indication of interest and to submit a letter of intent preliminarily setting forth the terms and conditions for its proposed acquisition of Access Plans.

During the period between September 14 and September 30, 2011, Access Plans received letters of intent from four potential buyers. Two of the letters of intent were submitted by financial buyers who previously submitted preliminary indications of interest and two of the letters of intent were submitted by strategic buyers, one of which was Affinity. The acquisition values in the letters of intent ranged from approximately $2.83 to $3.70 per share of Access Plans common stock and were preliminary and subject to various conditions. These conditions included: (i) continued, customary business and financial due diligence; (ii) in the case of the financial buyers, the ability to obtain a debt financing commitment from one or more financial institutions; (iii) in the case of the financial buyers, the rollover of equity or reinvestment in the acquiring entity of a substantial portion of the consideration to be received by certain Access Plans’ senior management; (iv) the contract renewal of Access Plans’ largest customer; and (v) the wind down or divestiture of Access Plans’ insurance marketing division.

The non-binding letter of intent from Affinity was delivered on September 29, 2011, and set forth the proposed acquisition of the outstanding Access Plans common stock for a purchase price of up to $59.8 million, assuming an Access Plans cash balance of $14.3 million and no indebtedness at the closing of the proposed acquisition. Affinity also provided Access Plans with an exclusivity agreement providing that Access Plans would exclusively negotiate with Affinity for a period of 30 days from the date of the Affinity letter of intent. Affinity’s proposed acquisition of Access Plans set forth in the letter of intent was also subject to various conditions, as outlined above. The closing price of Access Plans’ common stock on September 29, 2011 was $2.63 per share.

On September 30, 2011, after discussions with representatives from Southwest Securities, Affinity provided Southwest Securities with a revised non-binding letter of intent providing for a purchase price of up to $74.5 million, equating to a purchase price of up to approximately $3.50 per share of Access Plans common stock, assuming an Access Plans cash balance of $14.0 million and no indebtedness at closing. Affinity also supplied Access Plans with an exclusivity agreement providing that Access Plans would exclusively negotiate with Affinity for a period of 30 days from the date of the Affinity letter of intent. Affinity’s proposed acquisition of Access Plans set forth in the letter of intent was also subject to various conditions, as outlined above.

On October 4, 2011, the Access Plans special committee retained as its independent legal counsel Haynes and Boone LLP (“Haynes and Boone”) to advise the special committee. Haynes and Boone was engaged to advise regarding those acquisition proposals from financial buyers in which potential conflicts of interest arose due to Access Plans’ senior management who also served on the Board acquiring an equity ownership interest in the acquiring entity.

On October 6, 2011, the Board, including the members of the special committee, together with representatives of Southwest Securities, Dunn Swan and Haynes and Boone, and Mr. Garces, met to review each of the letters of intent including the identities of each bidder, the per share acquisition price and the key underlying assumptions. The potential opportunities and risks associated with each letter of intent were discussed and considered, including the offered price per share of Access Plans common stock, financing contingencies, estimated period to complete the transaction, and required reinvestment in the acquirer of a substantial portion of the transaction consideration by Access Plans executive officers. Representatives from Southwest Securities provided a detailed overview of the process in the preceding months, including the number of prospective strategic and financial buyers who were contacted, the resulting meetings, the initial bids and the subsequent letters of intent. Thereafter, the Board, including members of the special committee, allowed members of Access Plans management, including Messrs. Wright and Wimberley, who are also significant Access Plans shareholders, the opportunity to express their views on the letters of intent. Messrs. Wright and Wimberley expressed concern over the acquisition proposal provided by each of the financial buyers that was contingent upon (i) the acquiring entity obtaining significant debt financing commitments in order to accomplish the funding of the proposed acquisition transaction and (ii) in each case, requiring a significant rollover of equity or reinvestment in the acquiring entity of a substantial amount of the acquisition consideration to be received by Access Plans’ senior management, including Messrs. Wright and Wimberley. Messrs. Wright and Wimberley specifically were concerned about the risks presented by the financial buyers’ proposals related to (i) burdening the acquiring entity with substantial indebtedness, (ii) the ability or inability of the acquiring entity to obtain the required acquisition debt financing, without which a private equity firm could not close the proposed transaction, and (iii) the impact that the acquisition debt might have on the ongoing acquiring entity’s financial operating performance. After discussion with Access Plans’ senior management and the Board, the Board meeting was adjourned. Subsequently, members of the special committee met with, representatives of Southwest Securities, Dunn Swan, and Haynes and Boone and discussed the letters of intent. After further discussion and analysis, the special committee concluded that, based upon the prior discussion with the other members of the Board, the unwillingness, in the case of a transaction with a financial buyer, of Messrs. Wright and Wimberley and Susan Matthews, each of whom is an executive officer and a significant Access Plans shareholder, to rollover or reinvest in the acquirer a substantial portion of the consideration they would receive in the transaction and the estimated period to complete the other proposed transactions, the terms and conditions of Affinity’s proposed offer set forth in Affinity’s letter of intent were superior to the other letters of intent received by Access Plans and in the best interest of Access Plans and its shareholders. The special committee unanimously approved a motion recommending that the Board authorize Access Plans to enter into a 30-day exclusivity agreement with Affinity providing that Access Plans would exclusively negotiate with Affinity in order to negotiate more definitive terms and conditions of the Affinity proposed acquisition transaction. At the conclusion of the special committee meeting, the Board reconvened and unanimously adopted the recommendation of the special committee and authorized Access Plans to enter into Affinity’s proposed 30-day exclusivity agreement, which was delivered to Affinity on October 10, 2011. On October 7, 2011, the closing sale of the Access Plans common stock was $2.62 per share.

Commencing October 7, 2011 and continuing over the course of the next few weeks, Affinity and its representatives and advisors were provided access to the Access Plans confidential virtual data room to facilitate Affinity’s due diligence requests.

The Access Plans directors, including members of the special committee, representatives of Southwest Securities, Dunn Swan, and Haynes and Boone, and Mr. Garces met on November 3, 2011. The special committee was provided an update on Affinity’s due diligence efforts and the likelihood of adhering to the agreed upon timeline. Representatives of Southwest Securities reaffirmed that they believed that Affinity was committed to continued due diligence in order to confirm a purchase price of up to $3.50 per share of Access Plans common stock. Representatives of Southwest Securities also expressed their belief that a request from Affinity for an extension of the exclusivity period was likely.

On or about November 10, 2011, Access Plans received a letter from Affinity requesting an extension of the exclusivity period until November 23, 2011. The letter stated that an extension of the exclusivity period would allow Affinity to continue with due diligence regarding certain open issues including (i) the insurance marketing division wind-down or divestiture, (ii) the transfer to a third party of Access Plans’ underwriting activities and (iii) the possible transfer to a third party of certain of Access Plans’ administrative services. Access Plans did not sign Affinity’s letter requesting extension of the exclusivity period, but considered the exclusivity period to have been extended for purposes of ongoing negotiations with Affinity.

On December 2, 2011, Affinity submitted to Access Plans a revised, non-binding letter of intent, which we refer to as the “December 2 letter”, detailing an offer with a purchase price of up to $66.6 million, equating to a purchase of up to approximately $3.14 per share of Access Plans common stock, assuming a cash balance of $14.1 million and no debt at closing, and included a “true up” mechanism that would adjust the preliminary offer of $3.14 per share based on the “net cash” position of Access Plans at the time of closing. The December 2 letter was subject to various business, financial and due diligence conditions, including the requirement that Access Plans divest its insurance marketing division prior to closing of the merger. The December 2 letter did not mention specific reasons explaining the reduction of the formerly proposed purchase price of up to $3.50 per share of Access Plans common stock. Following submission of the December 2 letter, Affinity informed representatives of Southwest Securities that Affinity was only willing to negotiate a higher valuation based upon Access Plans’ justification of its forecasted operating results. A meeting to discuss Access Plans’ forecast, as well as Affinity’s assumptions behind its reduced purchase price, was tentatively scheduled, pending authorization by the Board.

Members of the special committee, together with the other Access Plans directors, representatives of Southwest Securities, Dunn Swan and Haynes and Boone met telephonically on December 6, 2011 for an update and consideration of Affinity’s December 2 letter. A due diligence progress report was provided and the parties were advised of a proposed meeting with representatives of Affinity to take place on December 7. The other letters of intent were reviewed and compared to the terms and conditions of Affinity’s December 2 letter. Furthermore, there was a discussion comparing Affinity’s acquisition offer to the publicly-

available financial terms of precedent acquisition transactions generally comparable to Affinity’s acquisition offer. The Board approved the meeting between Access Plans and representatives of Affinity to discuss Affinity’s reasons for the reduced purchase price offered in the December 2 letter and to negotiate an increase in the offered purchase price. Because Affinity’s acquisition offer did not give rise to the potential conflicts of interest that characterized the acquisition offers of the financial buyers, the Board thereafter assumed responsibility for the evaluation and negotiation of Affinity’s acquisition offer.

On December 7, 2011, members of Access Plans management, and representatives of Affinity and representatives of Southwest Securities met and discussed Access Plans’ financial forecasts, and further negotiated the proposed purchase price of the Access Plans common stock. Affinity orally agreed to an increased purchase price of $3.26 per share of Access Plans common stock with the requirement of cash in excess of $13.5 million upon closing of the transaction.

Members of the Board, representatives of Southwest Securities and Haynes and Boone and Mr. Garces met telephonically on December 8, 2011. Senior management and the representatives of Southwest Securities discussed the December 7 meeting with Affinity and the resulting increased offer from Affinity. The Board was presented with an overview of the financial analysis presentation of Affinity at the December 7 meeting, which included financial forecasts that were lower than those presented earlier to Affinity by Access Plans. A representative of Southwest Securities informed the Board that, during the December 7 meeting, Affinity stated that, based on its analysis, it was not able to validate the financial forecasts provided by Access Plans. The Board discussed Access Plans’ financial forecast and the difficulties with substantiating the future opportunities that were part of Access Plans’ financial forecast.

The Board once again reviewed the other letters of intent from strategic and financial buyers received in September 2011 and the relative strengths of those bids. Messrs. Wright and Wimberley informed the Board that after having participated in the process with all the financial buyers and learning more about how each would structure Access Plans’ future operations, in contrast with a strategic buyer such as Affinity, they and Ms. Matthews were not interested in pursuing a transaction that required them to rollover or reinvest a substantial amount of their transaction proceeds in a business that would be significantly leveraged. They indicated that based on discussions with the financial buyers making bids and representatives of Southwest Securities, Messrs. Wright and Wimberley did not believe that those potential financial buyers would be willing to reduce the required rollover of equity or reinvestment or reduce the projected debt level. Of the two strategic buyers that submitted letters of intent, the Board concluded that Affinity’s offer, as set forth in its letter of intent, was the best offer received, as the offer provided for a firm cash amount per share of Access Plans common stock and was not subject to any extraordinary contingency, such as the need to obtain capital resources. Affinity had also substantially completed its due diligence. Conversely, while the other strategic buyer’s offer was for a purchase price of $3.25 to $3.50 per share, the price was subject to final determination based upon further due diligence, which the Board was concerned could potentially result in a lowering of the purchase price. The other strategic buyer’s offer was also contingent upon that buyer successfully completing an initial public offering of its securities prior to closing the proposed acquisition of Access Plans. This contingency, in the judgment of the Board, presented a significant risk that the proposed acquisition transaction by that buyer would not be completed or, if completed, a substantial period of time would pass before the acquisition of Access Plans could be completed.

Based on the foregoing and after further discussion and analysis, the Board concluded that the Affinity offer remained preferable to the offers from the other potential buyers. The Board authorized further discussions with Affinity to determine whether Affinity would increase its price from the December 7 offer of $3.26 per share to at least $3.30 per share of Access Plans common stock. In addition, as an incentive for the increase in the per share price, the Board authorized Access Plans to agree to having cash in excess of $15.0 million upon closing of the transaction, which was higher than the projected $13.5 million cash amount previously projected by management and orally agreed by Affinity at the December 7 meeting. A representative of Southwest Securities then contacted Affinity to negotiate a higher price, consistent with the Board’s authorization.

On December 13, 2011 Affinity delivered to Access Plans a revised letter of intent, which increased the purchase price to up to $70.102 million, equating to a purchase price of up to $3.30 per share of Access Plans common stock, assuming a cash balance of $15.0 million and no debt at closing of the Merger, and included a “true up” mechanism that would adjust the purchase price based on the net cash position of the Access Plans at the time of closing. The revised letter of intent also provided for an exclusivity period that extended to March 31, 2012. On December 14, 2011, Access Plans executed and delivered to Affinity the revised letter of intent.

From December 14, 2011 until the execution of the Merger Agreement on February 24, 2012, Access Plans and Affinity and their respective representatives and legal and financial advisors regularly met telephonically, exchanged numerous drafts of the Merger Agreement and other transaction documents, and engaged in negotiations concerning the terms of the Merger Agreement and other transaction documents. Also, Affinity continued to conduct its due diligence during that period.

On February 7, 2012, Access Plans held its regularly scheduled Board meeting, which was attended by a representative of Dunn Swan, and two advisory directors, Robert Garces and Thomas Kiser. Mr. Kiser is an employee of Access Plans, general advisor to the Board, and has extensive experience in the discount medical card industry. Each of Messrs. Garces and Kiser has served in the capacity as an advisory director since 2007. Mr. Denison, Access Plans’ Executive Vice President and General Counsel, briefly reviewed with the Board the terms of the January 27, 2012 draft of the proposed Merger Agreement and the other related transaction documents. A representative of Southwest Securities, who had joined the Board meeting following discussion of agenda items that did not relate to the proposed transaction with Affinity, indicated that negotiation of the terms of the Merger Agreement was satisfactorily progressing. The Board discussed a number of the provisions of the Merger Agreement. The Board indicated that it was satisfied with the negotiation progress and instructed Access Plans’ management to continue negotiation of the definitive terms of the Merger Agreement. The Board requested that Southwest Securities be in a position to render its fairness opinion at the next Board meeting scheduled for February 20, 2012.

Furthermore, the Board was updated regarding negotiation of the terms and conditions of the proposed stock purchase agreement related to the sale of Access Plans’ subsidiary, America’s Health Care/Rx Plan Agency, Inc., to Reliant Financial Group LLC and the financial impact of the sale.

On February 20, 2012, Access Plans held a telephonic Board meeting, which was attended by representatives of Southwest Securities and Dunn Swan, and the two advisory directors. The representatives and Mr. Denison reviewed with the Board the terms of the February 16, 2012 draft of the proposed Merger Agreement and the other related transaction documents. Senior management and the representatives of Southwest Securities updated the directors on the status of the Merger Agreement and the other transaction agreements and the related negotiations. Representatives of Southwest Securities then delivered to the Board the oral opinion of Southwest Securities (which was subsequently confirmed in writing) that the proposed Per Share Merger Consideration payable pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of Access Plans common stock (other than the shares of Access Plans common stock owned by Affinity, Merger Sub or Access Plans, or any wholly-owned subsidiary of Affinity or Access Plans, and other than shares as to which any appraisal rights are properly exercised). Following the delivery of Southwest Securities’ oral opinion, the Access Plans executive officers and directors expressed a willingness to execute and deliver to Access Plans written consents representing majority shareholder approval and adoption of the Merger Agreement as a shareholder approval alternative as contemplated in the Merger Agreement. Thereafter, the Board unanimously determined that the Merger Agreement and Merger and other the transactions contemplated in the Merger Agreement were advisable and fair to, and in the best interests of, Access Plans and its shareholders, approved the Merger Agreement and the Merger and the other transactions contemplated in the Merger Agreement, and resolved to recommend that the Access Plans shareholders vote in favor of approval and the adoption of the Merger Agreement and the Merger contemplated in the Merger Agreement.

During the period from February 20, 2012 to February 24, 2012, Access Plans and Affinity continued to negotiate the terms of the Merger Agreement.

On February 24, 2012, a special telephonic meeting of the Board (including members of the special committee) was held and attended by a representative of Dunn Swan. The representative and Mr. Denison reviewed with the Board the terms of the proposed Merger Agreement and the other related transaction agreements and documents, as modified since the February 16, 2012 draft. Thereafter, the Board (including members of the special committee) unanimously approved, ratified and adopted the Merger Agreement and Merger and other the transactions contemplated in the Merger Agreement on the basis that the Merger Agreement was advisable and fair to, and in the best interests of, the Access Plans and its shareholders, subject to certain modifications that were believed to be not material.

Later in the evening of February 24, 2012, Access Plans and Affinity executed the Merger Agreement.

Recommendation of the Board and Its Reasons for the Merger

The Board believes that the Merger Agreement and the transactions contemplated in the Merger Agreement, including the Merger, are advisable and in the best interests of Access Plans and its shareholders. Accordingly, the Board unanimously approved, ratified and adopted the

Merger Agreement and the transactions contemplated in the Merger Agreement and unanimously recommended that Access Plans shareholders approve and adopt the Merger Agreement and the transactions contemplated in the Merger Agreement, including the Merger.

As described above under “The Merger–Background of the Merger,” the Board, prior to and in reaching its decision at a meeting on February 20, 2012 to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, which approval was reaffirmed on February 24, 2012, consulted with Access Plans’ senior management, directors and financial and legal advisors, reviewed publicly available information relating to Affinity and its business and operations, and considered a variety of factors weighing positively in favor of the Merger, including the following:

•

the value to be received by holders of Access Plans common stock in the Merger, including the fact that, based on the closing price of Access Plans common stock on February 23, 2012 (the last trading day preceding the meeting of the Board), the Per Share Merger Consideration of up to $3.30 represented a premium of 18.3% based on the closing stock price of $2.79 per share of common stock on February 23, 2012, a premium of approximately 23.3% based on the $2.65 average price of Access Plans common stock for the 30-trading-day period ended February 23, 2012, and a premium of approximately 302.4% to the closing price of $0.82 on November 10, 2010, the last trading day preceding our public announcement of our intention to explore strategic alternatives;

•

the fact that the Per Share Merger Consideration is payable in cash and thus provides immediate liquidity that cannot be easily obtained given the current limited trading market of the Access Plans common stock;

•

the Board’s analysis, with the assistance of Southwest Securities, of other strategic alternatives for Access Plans, including continued growth as an independent company and the potential to acquire, be acquired or combine with other third parties;

•

the risk-adjusted probabilities associated with achieving Access Plans’ long-term strategic plan as a standalone company in light of current economic and market conditions generally and the concentration of revenues (accentuated by the sale of Access Plans’ insurance marketing division) in a single client, the slowing of revenue growth as certain legacy business has begun a run-off phase, the potential increased competition in its core businesses, and their potential impact on Access Plans’ market value, as compared to the relative certainty afforded to Access Plans shareholders by the opportunity to receive the Per Share Merger Consideration;

•

the Board’s belief that entering into the Merger Agreement affords the best opportunity to maximize value for Access Plans shareholders compared to other acquisition alternatives previously considered by the Board;

•	the Board’s belief that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants and the conditions to their respective obligations, are fair and reasonable;

•

the Board’s belief that the terms of the Merger Agreement, taken as a whole, provide a significant degree of certainty that the Merger will be completed, including (i) the conditions required to be satisfied prior to completion of the Merger, (ii) no financing condition, and (iii) the limited circumstances in which Affinity may terminate the Merger Agreement;

•

the fact that Access Plans’ executive officers and directors had prior to signing the Merger Agreement, indicated a willingness to execute and deliver to Access Plans written consents representing majority shareholder approval and adoption of the Merger Agreement;

•

the fact that those Access Plans shareholders who did not execute and deliver the written consents will have the right to demand appraisal of the fair value of their share of Access Plans common stock under the OGCA, subject to the provisions of the Merger Agreement; and

•

the written opinion of Southwest Securities, dated February 20, 2012, to the effect that, as of that date and based on and subject to the matters described in the opinion, the Per Share Merger Consideration was fair, from a financial point of view, to holders of shares of Access Plans common stock (other than shares of Access Plans common stock owned by Affinity or Access Plans or Merger Sub, or any wholly-owned subsidiary of Affinity or Access Plans; or as to which the holder properly exercises appraisal rights). The full text of the written opinion of Southwest, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex B hereto and is incorporated by reference in its entirety into this Information Statement. A discussion of the presentation and opinion of Southwest Securities appears in the section below entitled “—Opinion of Financial Advisor.”

In addition to these factors, the Board also considered the potential adverse impact of other factors weighing negatively against the Merger, including, without limitation, the following:

•	the fact that the Merger might not be completed in a timely manner or at all in the event of a failure of any conditions to closing;

•

the risks and substantial costs to Access Plans if the Merger is not completed, including the diversion of management and employee attention, and the potential adverse effect on Access Plans’ customer and other commercial relationships, including the continued development of those relationships;

•

the fact that some of Access Plans’ directors and executive officers may have interests in the Merger that are different from, or in addition to, those of other Access Plans shareholders generally, including certain interests arising from the employment and compensation arrangements of Access Plans’ executive officers, and the manner in which they would be affected by the Merger, as described more fully in the section below entitled “–Interests of Access Plans’ Directors and Executive Officers in the Merger” beginning on page 48;

•

the requirement that Access Plans pay to Affinity a termination fee in the amount of $2.8 million and reimburse Affinity for its transaction expenses up to a total of $750,000, in certain circumstances specified in the Merger Agreement, which the Board understood, while potentially having the effect of discouraging third parties from proposing a competing business combination transaction, were conditions to Affinity’s willingness to enter into the Merger Agreement and were reasonable in light of, among other things, the anticipated benefits of the Merger to Access Plans shareholders; and

•	the fact that the receipt of the Per Share Merger Consideration would be a taxable transaction to Access Plans shareholders for U.S. federal income tax purposes.

The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but, rather, includes the material factors considered by the Board. In reaching its decision that the Merger Agreement and the Merger and other transactions contemplated thereby were advisable and in the best interests of Access Plans shareholders, and in approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Board considered all these factors as a whole, including discussions with, and questioning of, Access Plans management, members of the special committee and Access Plans’ financial and legal advisors, and overall considered the factors to be favorable to, and to support, its decision.

For the reasons set forth above, the Board unanimously determined that it was advisable and in the best interests of Access Plans shareholders for Access Plans to enter into the Merger Agreement and to consummate the Merger and other transactions contemplated thereby, approved the Merger Agreement, directed that in the absence of the ability to deliver to Affinity the shareholder consents constituting majority shareholder approval and adoption of Merger Agreement, the proposal to adopt the Merger Agreement be submitted to the Access Plans shareholders for approval and adoption in accordance with applicable law, and recommended that the Access Plans shareholders approve and adopt the Merger Agreement.

This explanation of Access Plans’ reasons for the Merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described under “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 12.

Opinion of Financial Advisor

Southwest Securities was retained to act as financial advisor to Access Plans in connection with the transactions described in this Information Statement. In connection with this engagement, Access Plans requested Southwest Securities to evaluate the fairness, from a financial point of view, to the holders of the common stock of Access Plans of the Per Share Merger Consideration payable pursuant to the Merger Agreement. On February 20, 2012, at a meeting of the Board, Southwest Securities rendered to the Board its oral opinion, which was confirmed by delivery of its written opinion dated as of February 20, 2012, to the effect that, as of that date and based on and subject to the matters described in its opinion, the Per Share Merger Consideration payable pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of the Access Plans common stock (other than shares of Access Plans common stock owned by Affinity, Merger Sub or Access Plans, or any wholly-owned subsidiary of Affinity or Access Plans, and other than shares as to which any appraisal rights are properly exercised). In rendering its opinion, Southwest Securities did not assign any value to, or otherwise take account of, the Special Dividend that may be paid to Access Plans shareholders in accordance with the terms of the Merger Agreement.

The full text of Southwest Securities’ written opinion, dated as of February 20, 2012, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this Information Statement as Annex B and is incorporated by reference in its entirety into this Information Statement. You are urged to read the opinion carefully and in its entirety. Southwest Securities’ opinion was directed to the Board in connection with its evaluation of the Per Share Merger Consideration from a financial point of view and does not address any other aspects or implications of the Merger. Southwest Securities’ opinion is not intended to be and does not constitute a recommendation to any shareholder with respect to, any matters relating to the proposed Merger. Southwest Securities’ opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Access Plans or the underlying business decision of Access Plans to effect the Merger. The following is a summary of Southwest Securities’ opinion and the methodology that Southwest Securities used to render its opinion.

In the course of performing its review and analysis for rendering the opinion, Southwest Securities among other things:

•	reviewed a draft of the Merger Agreement dated February 16, 2012 and certain related documents;

•

reviewed and analyzed certain publicly available financial and other data with respect to Access Plans, including without limitation Access Plans’ Annual Report on Form 10-K for the year ended September 30, 2011 and Quarterly Report on Form 10-Q for the quarter ended December 31, 2011, as well as and certain other historical operating data relating to Access Plans made available to it from published sources and from the internal records of Access Plans;

•	conducted discussions with members of the senior management of Access Plans with respect to the business prospects and financial outlook of Access Plans;

•	visited the business offices of Access Plans;

•	reviewed current and historical market prices and trading activity of the common stock of Access Plans;

•	compared certain financial information for Access Plans with similar information for certain other companies, the securities of which are publicly traded;

•	reviewed the financial terms, to the extent publicly available, of selected precedent transactions that it deemed generally comparable to Access Plans and the Merger; and

•	conducted such other financial studies, analyses and investigations and considered such other information as it deemed appropriate.

In rendering its opinion, Southwest Securities relied upon and assumed, without independent verification, the accuracy and completeness of all data, material, and other information furnished or otherwise made available to it, discussed with it or reviewed by it, or that was publicly available, and did not assume responsibility for or with respect to such data, material, or other information. Southwest Securities did not perform an independent evaluation, physical inspection or appraisal of any of the assets or liabilities (contingent or otherwise) of Access Plans, and has not been furnished with any such evaluations, inspections or appraisals. Southwest Securities did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Access Plans is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Access Plans is or may be a party or is or may be subject. Southwest Securities assumed that the financial analyses and forecasts provided to it were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Access Plans as to the future financial performance of Access Plans, and it assumed no responsibility for and expressed no view as to such analyses and forecasts or the assumptions on which they were based. Southwest Securities further relied on the assurances of management of Access Plans that they are unaware of any facts that would make such business prospects and financial outlook incomplete or misleading. Southwest Securities has assumed the accuracy of the representations and warranties contained in the Merger Agreement and all related agreements. Southwest Securities also assumed, upon the advice of Access Plans, that all material governmental, regulatory and third party approvals, consents and releases for the Merger will be obtained within the constraints contemplated by the Merger Agreement and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement of the Merger Agreement.

The opinion was necessarily based on economic, market and other conditions as in effect on, and information available to it, as of February 20, 2012. Southwest Securities assumed no responsibility for updating or revising its opinion based on events or circumstances that may occur after the date of the opinion. In addition, Southwest Securities expressed no opinion as to the price at which shares of the Access Plans common stock will trade at any time following the announcement of the Merger. The opinion addresses solely the fairness of the financial terms of the proposed Per Share Merger Consideration and does not address any other terms or agreement relating to the Merger or any other matters pertaining to Access Plans.

The opinion was furnished solely for the use and benefit of the Board in connection with its consideration of the Merger and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without Southwest Securities’ express, prior written consent. The opinion should not be construed as creating any fiduciary duty on the part of Southwest Securities to any party. Southwest Securities has consented to the inclusion of its opinion in this Information Statement.

Southwest Securities’ opinion does not constitute legal, regulatory, accounting, insurance, tax or other similar professional advice, and does not address or express an opinion regarding:

•	the underlying business decision of the Board or Access Plans shareholders to proceed with or effect the Merger;

•	the fairness of any portion or aspect of the Merger not expressly addressed in the opinion;

•	the fairness of any portion or aspect of the Merger to the creditors or other constituencies of Access Plans other than those set forth in the opinion;

•	the relative merits of the Merger as compared to any alternative business strategies that might exist for Access Plans or the effect of any other transaction in which Access Plans might engage;

•	the tax or legal consequences of the Merger to either Access Plans or its security holders;

•	how any security holder should act or vote, as the case may be, with respect to the Merger;

•	the solvency, creditworthiness or fair value of Access Plans or any other participant in the Merger under any applicable laws relating to bankruptcy, insolvency or similar matters;

•	the fairness of the amount or nature of the compensation to any of Access Plans’ officers, directors, or employees relative to the compensation to the other security holders of Access Plans; or

•

consideration paid, or not paid, with respect to any Access Plans common stock owned by Affinity, Merger Sub or Access Plans, or any wholly-owned subsidiary of Affinity or Access Plans, or any of the Access Plans common stock with respect to which the holder properly exercises appraisal rights.

The opinion was approved by the fairness opinion committee of Southwest Securities.

Summary of Southwest Securities’ Analyses

In preparing its opinion, Southwest Securities performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Southwest Securities believes that its analyses must be considered as a whole. Considering any portion of Southwest Securities’ analyses or the factors considered by Southwest Securities, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in Southwest Securities’ opinion. In addition, Southwest Securities did not attribute any particular weight to any analysis, but instead made qualitative judgments about the significance and relevance of each such analysis so that the range of valuations resulting from any particular analysis described below should not be taken to be Southwest Securities’ view of Access Plans’ actual value. Accordingly, the conclusions reached by Southwest Securities are based on all analyses and factors taken as a whole and also on the application of Southwest Securities’ own experience and judgment.

In performing the analyses, Southwest Securities necessarily took into consideration factors related to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond Access Plans’ and Southwest Securities’ control. The analyses performed by Southwest Securities are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the per share value of the Access Plans common stock do not purport to be appraisals or to reflect the prices at which the Access Plans common stock may actually be sold. The analyses performed were prepared solely as part of Southwest Securities’ analysis of the fairness, from a financial point of view, of the proposed Per Share Merger Consideration to be received by holders of the Access Plans common stock pursuant to the Merger Agreement, and were provided to the Board in connection with the delivery of Southwest Securities’ opinion.

The following is a summary of the material financial and comparative analyses performed by Southwest Securities in connection with Southwest Securities’ delivery of its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Southwest Securities’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Southwest Securities’ financial analyses.

Historical Stock Trading Analysis

Southwest Securities analyzed the up to $3.30 cash per share of the Access Plans common stock to be paid to the holders of shares of Access Plans common stock pursuant to the Merger Agreement in relation to the closing price of shares of Access Plans common stock on February 16, 2012, the intraday high and low prices of shares of Access Plans common stock for the 52-week period ended February 16, 2012, and the average price of shares of Access Plans common stock during the 30-day, 60-day, 90-day and one-year periods ended February 16, 2012. This analysis was undertaken to assist the Board in understanding the Per Share Merger Consideration compared to recent historical market prices of the common stock.

This analysis indicated that the up to $3.30 cash per share of common stock to be paid to the holders of the Access Plans shares of common stock pursuant to the Merger Agreement represented:

•	a premium of 22.2% based on the closing stock price of $2.70 per share of common stock on February 16, 2012;

•	a premium of 25.9% based on the average closing price of $2.62 per share of common stock during the 30-day period ended February 16, 2012;

•	a premium of 29.6% based on the average closing price of $2.55 per share of common stock during the 60-day period ended February 16, 2012;

•	a premium of 28.9% based on the average closing price of $2.56 per share of common stock during the 90-day period ended February 16, 2012;

•	a premium of 38.2% based on the average closing price of $2.39 per share of common stock during the one-year period ended February 16, 2012;

•	a premium of 112.9% based on the intraday low market price of $1.55 per share of common stock on March 22, 2011 for the 52-week period ended February 16, 2012; and

•	a premium of 13.8% based on the intraday high market price of $2.90 per share of common stock on October 21, 2011 for the 52-week period ended February 16, 2012.

Southwest Securities also analyzed the up to $3.30 per share consideration in relation to the range of closing prices of Access Plans’ common stock for the one-year, three-year and five-year periods ending February 16, 2012 and noted the Per Share Merger Consideration exceeded all closing prices during each such period. Southwest Securities also presented a stock price histogram for the one-year and three-year periods ended February 16, 2012, illustrating that 100% of the trading activity in the Access Plans common stock occurred at prices below $3.30 per share.

Comparable Company Analysis

Southwest Securities reviewed and analyzed certain financial information, public market valuation multiples and market trading data relating to six selected comparable publicly-traded customer loyalty/membership rewards or protection product providers. Southwest Securities then compared such information to the corresponding information for Access Plans. No company used in this analysis is identical to Access Plans. The selected group of comparable companies was as follows:

•	Groupe Aeroplan Inc. (d/b/a Aimia)

•	Assurant, Inc.

•	Interval Leisure Group, Inc.

•	Intersections Inc.

•	United Online, Inc.

•	World Acceptance Corporation

Although none of the selected customer loyalty/membership rewards providers or protection product providers is directly comparable to Access Plans, the companies included were chosen because they are publicly-traded companies in the customer loyalty/membership rewards or protection product industries with operations and/or business drivers that for the purposes of this analysis may be considered similar to the operations and business drivers of Access Plans. Criteria for selecting comparable companies included similar lines of business, markets of operation, customers and other business and financial considerations (e.g., business drivers, business risk and financial performance).

In the analysis, Southwest Securities reviewed, among other things, enterprise values of the selected publicly-traded companies, calculated as equity values based on closing stock prices as of February 16, 2012, plus debt, minority interest and preferred stock, less cash, as a multiple of estimated revenues and EBITDA for the calendar years 2011 and 2012 (unless otherwise noted). Southwest Securities utilized revenues and EBITDA because the metrics are commonly used when evaluating companies in the customer loyalty/membership rewards and protection product industries. The estimated financial data of the selected publicly-traded companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Estimated financial data of Access Plans were based on actual results for calendar year 2011 and based on management’s forecast estimate for the calendar year 2012 (excluding Access Plans’ insurance marketing division, AHCP). The analysis yielded the following mean and median enterprise value/revenues and enterprise value/EBITDA multiples for the six selected customer loyalty/membership rewards providers and protection product providers, as compared to those of Access Plans based on both the closing price of the Access Plans common stock at February 16, 2012 and the Per Share Merger Consideration.

Enterprise Value/Revenues
	2011E	2012E
Comparable Companies:
Mean	1.3x	1.2x
Median	0.9x	0.9x

Access Plans:
February 16, 2012 closing price ($2.70 per share)	1.2x	1.0x
Based on the maximum merger consideration ($3.30 per share)	1.6x	1.3x

Enterprise Value/EBITDA
	2011E	2012E
Comparable Companies:
Mean	5.7x	5.5x
Median	5.9x	5.9x

Access Plans:
February 16, 2012 closing price ($2.70 per share)	3.6x	2.9x
Based on the maximum merger consideration ($3.30 per share)	4.7x	3.8x

Based on the foregoing, this analysis indicated the following implied per share equity value reference range for Access Plans (exclusive of its insurance marketing division (AHCP)), as compared to the Per Share Merger Consideration of $3.30:

Implied Per Share Equity

Value Reference Range

$2.25—$4.72

Southwest Securities also noted that the enterprise value/EBITDA multiple of Access Plans from January 1, 2007 to September 30, 2011 averaged 2.1x less than the average enterprise value/EBITDA multiple of the group of comparable companies used in the analysis.

Southwest Securities selected the companies reviewed in this analysis because, among other things, such companies operate similar businesses to Access Plans. However, no selected company is identical to Access Plans. Accordingly, Southwest Securities believes that purely quantitative analyses are not, in isolation, determinative in the context of the Merger and that qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Access Plans and the selected companies that could affect the public trading values of each also are relevant.

Additionally, Southwest Securities noted that in the course of Access Plans’ valuation discussion with Affinity, Affinity took the position that Access Plans’ fiscal year 2011 EBITDA should be reduced to reflect the elimination of EBITDA generated from certain legacy customers that are no longer actively marketing Access Plans’ products. Accordingly, Affinity took the position that Access Plans’ fiscal year 2011 EBITDA should be reduced from $11.3 million (exclusive of its insurance marketing division (AHCP)) to $9.8 million. Southwest Securities noted that on this basis, the Per Share Merger Consideration represented an enterprise value/EBITDA multiple of approximately 5.6x.

Selected Precedent Transactions Analysis

Using publicly available information, Southwest Securities examined financial information relating to the following 10 transactions of various transaction sizes, announced over the last seven years involving customer loyalty/membership rewards providers. These transactions were selected generally because they involve target companies with similar industry focus and business drivers to Access Plans. The announcement dates and transactions were as follows:

Date Announced	Acquirer	Target
04/25/11	Epsilon Data Management, LLC	Aspen Marketing Service, Inc.
01/31/11	MidOcean Partners	Pre-Paid Legal Services, Inc.
01/18/11	Affinion Group, Inc.	webloyalty.com, Inc.
08/11/10	Fortress Investment Group, LLC	American General Finance, Inc.
07/09/10	Equity Group Investments, LLC	Rewards Network, Inc.
05/21/10	Affinion Group, Inc.	Connexions Loyalty Travel, LLC
03/22/07	Investor Consortium	Vertrue, Inc.
06/09/06	Intersections, Inc.	Chartered Marketing Services, Inc.
03/20/06	Vista Group Holdings, LLC	Outlook Group Corporation
07/26/05	Apollo Management, L.P.	Affinion Group, Inc.

Southwest Securities reviewed transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company’s latest 12 months revenues and EBITDA. Financial data of the selected transactions were based on publicly available information at the time of announcement of the transaction. This analysis indicated the following multiple ranges:

	Enterprise Value/ LTM Revenues	Enterprise Value/ LTM EBITDA
Low	0.6x	5.1x
Mean	1.3x	7.4x
Median	1.3x	7.4x
High	2.8x	8.8x

Based on the foregoing, this analysis indicated the following implied per share equity value reference range for Access Plans (exclusive of its insurance marketing division (AHCP)), as compared to the Per Share Merger Consideration of $3.30:

Implied Per Share Equity

Value Reference Range

$1.73 — $5.54

No company, business or transaction used in this analysis is identical to Access Plans or the Merger. In addition, an evaluation of the results of this analysis is not entirely mathematical. This analysis involves considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Access Plans and the Merger were compared.

Discounted Cash Flow Analysis

Southwest Securities performed a discounted cash flow analysis of Access Plans, which is a valuation methodology used to derive a valuation of a company or asset by calculating the “present value” of estimated future cash flows of the company or asset. “Future cash flows” refers to projected unlevered free cash flows of the business. Southwest Securities’ analysis did not take into account possible synergies that may be realized as a result of the Merger as part of this analysis. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capital structure, income taxes, expected returns and other appropriate factors. Southwest Securities calculated the discounted cash flow value for Access Plans as the sum of the net present value of:

•	the estimated future cash flow that Access Plans (exclusive of its insurance marketing division) is annually projected to generate for the period of September 30, 2012 through September 30, 2016, and

•	the estimated value of Access Plans (exclusive of its insurance marketing division) at the end of such period, or terminal value.

The estimated future cash flow was based on management forecast estimates, which are set forth in more detail in the section below entitled “Financial Forecasts” beginning on page 73. For its calculations, Southwest Securities used discount rates ranging from 15.0% to 19.0%, reflecting an estimate of the weighted average cost of capital of Access Plans. The terminal value was calculated using various exit EBITDA multiples ranging from 3.5x to 5.5x. The exit EBITDA multiples for Access Plans were selected by Southwest Securities by reference to historical enterprise value/EBITDA trading multiples calculated for Access Plans, as well as the enterprise value/EBITDA trading multiples of the selected comparable publicly-traded customer loyalty/membership rewards providers and protection product providers that Southwest Securities, based on its professional judgment, deemed comparable to Access Plans for purposes of this analysis. The exit EBITDA multiples were then applied to estimated EBITDA for the projected fiscal year ended September 30, 2016.

Based on the foregoing, this analysis indicated the following implied per share equity value reference range for Access Plans (exclusive of its insurance marketing division (AHCP)) compared to the Per Share Merger Consideration of $3.30:

Implied Per Share Equity

Value Reference Range

$3.61 — $4.90

Premiums Paid Analysis

Using publicly available information, Southwest Securities analyzed the premiums offered in (i) selected publicly-traded merger and acquisition transactions since January 1, 2005, having a transaction value in the range of $25 million to $500 million and (ii) transactions of various transaction sizes, announced since January 1, 2005, involving customer loyalty/membership rewards providers. For each of these transactions, Southwest Securities calculated the premium represented by the offer price over the target company’s closing share price one day, one week and one month prior to the transaction’s announcement. This analysis indicated the following premiums for those time periods prior to announcement:

	Share Price Premium During
	Indicated Period Prior to Offer Date
	1 Day	1 Week	1 Month
All Transactions in $25 million — $500 million Range:
Low (1)	9.5%	12.1%	13.1%
Mean	48.9%	50.3%	56.5%
Median	33.1%	34.4%	36.6%
High (2)	76.4%	80.6%	85.0%

(1)	Represents the 15th percentile.
(2)	Represents the 85th percentile.

	Share Price Premium During Indicated Period Prior to Offer Date
	1 Day	1 Week	1 Month
Customer Loyalty/Membership Rewards Transactions:
Low (1)	6.5%	10.2%	9.2%
Mean	29.4%	32.2%	37.8%
Median	20.8%	22.2%	24.9%
High (2)	51.2%	56.8%	39.1%

(1)	Represents the 15th percentile.
(2)	Represents the 85th percentile.

Based on the foregoing, this analysis indicated the following implied equity value reference ranges for Access Plans (exclusive of its insurance marketing division (AHCP)), as compared to the Per Share Merger Consideration of $3.30:

M&A $25 million—$500 million

Implied Per Share Equity

Value Reference Range

$2.97 — $4.90

Customer Loyalty/Membership Rewards

Implied Per Share Equity

Value Reference Range

$2.89 — $4.20

General

The Per Share Merger Consideration was determined through negotiations between Access Plans and Affinity, and was approved by the Board. Southwest Securities’ opinion was one of many factors taken into consideration by the Board in making its determination to approve the Merger and should not be considered determinative of the views of the Board or management with respect to the Merger or the Per Share Merger Consideration. Southwest Securities was selected by the Board based on Southwest Securities’ qualifications, expertise and reputation. Southwest Securities is a nationally recognized investment banking and advisory firm. Southwest Securities, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services. In the ordinary course of business, Southwest Securities may, for its own account and the accounts of its customers, actively trade the securities of Access Plans and Affinity and, accordingly, may hold a long or short position in such securities. During the last two years, Southwest Securities has not provided investment banking services to Access Plans, Affinity, or their respective affiliates for which it received compensation.

Southwest Securities acted as financial advisor to the Board in connection with the Merger. Access Plans agreed to pay Southwest Securities an aggregate fee estimated to be approximately $2.1 million primarily based on the transaction value, a portion of which was paid in connection with Southwest Securities rendering its opinion and a significant portion of which is contingent upon the completion of the Merger. In addition, Access Plans agreed to reimburse Southwest Securities’ expenses and to indemnify it for certain liabilities that may arise out of the engagement.

Regulatory Approvals

Affinity and Access Plans have each agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the Merger Agreement. Affinity and Access Plans are not aware of any material governmental approvals or actions that are required for completion of the Merger. It is presently contemplated that if any governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additionally required approvals or actions will be obtained.

Material United States Federal Income Tax Consequences

The following discussion is a summary of certain material U.S. federal income tax consequences of the Merger and the Special Dividend to U.S. holders (as defined below) of Access Plans common stock. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations promulgated thereunder, administrative rulings and judicial authorities, each as in effect as of the date of this Information Statement and all of which are subject to change at any time, possibly with retroactive effect. In addition, this discussion does not address any state, local or foreign tax consequences of the Merger or the Special Dividend.

This discussion addresses only U.S. holders of Access Plans common stock who hold their Access Plans common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). It does not address all aspects of U.S. federal income taxation that might be relevant to a particular U.S. holder of Access Plans common stock in light of the U.S. holder’s individual circumstances or to a U.S. holder of Access Plans common stock that is subject to special treatment under U.S. federal income tax law, including, without limitation:

•	a bank, insurance company or other financial institution;

•	a tax-exempt organization;

•	a mutual fund;

•	a U.S. expatriate;

•	an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes or an investor in such an entity;

•	a dealer in securities;

•	a person who holds Access Plans common stock as part of a hedge, straddle, constructive sale or conversion transaction;

•	a person who acquired its shares of Access Plans common stock pursuant to the exercise of employee stock options or otherwise in connection with the performance of services;

•	a person who has a functional currency other than the United States dollar;

•	a person liable for the alternative minimum tax;

•	a person who exercised dissenters’ rights; and

•	a trader in securities who elects to apply a mark-to-market method of accounting.

For purposes of this discussion a U.S. holder is a beneficial holder of Access Plans common stock that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over administration of the trust and one or more U.S. persons have the authority to control all of its substantial decisions or (y) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable U.S. Treasury regulations.

This discussion does not address other U.S. federal tax consequences (including gift or estate taxes or alternative minimum taxes), or consequences under state, local or foreign tax laws, nor does it address certain tax reporting requirements that may be applicable with respect to the Merger or the Special Dividend.

If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Access Plans common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding Access Plans common stock should consult its own tax advisors with respect to the consequences of the Merger and the Special Dividend.

U.S. holders should consult their tax advisors as to the specific tax consequences to them of the Merger and the Special Dividend in light of their particular circumstances, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Tax Consequences of the Merger Generally

Based on facts, representations and assumptions set forth in its opinion, all of which must be consistent with the state of facts existing as of the effective time, it is the opinion of Dunn Swan & Cunningham, P.C., counsel to Access Plans, that the material U.S. federal income tax consequences to a U.S. holder of Access Plans common stock whose shares are exchanged in the Merger for the Per Share Merger Consideration generally will be as follows:

•

with respect to each share of Access Plans common stock exchanged in the Merger, a U.S. holder generally will recognize gain in the amount by which the Per Share Merger Consideration received by the U.S. holder exceeds the U.S. holder’s tax basis in such share of Access Plans common stock owned by the U.S. holder; or

•

with respect to each share of Access Plans common stock exchanged in the Merger, a U.S. holder generally will recognize loss in the amount by which the U.S. holder’s tax basis in such share of Access Plans common stock owned by the U.S. holder exceeds the Per Share Merger Consideration received by the U.S. holder.

Dunn Swan & Cunningham, P.C. will provide to Access Plans an additional written opinion, dated the date on which the effective time occurs, confirming its opinion as described above. Although not anticipated, as of the effective time of the Merger, the tax consequences to U.S. holders of Access Plans common stock could differ materially from those described herein. No ruling has been or will be sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the Merger and an opinion of counsel is not binding on the Internal Revenue Service or any court. Accordingly, there can be no assurances that the Internal Revenue Service or a court would not disagree with or challenge any of the conclusions described herein.

Taxation of Capital Gain or Loss

Any gain or loss recognized in respect of shares of Access Plans common stock held by a U.S. holder in connection with the Merger will be long-term capital gain or long-term capital loss, as may be applicable, if, as of the effective time, such shares of Access Plans common stock were held for more than one year. Otherwise, any gain or loss recognized in connection with the Merger will be short-term capital gain or short-term capital loss.

The excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain and loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses. Net long-term capital gains of U.S. holders that are not corporations are eligible for preferential rates of taxation. The ability of U.S. holders to offset capital losses against ordinary income is limited.

Tax Consequences of the Special Dividend.

Although the tax treatment of the Special Dividend is not entirely clear, Access Plans intends to report the Special Dividend as a distribution with respect to its common stock for United States federal income tax purposes. The Internal Revenue Service may take the position that the Special Dividend is additional cash received in connection with the Merger, and to the extent it were to prevail, the amount of the Special Dividend would not be treated as a distribution as described in the succeeding paragraphs and would instead be treated as additional cash in exchange for the Access Plan’s common stock, the tax treatment of which is discussed above in the section titled “—Tax Consequences of the Merger Generally”.

If the Special Dividend is treated as a distribution with respect to the Access Plan’s common stock, the amount paid to U.S. holders will be characterized as dividend income to the extent paid out of Access Plan’s current or accumulated earnings and profits (as determined for United States federal income tax purposes). Access Plans does not expect that the amount of the Special Dividend will exceed its current and accumulated earnings and profits.

Dividend income will be includible in each U.S. holder’s gross income on the day received by such stockholder. This income generally will be taxed for U.S. federal income tax purposes to U.S. holders that are non-corporate taxpayers at the rates applicable to long-term capital gains, provided that a minimum holding period and other requirements are satisfied. Corporate U.S. holders of the Company’s common stock may be entitled to a dividends-received deduction with respect to distributions treated as dividend income for United States federal income tax purposes, subject to limitations and conditions. In addition, U.S. holders of Access Plan’s common stock should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code in light of their particular circumstances. If the Special Dividend were to exceed the Company’s current and accumulated earnings and profits, the excess will be treated first as a return of capital that reduces a U.S. holder’s tax basis in its common stock, and then as gain from the sale or exchange of Access Plan’s common stock, the tax treatment of which is discussed above in the section titled “—Tax Consequences of the Merger Generally”.

Information Reporting and Backup Withholding

A non-corporate U.S. holder of Access Plans common stock may be subject to information reporting and backup withholding at a rate of 28% on payment of the Per Share Merger Consideration, unless the U.S. holder properly establishes an exemption or provides a correct taxpayer identification number, and otherwise complies with backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

Appraisal Rights

In connection with the Merger, record holders of Access Plans common stock who comply with the procedures summarized below will be entitled to appraisal rights if the Merger is completed. Under Section 1091 of the OGCA, which we refer to as “Section 1091”, holders of shares of Access Plans common stock with respect to which appraisal rights are properly demanded and perfected and not withdrawn or lost are entitled, in lieu of receiving the Per Share Merger Consideration, to have the “fair value” of their shares at the effective time of the Merger (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid to them in cash. Access Plans is required to send a notice to that effect to each shareholder not less than ten days prior to the effective date of the Merger. This Information Statement constitutes that notice to you.

The following is a brief summary of Section 1091, which sets forth the procedures for demanding statutory appraisal rights. This summary is qualified in its entirety by reference to Section 1091, the text of which is attached to this Information Statement as Annex C.

Shareholders of record who desire to exercise their appraisal rights must satisfy all of the following conditions:

A shareholder who desires to exercise appraisal rights must deliver a written demand for appraisal of the shareholder’s shares to the offices of Access Plans within 20 days of the mailing of this Information Statement to you.

Access Plans shareholders who wish to exercise their appraisal rights and hold shares in the name of a broker or other nominee must instruct their nominees to take the steps necessary to enable them to demand appraisal for their shares.

A demand for appraisal must be executed by or for the shareholder of record, fully and correctly, as the shareholder’s name appears on the certificates representing Access Plans shares. If shares are owned of record in a fiduciary capacity, including by a trustee, guardian or custodian, the demand must be executed by the fiduciary. If shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent of two or more joint owners, may execute the demand for appraisal for a shareholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, the agent is acting as agent for the record owner. In addition, the shareholder must continuously hold the shares of record from the date of making the demand through the effective time of the Merger because appraisal rights will be lost if the shares are transferred prior to the effective time of the Merger.

A record owner, like a broker, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the holder is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of the record owner.

Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights within 20 days of the mailing of this Information Statement. A beneficial owner of shares held in “street name” who desires appraisal rights with respect to those shares should take the actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record owner of the shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depositary, including Cede & Co., The Depository Trust Company’s nominee. Any beneficial owner of shares desiring appraisal rights with respect to those shares should instruct the firm, bank or institution that the demand for appraisal must be made by the record holder of the shares, which might be the nominee of a central security depositary if the shares have been so deposited.

As required by Section 1091, a demand for appraisal must be in writing and must reasonably inform Access Plans of the identity of the record holder (which might be a nominee as described above) and of the holder’s intention to seek appraisal of shares.

Shareholders of record who elect to demand appraisal of their shares must mail or deliver their written demand by mail to Access Plans, Inc., 900 36th Avenue, N.W., Suite 105, Norman, Oklahoma 73072, Attention: Corporate Secretary or by facsimile at (405) 928-2766. The written demand for appraisal should specify the shareholder’s name and mailing address, the number of shares owned, and that the shareholder is demanding appraisal of his, her or its shares. The written demand must be received by Access Plans within 20 days of the mailing of this Information Statement.

Access Plans will notify each shareholder who has demanded appraisal in accordance with Section 1091 of the effective time of the Merger.

Within 120 days after the effective time of the Merger, either the surviving corporation in the Merger or any shareholder who has timely and properly demanded appraisal of the shareholder’s shares and who has complied with the required conditions of Section 1091 and is otherwise entitled to appraisal rights may file a petition in district court demanding a determination of the fair value of the shares of all shareholders who have properly demanded appraisal. Within 120 days after the effective time, any shareholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares with respect to which demands for appraisal have been received and the aggregate number of holders of those shares. The statement must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the surviving corporation the statement described in this paragraph.

If a petition for an appraisal is timely filed by a shareholder and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the district court a duly verified list containing the names and addresses of all shareholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the shareholders as required by the court, the district court is empowered to conduct a hearing on the petition to determine those shareholders who have complied with Section 1091 and who have become entitled to appraisal rights thereunder. The district court may require the shareholders who demanded appraisal for their shares to submit their stock certificates, if any, to the court clerk for notation thereon of the pendency of the appraisal proceeding; and if any shareholder fails to comply with the direction, the district court may dismiss the proceedings as to the shareholder.

If a petition for an appraisal is timely filed, after a hearing on the petition, the district court will determine which shareholders are entitled to appraisal rights and thereafter will appraise the shares owned by those shareholders, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the district court is to take into account all relevant factors.

Shareholders considering seeking appraisal should bear in mind that the fair value of their shares determined under Section 1091 could be more than, the same as, or less than the Per Share Merger Consideration they are entitled to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares, and that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 1091.

The cost of the appraisal proceeding may be determined by the district court and imposed upon the parties as the district court deems equitable in the circumstances. Upon application of a shareholder seeking appraisal rights, the district court may order that all or a portion of the expenses incurred by a shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of this determination of assessment, each party bears its own expenses.

From and after the effective time, no shareholder who has demanded appraisal rights shall be entitled to vote any shares subject thereto for any purpose or receive dividends or other distributions thereon (except dividends or other distributions payable to the shareholders of record at a date prior to the effective time of the Merger).

Except as explained in the second to last sentence of this paragraph, at any time within 60 days after the effective time of the Merger, any shareholder who has demanded appraisal will have the right to withdraw the shareholder’s demand for appraisal and to accept the Per Share Merger Consideration to which the shareholder is entitled pursuant to the Merger Agreement by delivering to the surviving corporation a written withdrawal of the demand for appraisal. After this period, the shareholder may withdraw the shareholder’s demand for appraisal only with the written consent of the surviving corporation in the Merger. If no petition for appraisal is filed with the district court within 120 days after the effective time, shareholders’ rights to appraisal will cease and all shareholders will be entitled only to receive the Per Share Merger Consideration as provided for in the Merger Agreement. Because the surviving corporation, as well as Affinity, has no obligation to file the petition, and have no present intention to do so, any shareholder who desires that a petition be filed is advised to file it on a timely basis. No petition timely filed in the district court demanding appraisal will be dismissed as to any shareholders without the approval of the district court, and that approval may be conditioned upon terms that the district court deems just. If the surviving corporation in the Merger does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any shareholder who withdraws the shareholder’s right to appraisal in accordance with the first sentence of this paragraph, if the district court does not approve the dismissal of an appraisal proceeding, the shareholder will be entitled to receive only the appraised value determined in the appraisal proceeding, which value could be less than, equal to or more than the Per Share Merger Consideration being paid pursuant to the Merger Agreement.

The foregoing is a brief summary of Section 1091 that sets forth the procedures for demanding statutory appraisal rights. This summary is qualified in its entirety by reference to Section 1091, the text of which is attached to this Information Statement as Annex C. Failure to comply with all the procedures set forth in Section 1091 will result in the loss of a shareholder’s statutory appraisal rights.

Cessation of Quotation and Deregistration of Access Plans Common Stock

If the Merger is completed, Access Plans common stock will no longer be quoted on the OTC Bulletin Board and will be deregistered under the Exchange Act and Access Plans will no longer file periodic reports with the SEC.

Interests of Access Plans’ Directors and Executive Officers in the Merger

The directors and executive officers of Access Plans have interests in the transaction that are in addition to their interests as shareholders of Access Plans generally. The Board was aware of these interests and considered them, among other matters, in approving the Merger and in determining to recommend that Access Plans shareholders approve and adopt the Merger Agreement.

The following lists the each person who serves as an executive officer of Access Plans and the position that such person holds.

Name	Position Held
Danny C. Wright	Chairman of the Board of Directors and Chief Executive Officer
Brett Wimberley	Director, President, Chief Financial Officer and Chief Operating Officer
Rita W. McKeown	Chief Accounting Officer and Treasurer
Eleanor S. Matthews	President, Benefit Marketing Solutions, LLC (a subsidiary)
Bradley W. Denison	Chief Operating Officer, General Counsel, and Secretary
David Huguelet	President, Retail Plans Division

The executive officers of Access Plans are entitled to receive additional payments and benefits upon the consummation of the Merger, other than in their capacities as Access Plans shareholders, as described in the section captioned “Treatment of Stock Options”. As the holders of outstanding stock options exercisable for the purchase of Access Plans common stock for a purchase price, less than the Per Share Merger Consideration (the “in-the-money options”), Rita McKeown, David Huguelet and Bradley W. Denison will be entitled to receive the Per Share Merger Consideration, less the exercise price of each option. Messrs. Huguelet and Denison hold unvested in-the-money options of 40,000 and 375,000, respectively. Those unvested in-the-money options will become fully vested at the effective time of the Merger. Other than Ms. McKeown and Messrs. Huguelet and Denison, the Access Plans executive officers will not receive any additional payments or benefits upon consummation of the Merger.

Treatment of Stock Options

In connection with the Merger, all outstanding options to purchase Access Plans common stock for a purchase price less than the Per Share Merger Consideration (the “in-the-money options”), will be cancelled immediately prior to the effective time under the terms of the equity compensation plan governing such option, the applicable stock option award agreement, or the related award documents or other related agreements. Under the Merger Agreement, each stock option will be converted into the right to receive the Per Share Merger Consideration, less the exercise price of the stock option, and the Special Dividend. Affinity will make a capital contribution to the surviving corporation of an amount sufficient to pay the amounts payable to holders of the in-the-money options. The stock option awards that have an exercise price equal to or greater than the Per Share Merger Consideration will be cancelled.

Access Plans anticipates that, as of the effective time of the Merger, and taking into account the assumptions set forth in footnote 1 to the table below, Access Plans’ executive officers, in the aggregate, will hold 415,000 unvested and 313,999 vested Access Plans in-the-money options with an aggregate Per Share Merger Consideration value of up to $983,550 and $630,847, respectively, as set forth in the table below:

	In-The-Money Options
	Estimated Number(1)		Estimated Value(1)
Name	Unvested	Vested	Unvested	Vested
Rita W. McKeown	—	76,999	$—	$165,247
David Huguelet	40,000	64,500	$94,800	$152,100
Bradley W. Denison	375,000	132,500	$888,750	$313,500
All executive officers as a group of six individuals	415,000	313,999	$983,550	$630,847

(1)	The estimated value of the in-the-money options was calculated based on (a) the number of unvested and vested in-the-money options that are expected to be outstanding as of the effective time of the Merger, (b) the exercise prices of the in-the-money options and (c) the estimated Per Share Merger Consideration of $3.30 per share of Access Plans common stock. The actual value of the in-the-money options will differ based on the number of in-the-money options outstanding and the adjustments to the aggregate merger consideration as of the effective time of the Merger as described in the section captioned “The Merger Agreement–Merger Consideration” beginning on page 52. Depending on when the Merger is completed, certain unvested in-the-money options shown as in the table may become vested in accordance with their terms without regard to the Merger.

For more information regarding the treatment of Access Plans stock options, see “The Merger Agreement–Treatment of Stock Option” beginning on page 55.

Non-Executive Officer Directors of Access Plans

Non-executive officer members of the Board hold in-the-money options. At the effective time of the Merger, each outstanding in-the-money option awarded to non-executive officer members of the Board will be converted in the Merger into the right to receive the Per Share Merger Consideration, less the exercise price of each share of Access Plans common stock for which the in-the-money option is exercisable, and the Special Dividend.

Access Plans anticipates that at the effective time of the Merger, the non-executive members of the Board, in the aggregate, will hold 203,387 vested in-the-money options. The non-executive members of the Board do not hold any unvested stock options. On the effective time of the Merger, taking into account the assumptions set forth in footnote 1 to the table below, it is currently estimated that these vested in-the-money options held by the non-executive members of the Board will convert, at the effective time, into the right to receive, in the aggregate sum of $685,327, as set forth in the following table:

	In-The-Money Options
	Estimated Number		Aggregate Estimated
Name of Non-Executive Director	Unvested	Vested	Intrinsic Value
Russell Cleveland	—	15,000	$36,350
Larry G. Gerdes	—	150,000	$346,250
John Simonelli	—	95,000	$223,850
J. French Hill	—	23,387	$37,527
Mark R. Kidd	—	20,000	$41,350
All non-executive directors as a group of five individuals	—	203,387	$685,327

(1)	The estimated value of the in-the-money options was calculated based on (a) the number of unvested and vested in-the-money options that are expected to be outstanding as of the effective time of the Merger, (b) the exercise prices of the in-the-money options and (c) the estimated Per Share Merger Consideration of $3.30 per share of Access Plans common stock. The actual value of the in-the-money options will differ based on the number of in-the-money options outstanding and the adjustments to the aggregate merger consideration as of the effective time of the Merger as described in the section captioned “The Merger Agreement–Merger Consideration” beginning on page 52. Depending on when the Merger is completed, certain unvested in-the-money options shown as in the table may become vested in accordance with their terms without regard to the Merger.

Indemnification of Access Plans’ Officers and Directors

Subject to applicable law, Affinity has agreed that it will or will cause the surviving corporation, for a period of six years following the effective time of the Merger, to maintain in effect the indemnification provisions of the certificate of incorporation and by-laws of Access Plans in effect as of the date of the Merger.

The Access Plans indemnification agreements with former and current directors and officers of Access Plans and its subsidiaries provide that in the event of a potential change in control of Access Plans, which will occur on the effective time of the Merger, Access Plans agreed, upon written request by the director or officer, to create a trust for the benefit of the director or officer, which we refer to as the “indemnification trust”. Access Plans agreed to fund the indemnification trust in a amount sufficient to satisfy any expenses and costs reasonably anticipated at the time of each director’s or officer’s request that may be incurred in connection with the investigation, preparation for and defense of any claim relating to an event for which the director or officer is entitled to indemnification under his or her indemnification agreement, including any judgments, fines, penalties and settlement amounts of any claims relating to the event. The amount or amounts to be deposited in the indemnification trust pursuant to Access Plans’ funding obligation is to be determined by a majority vote of a quorum of Access Plans’ independent directors, as defined in the agreement, with the advice of independent legal counsel. The amount of funding of any indemnification trust will be subtracted from the net cash amount for purposes of determining the Per Share Merger Consideration.

For additional information about the indemnification rights of Access Plans directors and executive officers under the Merger Agreement, see “The Merger Agreement–Other Covenants and Agreements” beginning on page 65.

THE MERGER AGREEMENT

The following summary describes the material provisions of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex A to this Information Statement and is incorporated into this Information Statement by reference. You should read the Merger Agreement carefully in its entirety because it is the legal document governing the Merger.

The Merger Agreement and the following summary have been included to provide you with information regarding the terms of the Merger Agreement and the transaction described in this Information Statement. We do not intend for the text of the Merger Agreement to be a source of factual, business or operational information about Affinity or Access Plans. That information can be found elsewhere in this Information Statement and in the other public documents that Affinity and Access Plans file with the SEC. See “Additional Information–Where You Can Find More Information” beginning on page 77.

Structure and Completion of the Merger

Pursuant to the Merger Agreement, Merger Sub, a wholly-owned subsidiary of Affinity, will merge with and into Access Plans, with Access Plans surviving the Merger as a wholly-owned subsidiary of Affinity.

The Merger will occur as soon as possible after the date upon which all of the conditions to completion of the Merger contained in the Merger Agreement (other than those conditions that are waived or by their nature are to be satisfied at the closing of the Merger) are satisfied or at such other date as Affinity, Merger Sub and Access Plans may agree (see “–Conditions to Completion of the Merger” beginning on page 57). The Merger will become effective at the time that Access Plans and Merger Sub file the certificate of merger with the Secretary of State of the State of Oklahoma, or at such later time agreed to by the parties and specified in the certificate of merger, but not more than 30 calendar days after the date the certificate of merger is filed.

We currently expect that the Merger will be completed during the second calendar quarter of 2012 and not later than May 24, 2012.

Merger Consideration

Conversion of Shares

The Merger Agreement provides that, at the effective time, each share of Access Plans common stock issued and outstanding immediately prior to the effective time (other than treasury shares of Access Plans, shares of Access Plans common stock held by a wholly-owned subsidiary of Access Plans, shares of Access Plans common stock held by Affinity or any of Affinity’s wholly-owned subsidiaries and shares with respect to which appraisal rights are validly exercised) will be converted into the right to receive an amount of cash with respect to each share of Access Plans common stock they hold. We refer to the amount of cash to be received for each share of Access Plans stock as the “Per Share Merger Consideration.” The total amount of the Per Share Merger Consideration, which we refer to as the “Aggregate Merger Consideration”, may decrease between the date of the Merger Agreement and the effective time based upon certain adjustment procedures and factors described under “–Per Share Merger Consideration.” Accordingly, the actual per share consideration to be paid to Access Plans shareholders cannot be determined until after the effective time.

Per Share Merger Consideration

The Merger Agreement provides that each share of Access Plans common stock will be converted into the right to receive the Per Share Merger Consideration in cash (rounded to two decimal places) without interest and the Special Dividend.

The Per Share Merger Consideration will be an amount equal to the Aggregate Merger Consideration plus the exercise price of in-the-money options divided by the aggregate sum of the number of issued and outstanding Access Plans common stock shares and the number of in-the-money options. As of the date of this Information Statement, the aggregate number of outstanding shares of common stock and in-the-money options is 21,804,088.

The Aggregate Merger Consideration is $70.102 million less the amount, if any, by which the “net cash amount” is less than $15 million. For this purpose, net cash amount at the effective time of the Merger will be an amount equal to (i) the aggregate amount of cash and cash equivalents of Access Plans and its subsidiaries as of the effective time (other than any funds held by Access Plans’ transfer agent for payment of the Special Dividend) less (ii) the sum of (A) the aggregate principal amount of indebtedness of Access Plans and its subsidiaries and (B) all fees, costs, expenses, payments, expenditures or liabilities, which we refer to as the “Access Plans expenses,” whether incurred prior to, at or after the effective time of the Merger, and whether or not invoiced prior to that effective time, incurred by or on behalf of Access Plans or any of its subsidiaries, or to or for which Access Plans or any of its subsidiaries is or becomes subject or liable, in connection with any of the transactions contemplated by the Merger Agreement or the IM Purchase Agreement. The Access Plans expenses include:

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expenses payable to legal counsel or to any financial advisor, broker, accountant or other person who performed services for or provided advice to Access Plans or any of its subsidiaries, or who is otherwise entitled to any compensation or payment from Access Plans or any of its subsidiaries, in connection with any of the transactions contemplated by the Merger Agreement or the IM Purchase Agreement;

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expenses that arise or are expected to arise, or are triggered or become due or payable, as a direct or indirect result of the consummation of the transactions contemplated by the Merger Agreement, whether alone or in combination with any other event or circumstance which include (i) any amounts funded or requested to be funded to an indemnification trust for the benefit of an a former or current director or officer of Access Plans pursuant to his or her indemnification agreement with Access Plans or any of its subsidiaries or any of their respective predecessor entities, (ii) the fees and expenses of Access Plans’ transfer agent associated with the distribution of any Special Dividend declared by Access Plans as permitted by the Merger Agreement, and (iii) any bonus, severance or change of control payment or benefit (or similar payment obligation) made or provided, or required to be made or provided, by Access Plans or any of its subsidiaries; and

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any social security, Medicare, unemployment or other employment, withholding or payroll tax or similar amount owed by Access Plans or any of its subsidiaries, in connection with any of the transactions contemplated by the Merger Agreement or the IM Purchase Agreement, including in connection with any exercise or cancellation of Access Plans outstanding stock option awards.

Special Dividend

Prior to the closing of the Merger, Access Plans may declare a one-time cash dividend of up to $0.10 per share of Access Plans common stock then outstanding payable to Access Plans’ shareholders immediately prior to the closing (the “Special Dividend”). However, the Special Dividend is only permitted if (i) prior to the closing the full amount of the Special Dividend is paid to Access Plans’ transfer agent (for subsequent payment to the Access Plans shareholders) on terms and conditions acceptable to Affinity and (ii) the payment of the Special Dividend does not cause the net cash amount immediately prior to the effective time of the Merger to be less than $15.025 million.

Illustrative Calculation

Set forth below is an illustration of the calculation of the Per Share Merger Consideration to which Access Plans shareholders would have the right to receive for each share of Access Plans common stock, other than those Access Plans shareholders perfecting the election of their appraisal rights, which assumes that the Special Dividend will not be paid to Access Plans shareholders. For purposes of calculation of the Per Share Merger Consideration as of the effective time, we further assume that:

•	the amount of cash and cash equivalents of Access Plans and its subsidiaries is $17.2 million as of the effective time of the Merger;

•	the number of shares of outstanding Access Plans common stock is 19,927,204, which is the number of shares outstanding as of the date of the Merger Agreement;

•

the number of shares of Access Plans common stock for which the in-the-money options are exercisable is 1,876,884, for an aggregate exercise price of $1,851,500, which is the number of shares subject to in-the-money options outstanding and the aggregate exercise price as of the date of the Merger Agreement;

•	Access Plans does not have any indebtedness; and

•	the deductions from the “net cash amount” are $2.2 million.

Based upon these assumptions, the Per Share Merger Consideration would be $3.30 in cash.

Calculation of net cash amount as of effective time:
Cash and cash equivalents of Access Plans and its subsidiaries		$17,200,000
Deductions:
Aggregate principal amount of indebtedness	$—
Expenses of or resulting from the Merger	2,200,000

Total Deductions		2,200,000

Net cash amount		$15,000,000

Less	15,000,000
Deficiency net cash amount	$—

Adjusted Aggregate Merger Consideration	$70,102,000
Aggregate exercise price of in-the-money options	1,851,500

Total	$71,953,500

Per Share Merger Consideration	$3.30

Treatment of Stock Options

In connection with the Merger, all outstanding stock options to purchase Access Plans common stock will be cancelled immediately prior to the effective time under the terms of the relevant equity compensation plan, or related award agreements or other documents. Under the Merger Agreement, each option to purchase Access Plans common stock granted under the Access Plans equity compensation plan that is outstanding and unexercised immediately prior to the effective time and having an exercise price less than the Per Share Merger Consideration, which we refer to as the “in-the-money options”, will be cancelled immediately prior to the effective time and converted at the effective time to the right to receive the Per Share Merger Consideration less the exercise price of the applicable stock option, and the Special Dividend. As of the date of this Information Statement, there would be 1,876,884 in-the-money options outstanding as of the effective time with an aggregate exercise amount of $1,851,497. The Access Plans stock option awards having exercise prices equal to or exceeding the Per Share Merger Consideration will be cancelled at the effective time.

Manner and Procedure for Tendering Shares

The conversion of shares of Access Plans common stock into the right to receive the Per Share Merger Consideration will occur automatically at the effective time. Affinity has retained Computershare Inc., which we refer to as the “exchange agent”, as the exchange agent for the Merger to handle the exchange of shares of Access Plans common stock for the Per Share Merger Consideration.

Only those holders of Access Plans common stock who properly surrender their Access Plans common stock certificates in accordance with the exchange agent’s instructions will receive the Per Share Merger Consideration.

After the effective time, each certificate representing shares of Access Plans common stock that has not been surrendered will represent only the right to receive upon surrender of that certificate the Per Share Merger Consideration. Following completion of the Merger, Access Plans will not register any transfers of Access Plans common stock outstanding on its stock transfer books prior to the Merger.

As soon as reasonably practicable after the effective time, the exchange agent will mail, to each record holder of shares of Access Plans common stock who has not previously properly surrendered their shares of Access Plans common stock to the exchange agent, a letter of transmittal (which will specify that the delivery will be effected, and risk of loss and title will pass, only upon proper delivery of such holder’s certificates representing shares of Access Plans common stock) and instructions for surrendering the certificates representing shares of Access Plans common stock (or effective affidavits of loss in lieu thereof) or book-entry shares in exchange for the Per Share Merger Consideration. Upon surrender of certificates representing shares of Access Plans common stock (or effective affidavits of loss in lieu thereof) or book-entry shares, together with an executed letter of transmittal, to the exchange agent, the holder of those certificates will be entitled to receive the Per Share Merger Consideration. The surrendered certificates representing Access Plans common stock and book-entry shares of Access Plans common stock held by any Access Plans shareholder will each be cancelled.

Termination of Exchange Fund

Within 180 days after the final determination of the aggregate merger consideration, the exchange agent will be required to deliver to Affinity any cash remaining in the exchange fund. Thereafter, Access Plans shareholders must look only to Affinity for payment of the merger consideration on their shares of Access Plans common stock, subject to applicable law.

No Liability

None of Affinity, Access Plans, Merger Sub, the exchange agent or any other person will be liable to any person in respect of any cash from the exchange fund (including any undistributed portion of the exchange fund) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Appraisal Rights

Under Oklahoma law, Access Plans shareholders of record who do not vote in favor of the Merger will be entitled to seek appraisal rights and obtain payment in cash for the judicially determined fair value of their shares of Access Plans common stock in connection with the Merger, if the Merger is completed. This value could be more than, less than or the same as the merger consideration for Access Plans common stock. The relevant provisions of the OGCA are included as Annex C to this Information Statement. We encourage you to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, Access Plans shareholders who are considering exercising appraisal rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in a loss of the right of appraisal.

Merely not having voting for or not having consented to the Merger will not preserve the right of Access Plans shareholders to appraisal of their shares of Access Plans common stock under Oklahoma law. Access Plans shareholders who wish to exercise their appraisal rights and hold shares in the name of a broker or other nominee must instruct their nominees to take the steps necessary to enable them to demand appraisal for their shares. See “The Merger–Appraisal Rights” beginning on page 45.

Conditions to Completion of the Merger

The obligations of Affinity, Merger Sub and Access Plans to effect the Merger are subject to the satisfaction, or waiver by Affinity, Merger Sub and Access Plans, of the following conditions at or prior to the completion of the Merger:

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the approval by the holders of a majority of the issued and outstanding shares of Access Plans common stock entitled to vote to approve and adopt the Merger Agreement (which condition has been satisfied); and

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the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the completion of the Merger.

The obligations of Affinity and Merger Sub to effect the Merger are subject to the satisfaction, or waiver by Affinity and Merger Sub of the following conditions at or prior to completion of the Merger:

•	Access Plans shall have performed in all material respects all agreements required to be performed by Access Plans in the Merger Agreement at or prior to the date of completion of the Merger;

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the representations and warranties of Access Plans (i) regarding capital structure and the authority, execution and delivery of the Merger Agreement and the agreements contained or referenced in it must be true and correct in all respects; (ii) that are qualified by materiality (other than those described in (i) above) must be true and correct; and (iii) that are not so qualified (other than those described in (i) above) must be true and correct in all material respects;

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there must not have been any event, occurrence, fact, condition, effect, change or development that, individually or in the aggregate, that has had or would be reasonably expected to have a “material adverse effect” (as described below) on Access Plans;

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all notifications to, authorizations, consents, orders, declarations or approvals of or filings with, or terminations or expirations of waiting periods imposed by, any governmental entity, the failure of which to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated in the Merger Agreement illegal or would, individually or in the aggregate, be materially adverse to Affinity following the effective time, must be obtained or made or must have occurred;

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Access Plans must have notified, or obtained the consent or approval of, each person that is not a governmental entity who is required to be notified, or whose consent or approval must obtained, in connection with the transactions contemplated in the Merger Agreement under any contract to which Access Plans is a party;

•	there must not be instituted or pending any actions, suits, claims, demands, labor disputes or other litigation, legal, administrative or arbitration proceedings or governmental investigations (i) by any person relating to the Merger Agreement or any of the transactions contemplated in it or (ii) which would have, individually or in the aggregate, a “material adverse effect” on Access Plans or Affinity;

•	the holders of no more than 3% of the outstanding shares of Access Plans common stock shall have elected to exercise appraisal rights;

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the promissory note issued by Reliant to Access Plans in conjunction with the IM Purchase Agreement must (i) have an outstanding principal amount at the effective time of $1,500,000 or more, (ii) be a valid and binding obligation of Reliant, enforceable against Reliant in accordance with its terms and (iii) not have been assigned, transferred, conveyed, mortgaged, pledged or otherwise encumbered by Access Plans;

•	the purchase price under the IM Purchase Agreement must not have been reduced in accordance with the IM Purchase Agreement;

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there must not have been any actual or, to the knowledge of Access Plans (as defined below), threatened termination, cancellation or material limitation of, or material modification or change in, the business relationship of Access Plans or any of its subsidiaries with any one or more of the top 10 revenue producing customers of Access Plans and its subsidiaries, which we refer to as “key customers”,

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to the knowledge of Access Plans, there must not exist any present condition or state of facts or circumstances involving any key customer and its relationship with Access Plans or any of its subsidiaries which would, individually or in the aggregate, be adverse, in any material respect, to Access Plans or any of its subsidiaries (including by impairing the ability of Access Plans or any of its subsidiaries to conduct its business after the completion of the Merger in essentially the same manner in which that business was conducted prior to the effective time);

•	Access Plans must have current assets in excess of current liabilities at the closing date, excluding any amounts included in the net cash amount;

•	Affinity must have entered into employment agreements with certain key employees, on such terms and conditions as are satisfactory to Affinity;

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The Life of the South Insurance Company must have assumed the underwriting activities of Access Plans as the surviving corporation following the Merger, on such terms and conditions as are satisfactory to Affinity; and

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Certain Access Plans stock options shall have expired in accordance with their terms or the holders of such stock options shall have consented to the conversion of such stock options into the consideration specified in the Merger Agreement.

The obligations of Access Plans to effect the Merger are subject to the satisfaction, or waiver by Access Plans, of the following conditions at or prior to completion of the Merger:

•	Affinity and Merger Sub must have performed in all material respects all agreements required to be performed by them under the Merger Agreement at or prior to the date of completion of the Merger; and

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the representations and warranties of Affinity and Merger Sub that (i) are qualified by materiality must be true and correct and (ii) are not so qualified must be true and correct in all material respects as of the date of the Merger Agreement and as of the effective time.

Affinity, Access Plans or Merger Sub may elect to waive certain of the foregoing conditions in accordance with the terms of the Merger Agreement and applicable law. If any condition to completion of the Merger is waived, Affinity and Access Plans will evaluate the materiality of that waiver to determine whether amendment of this Information Statement and redistribution of this Information Statement is necessary under applicable law.

Definitions of Material Adverse Effect, Subsidiary and Knowledge

Many of Access Plans’ and Affinity’s representations and warranties are qualified by a material adverse effect standard. For purposes of the Merger Agreement, “material adverse effect,” with respect to Access Plans or Affinity, is defined to mean any event, occurrence, fact, condition, change, development or effect that individually or when taken together with all other such events, occurrences, facts, conditions, changes, developments or effects is or could reasonably be expected to be materially adverse to the business, prospects, assets, liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of Affinity and its subsidiaries, taken as a whole, or Access Plans and its subsidiaries, taken as a whole. However, none of the events, changes, effects, developments, states of facts, conditions, circumstances or occurrences will be deemed to have a material adverse effect if they arise out of or result from (i) general economic or political conditions in the United States or (ii) the adoption, implementation, promulgation, repeal, modification or amendment, in each case after the date of the Merger Agreement, of any law, but only, in the case of (i) and (ii) above with respect to Access Plans, if Access Plans and its subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which Access Plans and its subsidiaries operate.

For purposes of the Merger Agreement, “subsidiary” means any corporation, partnership, limited liability company, joint venture, trust, association or other entity of which Affinity or Access Plans (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of the entity. In some cases, “subsidiary” with respect to Access Plans includes AHCP, which was sold by Access Plans on February 22, 2012. See “Sale of America’s Health Care/Rx Plan Agency, Inc.” beginning on page 72.

Many of Access Plans’ and Affinity’s representations, warranties and covenants in the Merger Agreement, as well as certain conditions to completing the Merger, are qualified by “knowledge” of Access Plans or Affinity. For purposes of the Merger Agreement, knowledge of

Access Plans means the actual knowledge after reasonable inquiry of Brad Denison, Robert Hoeffner, David Huguelet, Susan Matthews, Brandon Vining, Lanai Williams, Brett Wimberley and Danny Wright and knowledge of Affinity means the actual knowledge after reasonable inquiry of Ernie Caponetti, Kevin Garvin and Bill Vit.

Non-Solicitation of Acquisition Proposals

Access Plans agreed that it will not and will not authorize or permit any of its subsidiaries and their respective officers, directors, employees, financial advisors, attorneys and other advisors and representatives to directly or indirectly:

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solicit, initiate or knowingly facilitate, induce or encourage the submission of any acquisition proposal (as hereinafter defined) or any proposal, offer or inquiry that could reasonably be expected to lead to an acquisition proposal;

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enter into, continue or otherwise participate in any discussions (other than to state that they are not permitted to have discussions) or negotiations with any person or group of person acting in concert, which we refer to as a “third party”, with respect to or in response to any acquisition proposal or any proposal, offer or inquiry that could reasonably be expected to lead to an acquisition proposal; or

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furnish to any third party any information regarding Access Plans or any of its subsidiaries, or afford access to the its properties, books and records, in connection with or in response to any acquisition proposal or any proposal, offer or inquiry that could reasonably be expected to lead to an acquisition proposal.

An “acquisition proposal” means any proposal, offer or inquiry relating to:

•	any acquisition or purchase from Access Plans by any third party of 15% or more of the total outstanding Access Plans common stock and other voting securities or any of its subsidiaries;

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any tender offer or exchange offer that if consummated would result in any third party beneficially owning 15% or more of the total outstanding Access Plans common stock and other voting securities or any of its subsidiaries;

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any merger, consolidation, business combination, recapitalization or similar transaction involving Access Plans pursuant to which Access Plans shareholders immediately preceding that transaction would hold less than 85% of the outstanding voting securities of the surviving or resulting entity of that transaction in substantially the same proportion as prior to that transaction;

•	any sale, lease, exchange, transfer, license, acquisition or disposition of 15% or more of the assets (based on the fair market value thereof) of Access Plans or any of its subsidiaries; or

•	any liquidation or dissolution of Access Plans or any of its subsidiaries.

Amendment and Supplement of Information Statement

If, at any time prior to the effective time of the Merger, Affinity or Access Plans discovers any information relating to Access Plans, any of its subsidiaries or any of their respective officers or directors should be discovered by Affinity or Access Plans that should be set forth in an amendment or supplement to this Information Statement, then (i) either Affinity or Access Plans must promptly notify the other (ii) and, to the extent required by law, Access Plans must promptly file with the SEC and disseminate to the Access Plans shareholders an appropriate amendment or supplement to this Information Statement describing the discovered information. Furthermore, prior to filing or mailing the amendment or supplement to this Information Statement or responding to any comments of the SEC with respect to the amendment or supplement, Access Plans must (i) provide Affinity the reasonable opportunity to review and comment on the amendment or supplement or Access Plans’ response to the SEC, (ii) consider in good faith all reasonable comments that Affinity proposes, (iii) on the date of any filing with the SEC, provide Affinity with a copy of the filing with the SEC and all responses delivered to the SEC, and (iv) obtain Affinity’s consent, which will not be unreasonably withheld, conditioned or delayed.

Shareholder Approval and Adoption of the Merger Agreement

Promptly following the execution and delivery of the Merger Agreement, Access Plans was required to take all action necessary to seek and obtain, as soon as practicable, approval by written consent of the holders of at least a majority of the outstanding shares of Access Plans common stock and deliver to Affinity copies of such written consents, certified as true and complete by the secretary of Access Plans. If Access Plans failed to deliver the written consents to Affinity within one business day following execution of the Merger Agreement, Affinity had the right to terminate the Merger Agreement and was entitled to receive a termination fee of $1.5 million and a reimbursement of out-of-pocket fees and expenses of up to $750,000.

Efforts to Complete the Merger

Affinity and Access Plans have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to complete the transactions contemplated by the Merger Agreement, including the following:

•	the taking of all commercially reasonable acts necessary to cause the closing conditions of the Merger Agreement to be satisfied; and

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the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities and from persons other than governmental entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with governmental entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any actions, suits, claims, demands, labor disputes or other litigation, legal, administrative or arbitration proceedings or governmental investigations by any governmental entity.

Each of Affinity and Access Plans have agreed to use all reasonable best efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in the Merger Agreement to be untrue or result in a breach of any covenant made by it in the Merger Agreement.

Restrictions on Conduct of Business Pending the Merger

Access Plans has agreed that, except as expressly permitted by the Merger Agreement, prior to the completion of the Merger, it will, and will cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to:

•	preserve intact its current business organization;

•	preserve its assets and properties in good repair and condition;

•	maintain its insurance policies in terms of coverage amounts, risks and losses;

•	maintain sufficient working capital;

•	keep available the services of its current officers and employees; and

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preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the effective time of the Merger.

Access Plans also agreed to not take certain actions prior to the completion of the Merger without the written consent of Affinity unless the actions are contemplated or permitted by the Merger Agreement. In particular, Access Plans may not and may not permit any of its subsidiaries to:

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declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly-owned subsidiary of Access Plans to its parent; however, prior to the closing, Access Plans may declare the Special Dividend;

•	split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

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purchase, redeem or otherwise acquire any shares of capital stock of Access Plans or any of its subsidiaries or any other securities or any rights, warrants or options to acquire any its shares of capital stock or other securities;

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issue, deliver, sell, pledge, grant or otherwise encumber any shares of its capital stock, any of its other voting securities or any equivalent securities, other than the issuance of Access Plans common stock upon the exercise of stock option awards of Access Plans on the date of the Merger Agreement and in accordance with their present terms under the Access Plans incentive compensation plans;

•	amend its certificate of incorporation or bylaws or other comparable charter or organizational documents;

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acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of or any equity interest in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to Access Plans and its subsidiaries, taken as a whole;

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sell, transfer, lease, license, mortgage, pledge, encumber or otherwise dispose of any of its properties or assets, other than sales, leases or licenses of products or services in the ordinary course of business consistent with past practice and not material to Access Plans and its subsidiaries, taken as a whole;

•	incur, assume or modify any indebtedness, other than indebtedness between Access Plans and its subsidiaries;

•	alter in any fashion the corporate structure or ownership of Access Plans or any of its subsidiaries;

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enter into any transaction, contract, arrangement or understanding with any shareholder, director, officer or affiliate of Access Plans or its subsidiaries, and if the related party is a natural person, any member of the immediate family of that related party;

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(i) delay payment of any account payable beyond its due date or the date when the account payable would have been paid in the ordinary course of business consistent with past practice (other than as a result of a good faith dispute with the payee or creditor), (ii) request, accelerate or facilitate any payment of any account receivable prior to its due date, other than in the ordinary course of business consistent with past practice or (iii) revalue any portion of the assets, properties or business, including any write-down or write-off of the value of inventory or other assets other than in accordance with United States generally accepted accounting principles or as required by law;

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modify, amend, terminate, supplement or permit the lapse of, in any material manner, any lease of, operating agreement or other agreement relating to any leased real property, except for the lapse or termination of any lease or agreement in accordance with its terms;

•	allow any material intellectual property rights to expire or lapse;

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cancel or terminate any insurance policy or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies, for premiums not more than the current market rates, are in full force and effect;

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(i) grant, increase or accelerate the vesting or payment of, or announce or promise to grant, increase or accelerate the vesting or payment of, any compensation or benefits payable or to become payable to its directors, officers or employees, including any increase or change pursuant to any Access Plans equity compensation plan, except in a manner which is consistent with Access Plans’ normal and customary past practices or (ii) establish, adopt, enter into, amend or take action to enhance or accelerate any rights or benefits under (or promise to take any that action) any agreement, plan or arrangement that would constitute an employee benefit plan, except as required by law or by any written agreement or contract or any employee benefit plans existing on the date of the Merger Agreement;

•	terminate the employment of or hire any person whose annual compensation during 2011 exceeded or during 2012 is reasonably expected to exceed $75,000;

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knowingly violate or knowingly fail to perform any obligation or duty imposed by any applicable federal, state or local Law, rule, regulation, guideline or ordinance, subject to certain limited exceptions;

•	make or adopt any change to its accounting methods, practices, policies or procedures, other those by United States generally accepted accounting principles;

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fail to file any tax return when due, prepare or file any tax return inconsistent with past practice or, on any tax return, take any position, make any election or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods;

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make any tax election (except a tax election not requiring Affinity’s consent), enter into any closing agreement or similar agreement relating to taxes, otherwise settle any dispute relating to taxes, or request any ruling or similar guidance with respect to taxes;

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(i) enter into, amend, modify or terminate certain customer and supplier contracts, (ii) waive, release or assign any rights under certain customer and supplier contracts or (iii)terminate, amend, modify or waive any provision of, or release any other person from, any confidentiality, non-disclosure or similar agreement;

•

enter into or amend any agreement or contract (i) that would, after the effective time of the Merger, restrict Affinity or any of its affiliates with respect to engaging in any line of business or in any geographical area or (ii) that contains exclusivity, most favored nation pricing or non-solicitation provisions with respect to any customer or supplier;

•	make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $25,000 or, in the aggregate, are in excess of $100,000;

•

other than in the ordinary course of business consistent with past practice, waive or release any material right or claim or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in accordance with their terms, of liabilities reflected or reserved against in the most recent Access Plans reports filed with the SEC filed prior to the date of the Merger Agreement;

•	initiate, settle or compromise any action, suit, claim, demand, labor dispute or other litigation, legal, administrative or arbitration proceeding or governmental investigation;

•	enter into any agreement or arrangement that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC;

•

take any action that would reasonably be expected to, or omit to take any action where the omission would reasonably be expected to, prevent, materially delay or impede completion of the Merger or the other transactions contemplated by the Merger Agreement; or

•	authorize, recommend, propose or announce an intention to do any of the forgoing.

Other Covenants and Agreements

Access Plans agreed to take certain additional actions pursuant to the Merger Agreement. In particular, Access Plans agreed:

•

to comply with the OGCA, Access Plans’ articles of incorporation and bylaws and the Exchange Act (including Regulation 14C and Schedule 14C promulgated thereunder) in connection with the shareholder consents of Access Plans’ shareholders;

•

to and to cause each of Access Plans subsidiaries to, afford to the accountants, counsel, financial advisors, consultants and other representatives of Affinity reasonable access to, and permit them to make inspections as they may reasonably require of, all of Access Plans’ and its subsidiaries’ employees, customers, properties, books, contracts, commitments and records (including the work papers of independent accountants, if available and subject to the consent of those independent accountants) during the period ending at the effective time of the Merger;

•

to and to cause each of Access Plans subsidiaries during the period ending at the effective time of the Merger, furnish promptly to Affinity (i) a copy of each report, schedule, registration statement and other document filed by it during that period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as reasonably requested by Affinity, all of which subject to confidentiality agreements;

•

to promptly advise Affinity orally and in writing of any actions, suits, claims, demands, labor disputes or other litigation, legal, administrative or arbitration proceedings or governmental investigations commenced after the date of the Merger Agreement against Access Plans or any of its directors by any Access Plans shareholder relating to the Merger Agreement, the Merger and the transactions contemplated in the Merger Agreement and to keep Affinity reasonably informed regarding those matters and to give Affinity the opportunity to consult with Access Plans regarding the defense or settlement of those matters and due consideration to Affinity’s views with respect to those matters;

•

to (i) promptly notify Affinity of the occurrence or non-occurrence which would be reasonably likely to cause (A) any representation or warranty of Access Plans to be untrue or inaccurate in any material respect or (B) any covenant, condition or agreement of Access Plans contained in the IM Purchase Agreement not to be complied with or satisfied in all material respects, (ii) not less than five (5) business days prior to the proposed effective date of any amendment, modification or waiver of the IM Purchase Agreement, provide notice thereof and copies of the proposed amendment, modification or waiver to Affinity, and (iii) promptly deliver to Affinity copies of all notices Access Plans receives pursuant to the IM Purchase Agreement; and

•

(i) not to enter into any amendment, modification or waiver of the IM Purchase Agreement without the prior written consent of Affinity, (ii) comply in all material respects with all agreements and covenants required to be performed by Access Plans under the IM Purchase Agreement on or prior to the closing date, and (iii) use reasonable best efforts to enforce, to the fullest extent permitted under applicable law, the provisions of the IM Purchase Agreement and the related promissory note.

Furthermore, Affinity and Access Plans agreed to take certain additional actions pursuant to the Merger Agreement. In particular:

•

Affinity and Access Plans agreed not to issue any press release with respect to the Merger and the other transactions contemplated by the Merger Agreement or otherwise issue any written public statements with respect to the Merger and those other transactions without prior consultation with each other, except as may be required by applicable law or the rules of any stock exchange; and

•

Affinity and Access Plans agreed to give prompt notice to the other of: (i) the occurrence, or non-occurrence reasonably likely to cause (A) any of its representations or warranties in the Merger Agreement to be untrue or inaccurate in any material respect or

(B) any of its covenants, conditions or agreements not to be complied with or satisfied in all material respects; (ii) any failure of Affinity or Access Plans, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; (iii) any change, event or effect which would be reasonably likely to, individually or in the aggregate, have a material adverse effect on Access Plans or on Affinity, as the case may be; and (iv) the receipt of any written communication from a person alleging that the a consent of that Person is or may be required in connection with the transactions contemplated by the Merger Agreement or from any governmental entity in connection with the transactions contemplated by the Merger Agreement.

Shareholders’ Representative

Each Access Plans shareholder whose shares of Access Plans common stock are converted into the right to receive the Per Share Merger Consideration (excluding any holder of dissenting shares) will,

•

irrevocably appoint Mark R. Kidd, a director of Access Plans, as the “shareholders’ representative” to act as such shareholder’s true and lawful attorney-in-fact and agent to participate in the process for calculating the Aggregate Merger Consideration and the Per Share Merger Consideration and to take any and all action that requires or permits action by the shareholders’ representative under the Merger Agreement;

•

agree that Affinity, Merger Sub and the surviving corporation will be entitled to assume that any action taken or omitted, or any document executed by, Mr. Kidd purporting to act as the shareholders’ representative under or pursuant to the Merger Agreement or in connection with any of the transactions contemplated by the Merger Agreement has been authorized to be taken, omitted to be taken or executed on behalf of those Access Plans shareholders and they are legally bound thereby; and

•

agree to not institute any claim, lawsuit, alternative dispute resolution or other proceeding against Affinity, Merger Sub, or the surviving corporation alleging that Mr. Kidd did not have the authority to act as the shareholders’ representative in connection with the action, omission or execution, and each of Affinity, Merger Sub and the surviving corporation is relieved from any liability to any person for any acts done by them in accordance with the written instructions or agreement of the shareholders’ representative.

Any modification or revocation of the power of attorney granted to Mr. Kidd will not be effective as against Affinity, Merger Sub, and the surviving corporation until they receive the document signed by the Access Plans shareholder effecting the modification or revocation.

The shareholders’ representative may employ and obtain the advice of legal counsel, accountants and other professional advisors and incur other reasonable expenses on behalf of the Access Plans shareholders in connection with the Merger Agreement, as the shareholders’ representative, in his sole discretion, deems necessary or advisable in the performance of his duties as the shareholders’ representative. The fees and expenses of the shareholders’ representative will be deducted as an Access Plans expense and will reduce the Aggregate Merger Consideration.

Termination of the Merger Agreement

Termination by Affinity or Access Plans

The Merger Agreement may be terminated at any time prior to the completion of the effective time of the Merger by the mutual written consent of Affinity and Access Plans.

Also, either Affinity or Access Plans may terminate the Merger Agreement at any time prior to the completion of the Merger if:

•

the Merger is not completed on or before May 24, 2012, which we refer to as the “end date,” unless the party seeking to terminate the Merger Agreement failed to fulfill any of its obligations contained in the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the end date; or

•

any court or other governmental entity having jurisdiction over Access Plans, Affinity or Merger Sub shall have issued a judgment, order, writ, award, injunction (temporary or permanent) or decree or enacted law or taken any other action permanently enjoining, restraining or otherwise prohibiting or having the effect of making illegal completion of the Merger and the judgment, order, writ, award, injunction (temporary or permanent) or decree, law or other action shall have become final and nonappealable.

In addition, if an acquisition proposal existed prior to the date of termination, Access Plans will become obligated to reimburse Affinity’s out-of-pocket expenses of up to $750,000. Further, if an acquisition proposal existed prior to the date of termination and, concurrently with or within 12 months after the date of termination, Access Plans consummates an acquisition proposal or Access Plans or any of its subsidiaries enters into any letter of intent, agreement in principle or other similar contract with respect to an acquisition proposal, Access Plans will become obligated to pay Affinity a $2.8 million termination fee (solely for purposes of this provision, all percentages in the definition of “acquisition proposal,” which is described above under “The Merger Agreement–Non-Solicitation of Acquisition Proposals,” are deemed to be changed to 50%).

Termination by Affinity

Affinity may terminate the Merger Agreement at any time prior to the completion of the Merger if:

•

there has been a breach of any representation, warranty, covenant or other agreement made by Access Plans, or any such representation or warranty becomes untrue after the date of the Merger Agreement, in each case such that the associated closing conditions would not be satisfied, and such breach or condition is not curable or, if curable, is not cured within 14 days after written notice of the breach is given by Affinity to Access Plans or, if less, the number of days remaining until the end date;

•

Access Plans breaches its non-solicitation obligations (see “The Merger Agreement–Non-Solicitation of Acquisition Proposals” beginning on page 60 or obligations related to this Information Statement (see “The Merger Agreement–Amendment and Supplement of Information Statement” beginning on page 61); or

•

a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of Access Plans is commenced, and the Board fails to recommend against acceptance of such tender offer or exchange offer by the Access Plans shareholders, including by taking no position with respect to the acceptance of the tender offer or exchange offer by Access Plans shareholders.

In addition, if an acquisition proposal existed prior to the date of termination, Access Plans will become obligated to reimburse Affinity’s out-of-pocket expenses of up to $750,000. Further, if an acquisition proposal existed prior to the date of termination and, concurrently with or within 12 months after the date of termination, Access Plans consummates an acquisition proposal or Access Plans or any of its subsidiaries enters into any letter of intent, agreement in principle or other similar contract with respect to an acquisition proposal, Access Plans will become obligated to pay Affinity a $2.8 million termination fee (solely for purposes of this provision, all percentages in the definition of “acquisition proposal,” which is described above under “The Merger Agreement–Non-Solicitation of Acquisition Proposals,” are deemed to be changed to 50%).

Affinity may also terminate the Merger Agreement if a material adverse change occurs with respect to Access Plans that is not curable or, if curable, is not cured within 10 days after written notice is given by Affinity to Access Plans.

Termination by Access Plans

Access Plans may terminate the Merger Agreement at any time prior to the completion of the Merger if there is a breach of any representation, warranty, covenant or other agreement made by Affinity or Merger Sub, or any such representation or warranty becomes untrue prior to the effective time of the Merger, in each case such that the associated closing conditions would not be satisfied and the breach or condition is not curable or, if curable, is not cured within 14 calendar days after written notice thereof is given by Access Plans to Affinity or, if less, the number of days remaining until the end date.

Effect of Termination

If the Merger Agreement is terminated as described above, the Merger Agreement will become void and have no effect, without any liability or obligation on the part of Affinity, Merger Sub, or Access Plans (except for provisions relating to payment by Access Plans of the termination fee and Affinity’s expenses, the provision relating to effects of termination and certain other miscellaneous provisions), provided that termination of the Merger Agreement will not relieve any party from any liability for any willful breach of a representation or warranty or any willful breach of any covenant or other agreement contained in the Merger Agreement. In addition, no termination of the Merger Agreement will affect the obligations of the parties in the confidentiality agreement between Affinity and Access Plans.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of Access Plans relating to its businesses and certain representations and warranties of Affinity and Merger Sub. Representations and warranties are used as a tool to allocate risks between the respective parties to the Merger Agreement, including where the parties do not have complete knowledge of all facts, and not necessarily to establish such matters as facts. These representations and warranties have been made solely for the benefit of the other party or parties, and should not be relied on by any other person. In addition, these representations and warranties:

•	will not survive completion of the Merger or the termination of the Merger Agreement;

•	are in certain cases qualified by information contained in Access Plans’ disclosure letter delivered to Affinity in connection with the execution of the Merger Agreement;

•	are in certain cases subject to a materiality standard described in the Merger Agreement which may differ from what may be viewed as material by you; and

•	are in certain cases, qualified by the knowledge of the party making the representations and warranties.

Access Plans has made representations and warranties relating to, among other things:

•	organization, standing and power;

•	capital structure;

•	authority to enter into the Merger Agreement, and execution, delivery and enforceability of the Merger Agreement;

•	consents and approvals and no violation;

•	SEC filings and internal controls and procedures;

•	the Information Statement;

•	the absence of any undisclosed liabilities;

•	permits, compliance with laws and regulations;

•	tax matters;

•	litigation;

•	certain material agreements and contracts;

•	ERISA compliance;

•	environmental matters;

•	compliance with work safety laws and labor matters;

•	intellectual property;

•	properties and assets;

•	key customers and suppliers;

•	insurance;

•	absence of certain prohibited payments;

•	related party transactions;

•	opinion of financial advisor;

•	state takeover statutes and certain charter provisions;

•	required vote of shareholders;

•	brokers; and

•	the IM Purchase Agreement.

Affinity and Merger Sub have made representations and warranties relating to, among other things:

•	organization, standing and power;

•	authority to enter into the Merger Agreement, and execution, delivery and enforceability of the Merger Agreement;

•	consents and approvals and no violation;

•	litigation;

•	brokers; and

•	operations of Merger Sub.

Expenses

Except as provided above under “–Termination of the Merger Agreement” beginning on page 68, each of Affinity and Access Plans is required to pay its own costs and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement.

Governing Law; Jurisdiction; Specific Enforcement

The Merger Agreement is governed by, and is to be construed in accordance with, (i) the laws of Oklahoma with respect to the Merger and the fiduciary duties of the Board or the board of directors of Merger Sub, and (ii) the laws of Illinois with respect to all other matters. All legal actions or proceedings with respect to the Merger Agreement are to be brought and determined in any court located in Cook County, Illinois or, if such court declines to accept jurisdiction over a particular matter, any federal court within the State of Illinois. The parties to the Merger Agreement are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement. Each of the parties to the Merger Agreement has waived its right to trial by jury in any legal proceeding arising out of or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement.

Amendments, Extensions and Waivers

Amendments

The Merger Agreement may be amended by the parties at any time prior to the completion of the Merger, but no amendment shall be made that requires further approval by Access Plans’ shareholders without obtaining such approval. All amendments to the Merger Agreement must be in writing signed by each party.

Extensions and Waivers

At any time prior to the completion of the Merger, any party to the Merger Agreement may:

•	extend the time for the performance of any of the obligations or other acts of any other party to the Merger Agreement;

•	waive any inaccuracies in the representations and warranties of any other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; and/or

•	waive compliance by any other party with any of the covenants, agreements or conditions contained in the Merger Agreement which may legally be waived.

All extensions and waivers must be in writing and signed by the party against whom the extension or waiver is to be effective.

SALE OF AMERICA’S HEALTH CARE/Rx PLAN AGENCY, INC.

On February 17, 2012, Access Plans and Reliant Financial Group, LLC, which we refer to as “Reliant”, entered into the Stock Purchase Agreement, which we refer to as the “IM Purchase Agreement”, providing for the sale of Access Plans’ subsidiary, America’s Health Care/Rx Plan Agency, Inc., which we refer to as “AHCP”, to Reliant.

The sale of AHCP closed on February 22, 2012. The $1.85 million purchase price was paid in a combination of $350,000 in cash and a promissory note made by Reliant in the principal amount of $1.5 million.

The purchase price is subject to adjustment to the extent that the current assets are greater or less than current liabilities based upon the February 22, 2012 balance sheet of AHCP, which we refer to as the “post-closing balance sheet”, to be received by Access Plans from Reliant by March 22, 2012 after giving effect to certain adjustments. After giving effect to those adjustments, the purchase price will be increased by the amount that current assets exceed current liabilities and increase the principal amount of the promissory note. Alternatively, the purchase price will be reduced by the amount that the current liabilities exceed current assets and require Access Plans to pay Reliant the purchase price increase in cash.

Access Plans agreed to allow and cooperate with Reliant in making an election for federal income tax purposes to treat the sale of AHCP as an asset sale in lieu of a stock sale. In the event this election causes Access Plans to incur federal income taxes, the purchase price will be increased up to $25,000 and the principal amount of the promissory note will be increased accordingly.

FINANCIAL FORECASTS

Access Plans does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Access Plans is including in this Information Statement certain financial forecasts that were made available to the Board and to its financial advisor in connection with the Merger, and that Access Plans shared with Affinity and other potential buyers in the course of due diligence. These financial forecasts were prepared by Access Plans management in the second calendar quarter of 2011, as part of Access Plans’ long-range plan for its business segments for fiscal years 2012 through 2016. All of the buyers that submitted letters of intent assigned no value to AHCP, indicated they were not interested in acquiring AHCP as part of Access Plans and removed the insurance marketing division (AHCP) from their equity valuation of Access Plans. Based upon the foregoing and the sale of AHCP, the financial forecasts as presented herein, which were provided to each prospective buyer that submitted a letter of intent, do not include any operating results of AHCP, either on a historical or prospective basis. These financial forecasts were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or U.S. generally accepted accounting principles.

The financial forecasts of Access Plans included in this Information Statement were prepared by, and are the responsibility of, Access Plans management. Neither Access Plans’ independent auditors, nor any other independent auditors, have compiled, examined or performed any procedures with respect to the prospective financial information contained in the financial forecasts, nor have they expressed any opinion or given any form of assurance on the financial forecasts or their achievability. In addition, Access Plans’ financial advisor did not prepare, and assumes no responsibility for, the financial forecasts.

Furthermore, the financial forecasts included in this Information Statement:

•	necessarily make numerous assumptions, many of which are beyond the control of Access Plans and may not prove to be accurate;

•

do not necessarily reflect revised prospects for Access Plans’ businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the forecasts were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•	should not be regarded as a representation that the financial forecasts will be achieved.

Access Plans Financial Forecasts

(millions, except per share data)	FY 2012	FY 2013	FY 2014	FY2015	FY 2016
Revenue	$42.3	$48.1	$50.5	$53.0	$55.7
Gross profit	23.3	26.5	27.8	29.2	30.6
EBITDA(1)	14.0	16.3	17.1	18.0	18.8
Net income	8.1	9.6	10.1	10.6	11.1
Earnings per share(2)	0.39	0.46	0.49	0.51	0.54

(1)	EBITDA means earnings before interest, taxes, depreciation and amortization. EBITDA is not a recognized financial measure under U.S. generally accepted accounting principles. EBITDA is a generally accepted metric in the industry in which Access Plans operates and is used by Access Plans management to measure operating performance.
(2)	Represents diluted earnings per share including the impact of mergers and acquisitions, without taking into account any possible future buybacks and excluding one-time charges including severance, real estate, divestitures, goodwill and asset impairment and loss on sale of businesses.

The financial forecasts included in this Information Statement were prepared by the management of Access Plans, based solely on information management had at the time of preparation, and are not a guarantee of future performance. Access Plans does not assume any responsibility for the accuracy of the financial forecasts included in this Information Statement. Financial forecasts involve risks, uncertainties and assumptions. The future financial results of Access Plans may materially differ from those expressed in the financial forecasts due to factors that are beyond Access Plans’ ability to control or predict. Access Plans cannot assure you that its financial forecasts will be realized or that its future financial results will not materially vary from the financial forecasts. The financial forecasts cover multiple years and that information by its nature becomes subject to greater uncertainty with each successive year. The financial forecasts do not take into account any circumstances or events occurring after the date they were prepared. ACCESS PLANS DOES NOT HAVE ANY OBLIGATION TO UPDATE OR OTHERWISE REVISE THE FINANCIAL FORECASTS INCLUDED IN THIS INFORMATION STATEMENT TO REFLECT CIRCUMSTANCES EXISTING AFTER THEIR PREPARATION OR TO REFLECT THE OCCURRENCE OF SUBSEQUENT EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THESE FINANCIAL FORECASTS ARE NO LONGER APPROPRIATE.

The financial forecasts included in this Information Statement are forward-looking statements. For more information on factors which may cause Access Plans’ future financial results to materially vary from those projected in the financial forecasts, see “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 12. Access Plans’ management has prepared its financial forecasts using accounting policies consistent with its annual and interim financial statements, as well as any changes to those policies known to be effective in future periods. The financial forecasts do not reflect the effect of any proposed or other changes in U.S. generally accepted accounting principles that may be made in the future. Any of those changes could have a material impact on the information shown above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth, as of March 23, 2012 certain information with respect to (i) all Access Plans shareholders known to Access Plans to beneficially own more than 5% of Access Plans common stock and (ii) Access Plans common stock beneficially owned by each of Access Plans’ directors and executive officers and as a group. Except as otherwise indicated by footnote, the persons listed in the table have sole voting and investment powers with respect to the Access Plans common stock beneficially owned by them. For purposes of the following table, the number of shares and percent of ownership of our outstanding common stock that the named person beneficially owned includes shares of our common stock that the named person has the right to acquire within 60 days of the above-referenced date pursuant to exercise of stock options and other types of purchase rights and are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the number of shares beneficially owned and percent of outstanding common stock of any other named person. The address of each of our directors and officers is c/o Access Plans, Inc., 900 36th Avenue, N.W., Norman, Oklahoma 73072.

Name (and Address) of Beneficial Owner	Shares Beneficially Owned	Rights To Acquire(1)	Total Beneficially Owned Shares(1)	Percent of Ownership (1)(2)
Executive Officers and Directors:
Danny C. Wright (3)	3,946,900	—	3,946,900	19.8%
Brett Wimberley (4)	3,908,327	—	3,908,327	19.6%
Eleanor S. Matthews (5)	1,942,000	—	1,94,000	9.7%
Russell Cleveland (6) (9)	2,264,645	23,387	2,288,032	11.5%
Larry G. Gerdes (8) (9)	191,165	155,000	336,165	1.7%
John Simonelli (9)	15,000	95,000	110,000	0.6%
J. French Hill (9)	25,000	31,774	56,774	0.3%
Rita W. McKeown (7)	—	76,999	76,999	0.4%
David Huguelet (10)	60,920	64,500	125,420	0.6%
Bradley W. Denison (11)	61,500	132,500	194,000	1.0%
Mark R. Kidd (9)	15,000	20,000	35,000	0.1%
All directors and officers as a group of 11 individuals	12,464,457	599,160	13,029,617	63.4%

Name (and Address) of Beneficial Owner	Shares Beneficially Owned	Rights To Acquire(1)	Total Beneficially Owned Shares(1)	Percent of Ownership (1)(2)

Greater than 5% Beneficial Owners: (12)

RENN Capital Group, Inc.(6)	2,264,645	23,387	2,288,032	11.5%
4929 W. Royal Lane, Suite 200 Irving, Texas 75063

(1)	Shares not outstanding but deemed beneficially owned by virtue of the right of a person or members of a group to acquire them within 60 days are treated as outstanding for determining the amount and percentage of common stock owned by such person. To our knowledge, each named person has sole voting and sole investment power with respect to the shares shown except as noted, subject to community property laws, where applicable.
(2)	Rounded to the nearest one-tenth of one percent, based upon 19,927,204 shares of common stock outstanding at March 23, 2012.
(3)	Mr. Wright is Chairman of Board of Directors and Chief Executive Officer.
(4)	Mr. Wimberley is a director and President and Chief Financial Officer.
(5)	Ms. Matthews is President of Benefit Marketing Solutions, LLC.
(6)	The beneficially owned shares are held beneficially by RENN Global Entrepreneurs Fund, Inc. (formerly Renaissance Capital Growth & Income Fund III, Inc.) (662,502 shares), Premier RENN Entrepreneurial Fund Limited (formerly Premier RENN US Emerging Growth Fund Limited) (417,306 shares), Renaissance US Growth Investment Trust PLC (1,174,837 shares), each of which is an investment fund managed by RENN Capital Group, Inc. Mr. Cleveland controls RENN Capital Group, Inc. and is also deemed to be the beneficial owner of those common stock shares. Mr. Cleveland is a director.
(7)	Ms. McKeown is Chief Accounting Officer.
(8)	The number of shares and the percent includes 166,666 shares held by Gerdes Huff Investments of which Mr. Gerdes is a general partner and 9,999 shares held by Gerdes Family Partnership of which Mr. Gerdes is a general partner. Mr. Gerdes is a director.
(9)	The named individual is a director.
(10)	Mr. Huguelet is President of the Retail Division.
(11)	Mr. Denison is Chief Operating Officer, General Counsel and Secretary.
(12)	Messrs. Wright, Wimberley and Cleveland and Ms. Matthews are also greater than 5% beneficial owners.

ADDITIONAL INFORMATION

Experts

The consolidated financial statements of Access Plans, Inc. appearing in Access Plans, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2011 have been audited by Eide Bailly LLP, independent registered public accounting firm, as set forth in their reports thereon accompanying this Information Statement.

Where You Can Find More Information

Access Plans files annual, quarterly and current reports, proxy and information statements and other information with the SEC. You may read and copy these reports, statements or other information filed by Access Plans at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings of Access Plans are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

Affinity has provided all information contained in this Information Statement relating to Aon, Affinity and Merger Sub, and Access Plans has provided all information contained in this Information Statement relating to Access Plans.

You can obtain additional copies of this Information Statement and the documents accompanying this Information Statement from Access Plans or from the SEC, through the SEC’s website at www.sec.gov. You may request a copy of this Information Statement and the documents accompanying this Information Statement in writing or by telephone by contacting Access Plans at:

Access Plans, Inc.

900 36th Avenue, N.W., Suite 150

Norman, Oklahoma 73072

Attention: Investor Relations

(405) 364-1885

We have not authorized anyone to give any information or make any representation about the Merger or our company that is different from, or in addition to, that contained in this Information Statement or in any of the materials accompanying this Information Statement. Therefore, if anyone does give you information of this kind, you should not rely on it. The information contained in this Information Statement is accurate only as of the date of this Information Statement unless the information specifically indicates that another date applies.

HOUSEHOLDING INFORMATION

Unless Access Plans has received contrary instructions, Access Plans may send a single copy of this Information Statement to any household at which two or more shareholders reside if Access Plans believes the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce the associated expense. However, if shareholders prefer to receive multiple sets of this Information Statement at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of our disclosure documents, the shareholders should follow these instructions:

If the shares are registered in the name of the shareholder, the shareholder should contact Access Plans at our offices at 900 36th Avenue, NW, Suite 105, Norman, Oklahoma 73072, to inform Access Plans of their request. If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K (without exhibits) for the fiscal year ended September 30, 2011 accompanies this Information Statement. The exhibits to our Annual Report on Form 10-K for the fiscal year ended September 30, 2011, as filed with the U.S. Securities and Exchange Commission, are available upon written request of our Corporate Secretary at 900 36th Avenue, NW, Suite 105, Norman, Oklahoma 73072. These documents may also be accessed from our website at www.accessplans.com.

BY ORDER OF THE BOARD OF DIRECTORS

DANNY C. WRIGHT
Chairman of the Board

Norman, Oklahoma

                        , 2012

ANNEX A

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 24, 2012 (this “Agreement”), among Affinity Insurance Services, Inc., a Pennsylvania corporation (“Parent”), Atlas Acquisition Corp., an Oklahoma corporation and a direct, wholly-owned subsidiary of Parent (“Sub”), Access Plans, Inc., an Oklahoma corporation (the “Company”) (Sub and the Company being hereinafter collectively referred to as the “Constituent Corporations”), and Mark R. Kidd, an individual and a director of the Company, as representative of the Company Shareholders (in such capacity, “Shareholders’ Representative”).

RECITALS

WHEREAS, the respective Boards of Directors of the Company (the “Company Board”) and of Sub have approved and declared advisable the merger of Sub with and into the Company with the Company continuing as the Surviving Corporation (the “Merger”), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of common stock, $0.0001 par value, of the Company (“Company Common Stock”), other than the Dissenting Shares and Company Common Stock owned directly or indirectly by Parent or the Company, will be converted into the right to receive the Per Share Merger Consideration (as hereinafter defined); and

WHEREAS, the Company Board and the Board of Directors of Sub have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is in the best interest of their respective shareholders.

NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Oklahoma General Corporation Act (the “OGCA”), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the OGCA. Notwithstanding anything to the contrary herein, at the election of Parent, any direct, wholly-owned Subsidiary (as hereinafter defined) of Parent may be substituted for Sub as a constituent corporation in the Merger; provided that such substituted corporation is an Oklahoma corporation which is formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no other business activities. In such event, the parties agree to execute an appropriate amendment to this Agreement, in form and substance reasonably satisfactory to Parent and the Company, in order to reflect such substitution.

Section 1.2 Effective Time. The Merger shall become effective when a certificate of merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the OGCA, is filed with the Secretary of State of the State of Oklahoma; provided, however, that, upon mutual consent of the Constituent Corporations, the Certificate of Merger may provide for a later date of effectiveness of the Merger not more than 30 calendar days after the date the Certificate of Merger is filed. When used in this Agreement, the term “Effective Time” shall mean the date and time at which the Certificate of Merger is accepted for recording or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made on the date of the Closing (as hereinafter defined).

Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in Section 1088 of the OGCA.

Section 1.4 Charter and Bylaws; Directors and Officers.

(a) At the Effective Time, the Articles of Incorporation of the Company (the “Company Charter”), as in effect immediately prior to the Effective Time, shall be amended so that Article Fourteenth is deleted and so that Article Fourth reads in its entirety as follows: “The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, $0.0001 par value.” As so amended, the Company Charter shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. At the Effective Time, the Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or in the Certificate of Incorporation of the Surviving Corporation.

(b) The directors and officers of Sub at the Effective Time shall be the directors and officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.5 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations:

(a) Each issued and outstanding share of common stock, $0.01 par value, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) All shares of Company Common Stock that are held in the treasury of the Company or by any wholly-owned Subsidiary of the Company and any shares of Company Common Stock owned by Parent or any wholly-owned Subsidiary of Parent, in each case immediately prior to the Effective Time, shall be canceled, and no consideration shall be delivered in exchange therefor.

(c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as hereinafter defined) and shares to be canceled in accordance with Section 1.5(b)) shall be converted into the right to receive an amount in cash equal to the Per Share Merger Consideration, and without interest.

Each such share, when so converted, shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration in respect of each such share upon the surrender of such certificate in accordance with Section 1.7. The right of any Person to receive the Per Share Merger Consideration shall be subject to and reduced by the amount of any withholding pursuant to Section 1.8.

(d) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time which are held of record by Company Shareholders who shall not have voted such shares in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal of such shares in accordance with Section 1091 of the OGCA (“Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration, but the holders thereof instead shall be entitled to, and the Dissenting Shares shall only represent the right to receive, payment of the fair value of such shares in accordance with the provisions of Section 1091 of the OGCA; provided, however, that (i) if such a holder fails to demand properly in writing from the Surviving Corporation the appraisal of his shares in accordance with Section 1091 of the OGCA or, after making such demand, subsequently delivers an effective written withdrawal of such demand, or fails to establish his entitlement to appraisal rights as provided in Section 1091 of the OGCA, if so required, or (ii) if a court shall determine that such holder is not entitled to receive payment for his shares or such holder shall otherwise lose his appraisal rights, then, in any such case, each share of Company Common Stock held of record by such holder or holders shall automatically be converted into and represent only the right to receive the Per Share Merger Consideration, upon surrender of the certificate or certificates representing such Dissenting Shares. The Company shall give Parent and Sub prompt notice of any demands received by the Company for appraisal of such shares, and Parent and Sub shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for fair value for Dissenting Shares or offer to settle, settle or negotiate in respect of any such demands. Any cash paid in respect of Dissenting Shares shall be paid by the Company solely with its own funds, and the Company shall not be reimbursed therefor by Parent or any of its Subsidiaries, either directly or indirectly.

Section 1.6 Calculation of Aggregate and Per Share Merger Consideration.

(a) Five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent (i) a consolidated balance sheet with respect to the Company as of the close of business on the Closing Date (the “Closing Date Balance Sheet”), (ii) a certificate (the “Working Capital Certificate”), duly executed by the Chief Executive Officer and the Chief Financial Officer of the Company, setting forth in reasonable detail the Working Capital of the Company as of the close of business on the Closing Date and (iii) a statement (the “Estimated Merger Consideration Statement”), duly executed by the Chief Executive Officer and the Chief Financial Officer of the Company, setting forth in reasonable detail the Company’s estimate of (I) the Net Cash Amount as of the Effective Time, (II) the Fully Diluted Shares Number and (III) based thereon, the Aggregate Merger Consideration (the “Estimated Aggregate Merger Consideration”) and the Per Share Merger Consideration (the “Estimated Per Share Merger

Consideration”). The Closing Date Balance Sheet, the Working Capital Certificate and the Estimated Merger Consideration Statement shall be prepared in good faith and in accordance with GAAP, consistently applied, be based on the books and records of the Company and its Subsidiaries and be subject to the written approval of Parent, which approval may be withheld in the sole discretion of Parent.

(b) Concurrently with the delivery of the Closing Date Balance Sheet, the Working Capital Certificate and the Estimated Merger Consideration Statement, the Company shall furnish to the Parent statements from one or more financial institutions at which the Company has deposited its cash and cash equivalents evidencing the aggregate amount of cash and cash equivalents of the Company and its Subsidiaries as of such date. The Company shall also make available to Parent such other books, records and other information (including work papers) as it may request in order to review the Closing Date Balance Sheet, the Working Capital Certificate and Estimated Merger Consideration Statement.

(c) If Parent approves the Estimated Merger Consideration Statement pursuant to Section 1.6(a), then the Estimated Aggregate Merger Consideration and Estimated Per Share Merger Consideration set forth therein shall be final and binding as the “Aggregate Merger Consideration” and “Per Share Merger Consideration,” respectively, for purposes of this Agreement. If Parent does not so approve the Estimated Merger Consideration Statement, the Company and Parent shall use their reasonable efforts to resolve by written agreement (the “Agreed Adjustments”) any differences as to the Estimated Aggregate Merger Consideration and Estimated Per Share Merger Consideration and, if all such differences are resolved prior to Closing, then the Estimated Aggregate Merger Consideration and Estimated Per Share Merger Consideration, as adjusted by the Agreed Adjustments, shall be final and binding as the “Aggregate Merger Consideration” and “Per Share Merger Consideration,” respectively, for purposes of this Agreement. If any differences as to the Estimated Aggregate Merger Consideration and Estimated Per Share Merger Consideration are not resolved prior to Closing then, at Closing, Parent shall deposit into the Exchange Fund an amount in cash (the “Escrowed Amount”) it believes to be sufficient to effect the payment of the aggregate Per Share Merger Consideration for all shares of Company Common Stock outstanding as of the Effective Time (other than Dissenting Shares and shares to be canceled in accordance with Section 1.5(b)). Such deposit shall be made by wire transfer of immediately available funds to an account specified in writing by the Exchange Agent to be held, invested and disbursed in accordance with the terms and conditions of this Agreement and the Exchange Agent Agreement. For a period of fifteen (15) days following Closing, Parent and the Shareholders’ Representative shall continue to attempt to resolve any differences as to the Estimated Aggregate Merger Consideration and Estimated Per Share Merger Consideration by Agreed Adjustments. If any such differences are not resolved within fifteen (15) days following Closing, then Parent and the Shareholders’ Representative shall submit the differences that are then unresolved to Grant Thornton LLP (the “Accounting Firm”), and the Accounting Firm shall be directed by Parent and the Shareholders’ Representative to resolve the unresolved differences as promptly as practicable, but in any event within thirty (30) days of its appointment, and to deliver written notice to each of Parent and the Shareholders’ Representative setting forth its resolution of the disputed matters. Parent shall make available to the Accounting Firm and the Shareholders’ Representative such books, records and other information (including work papers) as the Accounting Firm or the Shareholders’ Representative may request in order to review the Closing Date Balance Sheet and Estimated

Merger Consideration Statement. Parent shall pay a portion of the Accounting Firm’s fees and expenses in an amount equal to the product of (i) the aggregate amount of the Accounting Firm’s fees and expenses multiplied by (ii) a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by Parent (as determined by the Accounting Firm), and the denominator of which is the total amount in dispute. The remaining portion of the Accounting Firm’s fees and expenses shall be deducted from the Aggregate Merger Consideration. The Estimated Aggregate Merger Consideration and Estimated Per Share Merger Consideration, in each case after giving effect to any Agreed Adjustments and the resolution of any disputed matters by the Accounting Firm, shall be final and binding as the “Aggregate Merger Consideration” and “Per Share Merger Consideration,” respectively, for purposes of this Agreement.

(d) Promptly, but not later than five (5) Business Days, after the determination of the Aggregate Merger Consideration pursuant to Section 1.6(c) that is final and binding as set forth therein:

(i) if the aggregate Per Share Merger Consideration for all shares of Company Common Stock outstanding as of the Effective Time (other than Dissenting Shares and shares to be canceled in accordance with Section 1.5(b)) exceeds the Escrowed Amount, then Parent shall (A) pay to the Exchange Agent an amount in cash equal to the excess of the aggregate Per Share Merger Consideration for all shares of Company Common Stock outstanding as of the Effective Time (other than Dissenting Shares and shares to be canceled in accordance with Section 1.5(b)) over the Escrowed Amount, which amount, together with the amount deposited by Parent at the Closing, shall constitute the “Exchange Fund” for purposes of this Agreement, and (B) instruct the Exchange Agent to distribute the Exchange Fund in accordance with Section 1.7 and the Exchange Agent Agreement; or

(ii) if the Escrowed Amount exceeds the aggregate Per Share Merger Consideration for all shares of Company Common Stock outstanding as of the Effective Time (other than Dissenting Shares and shares to be canceled in accordance with Section 1.5(b)), then Parent shall (A) instruct the Exchange Agent to deliver to Parent an amount in cash equal to the excess of the Escrowed Amount over the aggregate Per Share Merger Consideration for all shares of Company Common Stock outstanding as of the Effective Time (other than Dissenting Shares and shares to be canceled in accordance with Section 1.5(b)), and the remaining amount held by the Exchange Agent shall constitute the “Exchange Fund,” for purposes of this Agreement and (B) instruct the Exchange Agent to distribute the Exchange Fund in accordance with Section 1.7 and the Exchange Agent Agreement.

(e) Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate amount of consideration payable by Parent, Sub or the Surviving Corporation to the Company Shareholders and holders of Company Stock Options in connection with the Merger exceed (i) the Aggregate Merger Consideration plus (ii) the amount, if any, by which the fair value of the Dissenting Shares determined in accordance with Section 1091 of the OGCA exceeds the aggregate Per Share Merger Consideration for all such Dissenting Shares.

Section 1.7 Exchange Agent.

(a) As of the Effective Time, Parent shall designate, and enter into an agreement (the “Exchange Agent Agreement”) with, Computershare Inc., a Delaware corporation, or another Person reasonably acceptable to the Company, to act as exchange agent in the Merger (the “Exchange Agent”), which agreement shall provide that Parent shall deposit or cause to be deposited with the Exchange Agent as of the Effective Time or, if Parent and the Company have not agreed as to the Aggregate Merger Consideration as of the Effective Time, then at the time specified in Section 1.6(d), cash sufficient to effect the payment of the aggregate Per Share Merger Consideration for all shares of Company Common Stock outstanding as of the Effective Time (other than Dissenting Shares and shares to be canceled in accordance with Section 1.5(b)) (the “Exchange Fund”).

(b) Parent shall request the Exchange Agent to, promptly after the Effective Time, mail to each Company Shareholder who holds of record of a certificate or certificates (collectively, the “Certificates”) representing shares of Company Common Stock issued and outstanding immediately prior to the Effective Time a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery thereof to the Exchange Agent and shall contain instructions for use in effecting the surrender of such Certificates in exchange for the Per Share Merger Consideration (the “Transmittal Letter”)). Upon surrender for cancellation to the Exchange Agent of all Certificates held by any Company Shareholder, together with the Transmittal Letter, duly executed, such Company Shareholder shall be entitled to receive the Per Share Merger Consideration in exchange for each share of Company Common Stock represented by such Certificates, and any Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.

Section 1.8 Withholding. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement (including Section 1.5(c) and Section 1.13(a)) to any Person such amounts as Parent or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986 (the “Code”), or under any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Parent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person who otherwise would have received the payment in respect of which such deduction and withholding was made by Parent or the Surviving Corporation.

Section 1.9 Return of Exchange Fund. Any portion of the Exchange Fund that remains undistributed by the Exchange Agent to the Company Shareholders for 180 calendar days after the final determination of the Aggregate Merger Consideration pursuant to Section 1.6(c) shall be delivered to Parent, upon demand of Parent, and any such Company Shareholders who have not theretofore complied with this Article I shall thereafter look only to Parent for payment of the Per Share Merger Consideration to which they are entitled. None of the Exchange Agent, Parent or the Surviving Corporation shall be liable to any former holder of Company Common Stock for any consideration payable in accordance with this Article I which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 1.10 No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock.

Section 1.11 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of shares of Company Common Stock shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, Parent or the Exchange Agent, such Certificates shall be canceled and exchanged as provided in this Article I.

Section 1.12 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to such Certificate, Parent will pay or cause to be paid in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration.

Section 1.13 Company Stock Options.

(a) All Company Stock Options (other than Out-of-the-Money Company Stock Options) granted under the Company Stock Plans and outstanding immediately prior to the Effective Time, whether or not then exercisable or vested, shall cease to represent, as of the Effective Time, a right to acquire shares of Company Common Stock and shall be converted, in settlement and cancellation thereof, into the right to receive, at the Effective Time, an amount in cash, without interest, equal to the product of (i) the excess of (A) the Per Share Merger Consideration plus the per share amount of the Special Dividend over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised. All Out-of-the-Money Company Stock Options granted under the Company Stock Plans and outstanding immediately prior to the Effective Time, whether or not then exercisable or vested, shall, as of the Effective Time, be cancelled, without any consideration being payable in respect thereof, and have no further force or effect.

(b) Effective at or before the Effective Time, the Company Stock Plans and all awards thereunder shall terminate, and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest with respect to the capital stock or other equity interests of the Company or any of its Subsidiaries shall be canceled, without any liability on the part of the Company or any of its Subsidiaries (except as otherwise expressly provided in this Agreement).

(c) From and after the Effective Time, no Person shall have any right under any Company Stock Plan or under any other plan, program, agreement or arrangement with respect to equity interests of the Company or any of its Subsidiaries (except as otherwise expressly provided in this Agreement).

(d) Not later than immediately prior to the Effective Time, the Company Board or any committee thereof administering the Company Stock Plans shall adopt all resolutions necessary to provide for the foregoing, and the Company shall take any other action necessary to effect the foregoing. As soon as reasonably practicable after the final determination of the Aggregate Merger Consideration pursuant to Section 1.6(c), Parent shall make, or cause to be made, a cash contribution to the Surviving Corporation in an amount sufficient for the Surviving Corporation to pay the holders of Company Stock Options the cash payments specified in this Section 1.13. As soon as reasonably practicable after its receipt of such contribution, the Surviving Corporation shall pay the holders of Company Stock Options the cash payments specified in this Section 1.13. No interest shall be paid or accrue on cash payments to holders of Company Stock Options. The Company shall cooperate with Parent, and keep Parent fully informed, with respect to all resolutions, actions and consents that the Company intends to adopt, take and obtain in connection with the matters described in this Section 1.13. Without limiting the foregoing, the Company shall provide Parent with a reasonable opportunity to review and comment on all such resolutions and consents and shall not undertake any obligation in connection with any such resolution, action or consent without the prior written consent of Parent.

Section 1.14 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

Section 1.15 Closing; Closing Deliveries.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois, at 10:00 a.m., local time, no later than the second Business Day following the day on which the last of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been fulfilled or waived (if permissible) in accordance with this Agreement or at such other time and place as Parent and the Company shall agree (the date and time on which the Closing actually occurs is referred to herein as the “Closing Date”).

(b) Subject to fulfillment or waiver of the conditions set forth in Article VI, at the Closing Parent shall deliver to the Company all of the following:

(i) a certificate of the Secretary or an Assistant Secretary of Parent, dated the Closing Date, in form and substance reasonably satisfactory to the Company, as to the incumbency and signatures of the officers of Parent executing this Agreement and any other agreement, certificate or instrument executed by Parent hereunder; and

(ii) a certificate signed on behalf of Parent by an executive officer of Parent to the effect that each of the conditions set forth in Section 6.2 has been satisfied.

(c) Subject to fulfillment or waiver of the conditions set forth in Article VI, at the Closing Sub shall deliver to the Company all of the following:

(i) a copy of the Certificate of Incorporation of Sub certified as of a recent date by the Secretary of State of the State of Oklahoma;

(ii) a certificate of good standing of Sub, issued as of a recent date by the Secretary of State of the State of Oklahoma; and

(iii) a certificate of the Secretary or an Assistant Secretary of Sub, dated the Closing Date, in form and substance reasonably satisfactory to the Company, as to (A) no amendments to the Certificate of Incorporation of Sub since a specified date, (B) the Bylaws of Sub, (C) the resolutions of the Board of Directors of Sub authorizing the execution and performance of this Agreement and the transactions contemplated herein, (D) the written consent of Parent in its capacity as sole shareholder of Sub adopting this Agreement in accordance with Section 1081 of the OGCA and (E) the incumbency and signatures of the officers of Sub executing this Agreement and any other agreement, certificate or instrument executed by Sub hereunder.

(d) Subject to fulfillment or waiver of the conditions set forth in Article VI, at the Closing the Company shall deliver or cause there to be delivered to Parent all of the following:

(i) a copy of the Company Charter, certified as of a recent date by the Secretary of State of the State of Oklahoma;

(ii) a certificate of good standing of the Company and each of its Subsidiaries, issued as of a recent date by the Secretary of State of their respective states of organization;

(iii) a certificate of the Secretary or an Assistant Secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Parent, as to (A) no amendments to the Company Charter since a specified date, (B) the Bylaws of the Company (the “Company Bylaws”), (C) the resolutions of the Company Board authorizing the execution and performance of this Agreement and the transactions contemplated herein, (D) the resolutions of the Company Shareholders approving and adopting this Agreement in accordance with Section 1081 of the OGCA and (E) the incumbency and signatures of the officers of the Company executing this Agreement and any other agreement, certificate or instrument executed by the Company hereunder;

(iv) all consents, waivers or approvals obtained by the Company with respect to the consummation of the transactions contemplated by this Agreement;

(v) written acknowledgments pursuant to which the Company’s and its Subsidiaries’ outside legal counsel and any financial advisor, accountant or other Person who performed services for or on behalf of the Company or any of its Subsidiaries, or who is otherwise entitled to any fees, compensation or reimbursement from the Company or any of its Subsidiaries, in connection with this Agreement, the IM Purchase Agreement or any of the transactions contemplated by this Agreement or by the IM Purchase Agreement, acknowledges: (i) the total amount of fees, costs and expenses of any nature that is payable or has been paid to such Person in connection with this Agreement, the IM Purchase Agreement or any of the transactions contemplated by this Agreement or by the IM Purchase Agreement; and (ii) that it has been paid in full and is not (and will not be) owed any other amount by the Company or any of its Subsidiaries with respect to this Agreement, the IM Purchase Agreement or any of the transactions contemplated by this Agreement or by the IM Purchase Agreement;

(vi) (A) a statement dated not earlier than 20 days prior to the Closing Date in accordance with Treasury Regulation §§ 1.1445-2(c)(3) and 1.897-2(h) certifying that the Company is not, and has not been, a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code, with respect to which Parent shall have no actual knowledge that such statement is false or receive a notice that the statement is false pursuant to Treasury Regulation § 1.1445-4 and (B) the notification to the Internal Revenue Service described in Treasury Regulation § 1.897-2(h)(2) regarding delivery of the statement referred to in the preceding clause, signed by a responsible corporate officer of the Company; and

(vii) a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to the effect that each of the conditions set forth in Section 6.3(a) through Section 6.3(i) has been satisfied.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub represent and warrant to the Company as follows:

Section 2.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania and has the requisite corporate power and authority to carry on its business as now being conducted. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma and has the requisite corporate power and authority to carry on its business as now being conducted.

Section 2.2 Authority. On or prior to the date of this Agreement, the Board of Directors of Sub has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interest of Sub and Parent, as the sole shareholder of Sub, and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the OGCA. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub, and the consummation by Parent and Sub of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject to the filing of the Certificate of Merger as required by the OGCA. This Agreement has been duly executed and delivered by Parent and Sub and, assuming the valid authorization, execution and delivery of this Agreement by the Company and the Shareholders’ Representative and the validity and binding effect hereof on the Company and the Shareholders’ Representative, this Agreement constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms, except to the extent its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

Section 2.3 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section 2.3 have been obtained and all filings and obligations described in this Section 2.3 have been made, the execution and delivery of this Agreement by Parent and Sub, do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof by Parent and Sub will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation under, or result in the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under, any provision of (i) the Articles of Incorporation or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Sub, (ii) any material Contract applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or (iii) any Order or Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such violations, defaults, rights or Liens that would not, individually or in the aggregate, be adverse to Parent in any material respect or materially impair the ability of Parent or Sub to perform their respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by Parent or Sub. No notification to, filing or registration with, or authorization, consent or approval of, any Person is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent or Sub or is necessary for the consummation by Parent or Sub of the Merger and the other transactions contemplated by this Agreement, except (I) in connection, or in compliance, with the provisions of the Securities Exchange Act of 1934 (together with the rules and regulations promulgated thereunder, the “Exchange Act”), (II) for the filing of the Certificate of Merger with the Secretary of State of the State of Oklahoma and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business and (III) for such other notifications, consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, be adverse, in any material respect, to Parent or Sub (including by impairing, in any material respect, the ability of Parent or Sub to conduct its business) or materially impair the ability of Parent or Sub to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by Parent or Sub.

For purposes of this Agreement, “Material Adverse Change” or “Material Adverse Effect” means, when used with respect to Parent or the Company, as the case may be, any event, occurrence, fact, condition, change, development or effect that individually or when taken together with all other such events, occurrences, facts, conditions, changes, developments or effects is or could reasonably be expected to be materially adverse to the business, prospects, assets, liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, as the case may be, other than, in each case, any event, occurrence, fact, condition, change, development or effect arising out of or resulting from (i) general economic or political conditions in the United States or (ii) the adoption, implementation, promulgation, repeal, modification or amendment, in each case after the date of this Agreement, of any Law (but only, in the case of clauses (i) and (ii) with respect to the Company, if the Company and its Subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries operate). For purposes of this Agreement, “Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust, association or other entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such entity. In addition, for purposes of Sections 3.8, 3.9, 3.10, 3.12(c) and 3.14(c), with respect to the Company, the term “Subsidiary” shall include America’s Health Care/Rx Plan Agency, Inc., a Delaware corporation, which was a wholly-owned subsidiary of the Company immediately prior to the consummation of the IM Sale.

Section 2.4 Litigation. There are no actions, suits, claims, demands, labor disputes or other litigation, legal, administrative or alternative dispute resolution proceedings or governmental, regulatory or other investigations (“Actions”) pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries relating to the transactions contemplated by this Agreement.

Section 2.5 Brokers. No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

Section 2.6 Operations of Sub. Sub is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Sub as follows:

Section 3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate (in the case of a Subsidiary that is a corporation) or other entity power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification or good standing necessary.

Section 3.2 Capital Structure.

(a) The authorized capital stock of the Company consists of 90,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, $0.0001 par value. At the close of business on February 23, 2012: (i) 19,927,204 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights; (ii) no shares of Company Common Stock were held in the treasury of the Company or by Subsidiaries of the Company; (iii) an aggregate of 1,876,884 shares of Company Common Stock were reserved for issuance pursuant to outstanding options (the “Company Stock Options”) to purchase shares of Company Common Stock pursuant to the Access Plans USA, Inc. 1999 Stock Option Plan (f/k/a the Precis, Inc. 1999 Stock Option Plan), the Access Plans USA, Inc. 2002 Non-Employee Stock Option Plan (f/k/a the Precis, Inc. 2002 Non-Employee Stock Option Plan) or the Access Plans, Inc. 2009 Equity Compensation Plan (collectively, the “Company Stock Plans”); and (iv) no more than 400 Persons held of record shares of Company Common Stock. No shares of the Company’s preferred stock are issued and outstanding. The Company Stock Plans are the only benefit plans of the Company or any of its Subsidiaries under which any securities of the Company or any of its Subsidiaries may be issued or, except as set forth in Section 3.2(a) of the letter dated the date hereof and delivered on the date hereof by the Company to Parent, which letter relates to this Agreement and is designated the Company Letter (the “Company Letter”), have been issued. No securities issued under the benefit plans listed on Section 3.2(a) of the Company Letter are outstanding. Each share of Company Common Stock which may be issued pursuant to a Company Stock Plan has been duly authorized and, if and when issued pursuant to the terms thereof, will be validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth above, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. Except for the Company Stock Options and the IM Purchase Agreement, there are no options, warrants, calls, rights, puts or Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, deliver, sell or redeem or otherwise acquire, or cause to be issued, delivered, sold or redeemed or otherwise acquired, any shares of capital stock (or other voting securities or equity equivalents) of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, put or Contract. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Company Shareholders on any matter. There are no Contracts to which the Company, any of its Subsidiaries or any of their respective officers or directors is a party concerning the voting of any capital stock of the Company or any of its Subsidiaries. For purposes of this Agreement, “Contract” means any contract, agreement, instrument, guarantee, indenture, note, bond, mortgage, permit, franchise, concession, commitment, lease, license, arrangement, obligation or understanding, whether written or oral, and any amendment thereto.

(b) Section 3.2(b) of the Company Letter sets forth the name, jurisdiction of incorporation and the number of issued and outstanding shares of capital stock (or other voting securities or equity interests as the case may be) of each Subsidiary of the Company. All of the outstanding shares of capital stock (or other voting securities or equity interests as the case may be) of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and all such shares (or other voting securities or equity interests as the case may be) are owned by the Company free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, limitations on voting rights, charges and other encumbrances of any nature whatsoever (“Liens”). Except as set forth in Section 3.2(b) of the Company Letter, neither Company nor any Subsidiary of the Company directly or indirectly (i) owns, of record or beneficially, any outstanding voting securities or other equity interests in any Person or (ii) has the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of voting securities, by contract or otherwise.

(c) Section 3.2(c) of the Company Letter lists each Company Stock Option outstanding as of the date hereof, the number of shares Company Common Stock issuable thereunder (vested and unvested), the grant date, the names of the holders thereof, the expiration date and the exercise price thereof.

Section 3.3 Authority. On or prior to the date of this Agreement, the Company Board has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the OGCA, (iii) unanimously resolved to recommend on an unqualified basis the approval and adoption of this Agreement by the Company Shareholders and (iv) directed that this Agreement be submitted to the Company Shareholders for approval and adoption. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the Company Shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to (x) approval and adoption of this Agreement by the Company Shareholders and (y) the filing of the Certificate of Merger as required by the OGCA. This Agreement has been duly executed and delivered by the Company and, assuming the valid authorization, execution and delivery of this Agreement by Parent, Sub and the Shareholders’

Representative and the validity and binding effect of this Agreement on Parent, Sub and the Shareholders’ Representative, this Agreement constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). The filing of the Information Statement and, if necessary, the Proxy Statement with the Securities and Exchange Commission (the “SEC”) has been duly authorized by the Company Board. The Company has delivered to Parent complete and correct copies of the Company Charter and Company Bylaws and the Articles of Incorporation and Bylaws (or similar organizational documents) of each of its Subsidiaries.

Section 3.4 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section 3.4 have been obtained and all filings and obligations described in this Section 3.4 have been made, except as set forth in Section 3.4 of the Company Letter, the execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof by the Company will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation under, or result in the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Company Charter or the Company Bylaws, (ii) the Articles of Incorporation or Bylaws (or similar organizational documents) of any of the Company’s Subsidiaries, (iii) any Company Contract or (iv) any Order or Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets. No notification to, filing or registration with, or authorization, consent or approval of, any Person is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, except (I) in connection, or in compliance, with the provisions of the Exchange Act, (II) for the filing of the Certificate of Merger with the Secretary of State of the State of Oklahoma and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (III) for the Company Shareholder Approval and (IV) for such other notifications, consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, be adverse, in any material respect, to the Company or any of its Subsidiaries (including by impairing, in any material respect, the ability of the Company or any of its Subsidiaries to conduct its business) or materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

Section 3.5 SEC Documents, Other Reports and Sarbanes-Oxley.

(a) The Company has timely filed with the SEC all documents required to be filed by it under the Securities Act of 1933 (together with the rules and regulations promulgated thereunder, the “Securities Act”) or the Exchange Act since January 1, 2009 (the “Company SEC Documents”). As of their respective filing dates or, if amended, as of the date of the last amendment prior to the date hereof, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is or has been otherwise required to file any form, report, statement, schedule, certificate or other document with the SEC, or any securities exchange or quotation system, except for those documents that have been so filed. The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents (the “Financial Statements”) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the results of their operations and their cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof or as required by GAAP, since January 1, 2009, the Company has not made or adopted any change in its accounting methods, practices or policies in effect on January 1, 2009.

(b) Each of the principal executive officers and the principal financial officers of the Company (or each former principal executive officer and former principal financial officer of Company, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the “Sarbanes-Oxley Act”) with respect to the Company SEC Documents and, at the time of filing of each such certification, such certification was true and accurate. The Company has made available to Parent a summary of any disclosure made by the Company’s management to the Company’s auditors and the audit committee of the Company Board referred to in such certifications. For purposes of this Section 3.5(b), “principal executive officer” and “principal financial officer” shall have the meanings ascribed to such terms in the Sarbanes-Oxley Act.

(c) The Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that the Company maintains records that, in reasonable detail, accurately and fairly reflect the respective transactions and dispositions of assets of the Company and its Subsidiaries, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) that receipts and expenditures are being made only in accordance with authorizations of management and the Company Board and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Company

SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. As of their respective filing dates or, if amended, as of the date of the last amendment prior to the date hereof, to the extent required by applicable Law, the Company has disclosed, in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto, any change in the Company’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company has disclosed, based on the most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company Board (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, as of their respective filing dates or, if amended, as of the date of the last amendment prior to the date hereof, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(e) Since January 1, 2009, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

(f) No accounting rule, opinion, standard, consensus or pronouncement applicable to the Company or any of its Subsidiaries has been finally adopted and not subsequently withdrawn by the SEC, the Financial Accounting Standards Board, the Emerging Issues Task Force, the Public Company Accounting Oversight Board or any similar body that the Company or any of its Subsidiaries is required to implement (whether currently or after a prescribed transition period) but has not yet implemented as of the date of this Agreement and that, if so implemented, would reasonably be expected to have a Material Adverse Effect on the Company.

(g) The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) any applicable rules and regulations of the OTC Bulletin Board. Except as permitted by the Exchange Act, including Sections 13(k)(2) and 13(k)(3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified personal loans to any executive officer or director of the Company.

Section 3.6 Information Statement; Proxy Statement. None of the information to be included or incorporated by reference in the Information Statement or the Proxy Statement, as the case may be, (other than information with respect to Parent or Sub supplied in writing by Parent to the Company expressly for inclusion in such Information Statement or Proxy Statement) will, at the time of the mailing of such Information Statement or Proxy Statement and at the time of the Company Shareholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Company Shareholder Approval any event shall occur which is required at that time to be described in the Information Statement or Proxy Statement, as the case may be, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the Company Shareholders. The Information Statement or Proxy Statement, as the case may be, will comply as to form in all material respects with the provisions of the Exchange Act.

Section 3.7 Absence of Certain Changes or Events; No Undisclosed Liabilities.

(a) Except as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement or as disclosed in Section 3.7(a) of the Company Letter, since September 30, 2011: (i) the Company and its Subsidiaries have conducted their businesses, in all material respects, in the ordinary course consistent with past practice; (ii) the Company and its Subsidiaries have not sustained any material loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance); (iii) there has not been any action taken or committed to be taken by the Company or any of its Subsidiaries which, if taken following entry by the Company into this Agreement, would have required the consent of Parent pursuant to Section 4.1; and (iv) there has been no event, occurrence, fact, condition, effect, change or development which, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Change with respect to the Company.

(b) Neither the Company nor any of its Subsidiaries has any debts, liabilities, commitments or obligations of any nature (whether accrued or fixed, absolute or contingent, matured or unmatured, direct or indirect, known or unknown, asserted or unasserted), except (i) liabilities and obligations reflected or reserved against in the balance sheet of the Company dated September 30, 2011 included in the Form 10-K filed by the Company with the SEC on December 22, 2011 (or described in the notes thereto), (ii) liabilities and obligations incurred since September 30, 2011 in the ordinary course of business consistent with past practice not in excess of $300,000 individually or $600,000 in the aggregate and (iii) liabilities and obligations incurred in connection with this Agreement or the transactions contemplated hereby.

(c) Except as set forth in Section 3.7(c) of the Company Letter, neither the Company nor any of its Subsidiaries is obligated with respect to, has any liability for or has agreed to assume or guarantee any Indebtedness.

Section 3.8 Permits; Compliance with Laws and Regulations.

(a) Except as set forth in Section 3.8(a) of the Company Letter, each of the Company and its Subsidiaries, and their respective directors, officers, employees and, to the Knowledge of the Company, agents, is in possession of all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency (including insurance regulatory agencies), authority or tribunal (a “Governmental Entity”) that are necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), and no suspension or cancellation of any of the Company Permits, nor any investigations or inquiries related thereto, are pending or, to the Knowledge of the Company, threatened. Section 3.8(a) of the Company Letter sets forth a list of each Company Permit.

(b) Except as set forth in Section 3.8(b) of the Company Letter, neither the Company nor any of its Subsidiaries is, and since January 1, 2009 has not been, in violation of (i) its Certificate of Incorporation or Bylaws (or similar organizational documents), (ii) any applicable Law or (iii) any Order. No notice of any such violation has been received by the Company or any of its Subsidiaries.

(c) No Person has filed or, to the Knowledge of the Company, has threatened to file against the Company or any of its Subsidiaries a claim or action relating to any of the Company’s or its Subsidiaries’ respective assets or businesses under any foreign, federal or state whistleblower statute, including under the False Claims Act (31 U.S.C. § 3729 et seq.) or under the Dodd-Frank Wall Street Reform and Consumer Protection Act (12 U.S.C. § 5301 et seq.).

(d) Except as set forth in Section 3.8(d) of the Company Letter, the Company and its Subsidiaries have operational and effective privacy compliance and data security programs that include assigned staff, policies, procedures and training to enhance awareness of and compliance by the Company and its Subsidiaries with relevant United States and applicable foreign Laws concerning privacy and data security.

(e) To the Knowledge of the Company, each insurance agent, managing general agent, third party administrator, marketer, broker, solicitor, adjuster, distributor, customer representative or other insurance producer or consultant, including any Subsidiary of the Company, and any person or entity acting in any such capacity, that negotiated, offered, wrote, underwrote, issued, sold, produced, consulted on, solicited, marketed, serviced, administered or adjusted insurance policies or products in connection with the Company’s or such Subsidiary’s business (each, a “Producer”), at the time such Producer negotiated, offered, wrote, underwrote, issued, sold, produced, consulted on, solicited, marketed, serviced, administered or adjusted such insurance policy or product, or performed any other act that requires an insurance agent’s, managing general agent’s third party administrator’s, producer’s, solicitor’s, consultant’s, broker’s, advisor’s, adjuster’s or any other insurance license, (i) was duly licensed and appointed where required by applicable Law, for the type of business offered, written, underwritten, issued, sold, produced, consulted on, solicited, marketed, serviced, administered or adjusted by such Producer, and (ii) was so licensed and appointed in each jurisdiction in which such Producer offered, wrote, underwrote, issued, sold, produced, consulted on, solicited, marketed, serviced, administered or adjusted such business, as may be required by the various states, except for such failures to be licensed which are expressly barred by an applicable statute of limitations or which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(f) There are no outstanding (i) disputes between the Company or its Subsidiaries, on one hand, and any current or former Producers, sub-Producers or insurance companies, on the other hand, concerning commissions or other incentive compensation, or (ii) to the Knowledge of the Company, errors and omissions claims made by any Person by or against any Producer or sub-Producer.

(g) The Producer operations of the Company’s business are conducted through the Subsidiaries of the Company set forth in Section 3.8(g) of the Company Letter (each such Subsidiary, a “Company Producer Subsidiary”). Except as set forth in Section 3.8(g) of the Company Letter, each Company Producer Subsidiary is duly registered with and/or licensed as an insurance agent, consultant, managing general agent, third party administrator, marketer, broker, solicitor, adjuster, distributor, customer service representative, or other producer in each jurisdiction where such Company Producer Subsidiary conducts business or offers products of a nature requiring such licensing or registration and has been duly appointed, if required, by each insurance company for which it offers or sells insurance products or services. All such registrations, licenses and appointments are in full force and effect, and neither the Company nor any Company Producer Subsidiary has received written or, to the Knowledge of the Company, oral notice of any investigation, proceeding or order that would reasonably be expected to result in the suspension, nonrenewal, or revocation of any such registration, license or appointment.

(h) The Discount Medical Plan and Extended Service Contract/Extended Warranty/Appliance Repair operations of the Company’s business are conducted through the Subsidiaries of the Company set forth in Section 3.8(h) of the Company Letter (each such Subsidiary, a “DMPO or SC Subsidiary”). Except as set forth in Section 3.8(h) of the Company Letter, each DMPO or SC Subsidiary is duly registered with or licensed by all applicable Governmental Entities in all jurisdictions in which such DMPO or SC Subsidiary conducts business or offers products of a nature requiring such licensing or registration. All such registrations and licenses are in full force and effect, and neither the Company nor any DMPO or SC Subsidiary has received written or, to the Knowledge of the Company, oral notice of any investigation, proceeding, or order that would reasonably be expected to result in the suspension, nonrenewal, or revocation of any such registration, license or appointment. If required under applicable Law, the products and the forms and rates for such products have been duly filed with and approved by all applicable Governmental Entities, and each DMPO or SC Subsidiary has retained written or documentary evidence of such product approval.

(i) With respect to all other products, offerings, services, or benefits sold, offered, solicited, transmitted, given, or included in the Company’s or any of its Subsidiary’s business, if required under applicable Law, such products and the forms and rates for such products have been duly filed with and approved by all applicable Governmental Entities, except as set forth in Section 3.8(i) of the Company Letter. The Company or its Subsidiaries have retained written or other documentary evidence of such product approval.

(j) For purposes of this Section 3.8, “Discount Medical Plan and Extended Service Contract/Extended Warranty/Appliance Repair” means the business of, in exchange for consideration, (i) providing access for a Person to providers of medical services (including dental, vision, prescription drugs and/or medications, chiropractic care, massage therapy, physical therapy and related treatment or services provided by a physician or other licensed medical practitioner), and providing the right to receive medical services and/or medical-related services from such providers at a discount or (ii) providing to a Person repair, replacement, maintenance or warranty services for a product, or providing payment to repair, replace or maintain the product for a specified period of time (including, in the event a motor vehicle is the subject of coverage, incidental payments or indemnity for towing, rental and emergency roadside service).

Section 3.9 Tax Matters.

(a) Except as set forth in Section 3.9(a) of the Company Letter, (i) all Taxes (whether or not shown on any Tax Return) for which the Company or any of its Subsidiaries may be liable have been timely paid; (ii) all Tax Returns required to have been filed by or with respect to the Company and each of its Subsidiaries have been timely filed; (iii) all such Tax Returns are complete and accurate and disclose all Taxes required to be paid by or with respect to the Company and each of its Subsidiaries for the periods covered thereby; (iv) no extension of time within which to file any such Tax Return is in effect; (v) no waiver of any statute of limitations relating to Taxes for which the Company or any of its Subsidiaries may be liable is in effect, and no written request for such a waiver is outstanding; (vi) there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes for which the Company or any of its Subsidiaries may be liable; (vii) no claim has ever been made by a Governmental Entity in a jurisdiction where the Company or any Subsidiary has never paid Taxes or filed Tax Returns asserting that the Company or such Subsidiary, respectively, is or may be subject to Taxes assessed by such jurisdiction; (viii) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (ii) have been paid in full or otherwise finally resolved; (ix) there are no Tax rulings, requests for rulings, or closing agreements relating to Taxes for which the Company or any of its Subsidiaries may be liable that could affect the Company’s or any of its Subsidiaries’ liability for Taxes for any taxable period ending after the Closing Date; (x) neither the Company nor any of its Subsidiaries will be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other tax benefit, in each case in any taxable period (or portion thereof) after Closing, as a result of any change in method of accounting, closing agreement, intercompany transaction, instalment sale, or the receipt of any prepaid amount, in each case prior to Closing; (xi) no election under Section 108(i) of the Code will affect any item of income, gain, loss or deduction of the Company or any Subsidiary after the Closing; (xii) neither the Company nor any of its Subsidiaries is a party to any Tax sharing arrangements or Tax indemnity arrangements relating to the Company or any of its Subsidiaries (other than this Agreement and the IM Purchase Agreement) that will terminate prior to the Closing Date and neither the Company nor any of its Subsidiaries will have any liability thereunder on or after the Closing Date; (xiii) there are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries except Liens relating to current Taxes not yet due; (xiv) all Taxes which the Company or any of its Subsidiaries is required by Law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Entity; (xv) neither the Company nor any of its Subsidiaries has been a member of any combined, consolidated or unitary group other than the group of which it is presently a member, and neither the Company nor any of its Subsidiaries presently has or has had any direct or indirect ownership interest in any Person (other than the Company’s Subsidiaries); (xvi) neither the Company nor any of its Subsidiaries has any liability for Taxes of another Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), under any agreement or arrangement, as a transferee or successor, or otherwise; (xvii) with respect to each transaction in which the Company or any of its Subsidiaries has participated that is a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1), such participation has been properly disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or other law; (xviii) any powers of attorney granted by the Company or any of its Subsidiaries prior to the Closing relating to Taxes will terminate and be of no effect following the Closing; (xix) none of the Company’s Subsidiaries is disregarded as an entity separate from its owner for federal income tax purposes, and no election under Treasury Regulation § 1.7701-3 with respect to the federal income tax classification of any of the Company’s Subsidiary has been made; (xx) during the last three (3) years, neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied; and (xxi) there are no Tax credits, grants or similar amounts that are or could be subject to clawback or recapture as a result of (1) the transactions contemplated by this Agreement or (2) a failure by the Company or any of its Subsidiaries to satisfy one or more requirements on which the credit, grant or similar amount is or was conditioned. Section 3.9 of the Company Letter sets forth a schedule of the Tax Returns referred to in clause (ii) of the previous sentence with respect to which neither the appropriate Governmental Entity has completed its examination (with all issues finally resolved) nor the period for assessment of the associated Taxes (taking into account all applicable extensions and waivers) has expired.

(b) For purposes of this Agreement:

(i) “IRS” means the Internal Revenue Service;

(ii) “Tax” (and, with correlative meaning, “Taxes”) means: (1) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding on amounts paid to or by any Person, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including taxes under Code

Section 59A), escheat payments or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity and (2) any liability for the payment of amounts determined by reference to amounts described in clause (1) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis, as a result of any obligation under any agreement or arrangement (including any Tax sharing arrangement), as a result of being a transferee or successor, or otherwise; and

(iii) “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

Section 3.10 Litigation. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement and except as set forth in Section 3.10 of the Company Letter, there are, and since January 1, 2009 there have been, no outstanding Orders of any Governmental Entity against or involving the Company or any of its Subsidiaries or, to the Knowledge of the Company, against or involving any of the present or former directors, officers, employees or consultants, agents or shareholders of the Company or any of its Subsidiaries as such, or any of its or their properties, assets or business or any Company Plan (as hereinafter defined) that would be adverse to the Company or any of its Subsidiaries (including by impairing the ability of the Company or any of its Subsidiaries to conduct its business) or impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement or in Section 3.10 of the Company Letter, there are, and since January 1, 2009 there have been, no Actions pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of its or their present or former directors, officers, employees or consultants, agents or shareholders as such, or any of its or their properties, assets or business or any Company Plan (a) that would be adverse to the Company or any of its Subsidiaries (including by impairing the ability of the Company or any of its Subsidiaries to conduct its business) or impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby or (b) relating to the transactions contemplated by this Agreement.

Section 3.11 Certain Agreements.

(a) Except as filed as exhibits to the Company SEC Documents filed prior to the date hereof and except as set forth in Section 3.11(a) of the Company Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any Contract which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);

(ii) any Contract which purports to materially limit or restrict the manner or localities in which the Company or any of its Affiliates (including Parent or any of its Affiliates following the Merger) may conduct business, or any Contract which obligates the Company or any of its Affiliates (including Parent or any of its Affiliates following the Merger) to extend most-favored nation pricing to any Person, or any Contract imposing exclusivity obligations on the Company or any of its Affiliates (including Parent or any of its Affiliates following the Merger) with respect to customers or suppliers or imposing obligations on the Company or any of its Affiliates (including Parent or any of its Affiliates following the Merger) with respect to non-solicitation provisions with respect to customers or suppliers;

(iii) any Contract which purports to restrict or prohibit the Company or any of its Affiliates (including Parent or any of its Affiliates following the Merger) from hiring or soliciting any individual to perform employment or consulting services;

(iv) any Contract which requires any payment by the Company or any of its Subsidiaries in excess of $50,000 in any year or $150,000 in the aggregate and which is not terminable upon 60 days or less notice without penalty, or which requires any payment to the Company or any of its Subsidiaries in excess of $50,000 in any year or $150,000 in the aggregate and which is not terminable upon 60 days or less notice without penalty;

(v) any Contract relating to the incurrence or guarantee of Indebtedness;

(vi) any Contract of indemnification or any guaranty by the Company or any of its Subsidiaries other than any Contract entered into in connection with the sale or license by the Company or any of its Subsidiaries of products or services in the ordinary course of business;

(vii) any Contract that (A) grants to any third party a license to use, manufacture or reproduce any product, service or Intellectual Property Right of the Company or any of its Subsidiaries, (B) grants to the Company or any of its Subsidiaries a license to use, manufacture or reproduce any product, service or Intellectual Property Right of a third party or (C) permits any third party to sell, distribute or market any product, service or Intellectual Property Right of the Company or any of its Subsidiaries;

(viii) since January 1, 2007, any Contract (including the IM Purchase Agreement) relating to the acquisition or disposition of any business (whether by merger, sale or purchase of stock or assets or otherwise);

(ix) any Contract that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act in the Company SEC Documents;

(x) any Contract (including a purchase order) with any of the Key Customers or Key Suppliers;

(xi) any Contract relating to any joint venture, partnership or similar arrangements, or any Contract involving a sharing of revenues, profits, losses, costs or liabilities by the Company or any of its Subsidiaries with any other Person;

(xii) any Contract with any current or former employee, officer or director of the Company or any of its Subsidiaries that provides for annual aggregate payments in excess of $25,000;

(xiii) all collective bargaining agreements with any labor organization, union or association to which the Company or any of its Subsidiaries is a party;

(xiv) any settlement Contract which materially affects the conduct of the Company’s or any of its Subsidiaries’ businesses; or

(xv) any other Contract that is material to the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

The Company has previously made available to Parent complete and correct copies of each Contract of the type described in this Section 3.11 which was entered into prior to the date hereof. All Contracts of the type described in this Section 3.11 shall be referred to as “Company Contracts” regardless of whether they were entered into before or after the date hereof.

(b) All of the Company Contracts are valid and in full force and effect (except those which are cancelled, rescinded or terminated after the date hereof in accordance with their terms), and are enforceable against the Company and each of its Subsidiaries party thereto, and, to the Knowledge of the Company, any other party thereto, in accordance with their terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). To the Knowledge of the Company, no Person is challenging the validity or enforceability of any Company Contract. Neither the Company nor any of its Subsidiaries and, to the Knowledge of the Company, none of the other parties thereto, is in breach of any provision of, or committed or failed to perform any act which (with or without notice or lapse of time or both) would constitute a default under the provisions of, any Company Contract.

Section 3.12 ERISA.

(a) Section 3.12(a) of the Company Letter sets forth an accurate and complete list of (i) all “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) and (ii) any other employee benefit plan, program, payroll practice, policy, Contract, trust, understanding or arrangement of any kind, whether written or oral, including any pension, retirement, profit-sharing, thrift, deferred compensation, severance, employment, consulting, change in control, retention, incentive, equity or equity-based compensation, performance, bonus, vacation or holiday pay, sick pay, sick leave, hospitalization or other medical, disability, life, accident or other insurance, or other welfare, retiree welfare or benefit plan, to which either the Company or any of its ERISA Affiliates maintains, sponsors, contributes to, is a party, or by which it is bound, or pursuant to which it may be required to make any payment at any time for the benefit of any current or former employee, officer or director (or their beneficiaries), or with respect to which the Company or any its ERISA Affiliates, has any current or contingent liability or obligation (“Company Plans”). For purposes of this Agreement, “ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such Person pursuant to Section 414(b), (c), (m) or (o) of the Code and the rules and regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the rules and regulations promulgated thereunder.

(b) With respect to each Company Plan, to the extent applicable, the Company has delivered to Parent a true and correct copy of (i) the three (3) most recent annual reports (Form 5500) filed with the IRS, (ii) the three (3) most recent audited financial statements, (iii) the three (3) most recent actuarial reports, (iv) each such Company Plan that has been reduced to writing and all amendments thereto, (v) each trust, insurance or administrative Contract relating to each such Company Plan, (vi) a written summary of each unwritten Company Plan, (vii) the most recent summary plan description and summary of material modifications or other written explanation of each Company Plan provided to participants or beneficiaries, (viii) the most recent determination or opinion letter issued by the IRS with respect to any Company Plan intended to be qualified under Section 401(a) of the Code and any governmental advisory opinions, rulings, compliance statements, closing agreements, or similar materials specific to such Company Plan and (ix) all correspondence with the IRS, the Department of Labor, the SEC or Pension Benefit Guaranty Corporation or any other Governmental Entity relating to any outstanding controversy, investigation or audit. Each Company Plan complies, and has been operated and administered to comply, with its terms and ERISA, the Code and any other applicable Law and there has been no notice issued by any Governmental Entity questioning or challenging such compliance, and there are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened involving any Company Plan or the assets of any Company Plan.

(c) All contributions (including employer and employee salary reduction contributions), premiums, fees, administrative expenses or payments required to be made to each Company Plan have been timely made and all obligations in respect of each Company Plan have been properly accrued and reflected on the Company’s financial statements. No contribution, premium payment or other payment has been made in support of any Company Plan that is in excess of the allocable deduction for federal income tax purposes for the year with respect to which the contribution was made (whether under Section 404 of the Code or otherwise).

(d) Neither the Company nor any of its ERISA Affiliates currently maintains, contributes to or has any liability under or, at any time in the past has maintained, contributed to or had any liability under, (i) any Company Plan subject to the minimum funding standards of Section 412 or 4971 of the Code or Section 302 of ERISA or to Title IV of ERISA; (ii) a “multi-employer plan” (as defined in Section 3(37) of ERISA); (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code; or (iv) a multiple employer welfare benefit arrangement (as defined in Section 3(40)(A) of ERISA). Neither the Company nor any of its ERISA Affiliates has any liability of any kind whatsoever, whether known or unknown, direct, indirect, contingent or otherwise, under Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. Neither the Company nor any of its ERISA Affiliates: (i) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation; or (ii) has engaged in any transaction which would give rise to a liability of the Company or Parent under Section 4069 or Section 4212(c) of ERISA.

(e) With respect to the Company Plans, no event or set of circumstances has occurred and there exists no condition or set of circumstances in connection with which the Company or any of its ERISA Affiliates or any Company Plan fiduciary could be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable Law. Each Company Plan that is intended by its terms to be, or is otherwise treated by the Company as, qualified under Section 401(a) of the Code has been the subject of a favorable determination letter from the IRS or, with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such Company Plan is so qualified, and that such Company Plan and the trust related thereto are exempt from federal income Taxes under Section 401(a) and 501(a), respectively, of the Code, and no circumstance exists which might cause such Company Plan to cease being so qualified in operation, and no such determination or opinion letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened or any fact or event occurred that would reasonably be expected to adversely affect the qualified status of any such Company Plan or the exempt status of any such trust. No Company Plan has been amended since the date of its most recent determination or opinion letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

(f) Neither the Company nor any of its ERISA Affiliates has any liability or obligation under any Company Plan or otherwise to provide post-employment or retiree benefits to or in respect of any former employee or any other Person other than as specifically required by Section 4980B of the Code, Part 6 of Title I of ERISA or other applicable Law. Neither the Company nor any of its ERISA Affiliates has any liability of any kind whatsoever, whether known or unknown, direct, indirect, contingent or otherwise, on account of a violation of the health care requirements of Section 4980B or 4980D of the Code or Part 6 or 7 of Subtitle B of Title I of ERISA. With respect to any Company Plan that is an employee welfare benefit plan, no such Company Plan is unfunded or funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code).

(g) With respect to any Company Plan, no event has occurred or is reasonably expected to occur that has resulted in or would subject the Company or any of its ERISA Affiliates to a Tax under Section 4971 of the Code or the assets of the Company to a lien under Section 430(k) of the Code. There are no nonexempt prohibited transactions within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any Company Plan that has occurred that would give rise to liability on the part of the Company or any of its ERISA Affiliates, any officer of the Company or any of the Company Plans under Section 502(i) of ERISA or Section 4975 of the Code or otherwise and no breaches of fiduciary duty have occurred which may give rise to liability on the part of the Company or any of its ERISA Affiliates under Sections 409 or 502(l) of ERISA or otherwise.

(h) With respect to each Company Plan that is a “non-qualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and is subject to Section 409A of the Code, (i) the written terms of such Company Plan have at all times since January 1, 2009 been in compliance with, and (ii) such Company Plan has, at all times while subject to Section 409A of the Code, been operated in compliance with Section 409A of the Code, the regulations promulgated thereunder and all applicable guidance thereunder. Neither the Company nor any of its Subsidiaries has any obligation to provide any gross-up payment to any individual with respect to any Tax obligation under Section 4999 or 409A of the Code or otherwise.

(i) No amount that could be received, whether in cash or property or the vesting of property, as a result of the Merger or any other transaction contemplated hereby by any employee, officer or director of the Company or any of its Affiliates who is a “disqualified individual,” as such term is defined in Treasury Regulation Section 1.280G-1, under any Company Plan, either alone or together with any other event, could be characterized as an “excess parachute payment,” as defined in Section 280G of the Code, or would constitute an “excess parachute payment” if such amount were subject to the provisions of Section 280G of the Code. No Person is entitled to a gross-up payment from the Company or any of its Subsidiaries as a result of the imposition of a Tax under Section 4999 of the Code.

(j) Except as set forth in Section 3.12(j) of the Company Letter, the execution, delivery and performance by the Company of this Agreement do not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the terms hereof (whether alone or in connection with any subsequent other event(s)) will not, (i) entitle any employee, officer or director of the Company or any of its Subsidiaries to any severance, transaction bonus, change in control, retention or other payment, (ii) accelerate the time of payment or vesting or trigger any payment or funding, through a grantor trust or otherwise, of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Plan or (iii) result in any breach or violation of, or a default under, any Company Plan.

(k) The Company and all of its ERISA Affiliates have at all times reserved the right and power to terminate, suspend, discontinue and amend all Company Plans, including all welfare plans that provide benefits to any retiree or other former employee, and such right and power have been appropriately and satisfactorily communicated to all employees and participants.

(l) With respect to each Company Plan not subject to United States Law (a “Company Foreign Benefit Plan”), (i) the fair market value of the assets of each funded Company Foreign Benefit Plan, the liability of each insurer for any Company Foreign Benefit Plan funded through insurance or the reserve shown on the consolidated financial statements of the Company included in the Company SEC Documents for any unfunded Company Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the projected benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan based on reasonable, country specific actuarial assumptions and valuations and no transaction contemplated by this Agreement shall cause such assets or insurance obligations or book reserve to be less than such projected benefit obligations and (ii) each Company Foreign Benefit Plan required to be registered with a Governmental Entity has been registered, and has been maintained in good standing with the appropriate Governmental Entity, has been maintained and operated in all respects in accordance with its terms and is in compliance with all applicable Law.

(m) Neither the Company nor any of its Subsidiaries, with respect to employees outside of the United States: (i) is under any legal liability other than as required under statutorily required plans or programs, to pay pensions, gratuities, superannuation allowances or the like to any past or present directors, officers, employees or dependents of employees; (ii) has made ex-gratia or voluntary payments by way of superannuation allowance or pension; or (iii) maintains or has contemplated any pension schemes or arrangements for payment of the pensions or death benefits or similar arrangements.

Section 3.13 Environmental Matters.

(a) Other than exceptions to any of the following that would not, individually or in the aggregate, be adverse, in any material respect, to the Company or any of its Subsidiaries (including by impairing, in any material respect, the ability of the Company or any of its Subsidiaries to conduct its business) or materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby:

(i) Each of the Company and its Subsidiaries possesses all Environmental Permits (as hereinafter defined) necessary to conduct its businesses and operations as currently conducted; neither the Company nor any of its Subsidiaries has received any communication indicating that any such Environmental Permit may be revoked, adversely modified or not re-issued, and to the Knowledge of the Company there is no basis for any such revocation, adverse modification or non-reissuance.

(ii) Each of the Company and its Subsidiaries is, and since January 1, 2009 has been, in compliance with all applicable Environmental Laws (as hereinafter defined) and all applicable Environmental Permits, and has not violated any such Environmental Laws or Environmental Permits.

(iii) There are no Environmental Claims (as hereinafter defined) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(iv) Neither the Company nor any of its Subsidiaries has entered into any consent decree, agreement or order or is subject to any Order imposing any liability or requirement to investigate or clean up any Hazardous Materials under any applicable Environmental Law.

All reports, non-privileged memoranda and other similar documents concerning environmental assessments, studies, compliance audits or other environmental reviews, which contain material information relating to the Company or any of its Subsidiaries and are in the possession or reasonably within the control of the Company or any of its Subsidiaries, have been made available to Parent.

(b) For purposes of this Agreement:

(i) “Environmental Claims” means, in respect of any Person: (i) any and all administrative, regulatory or judicial Actions, Orders, Liens or notices of noncompliance, liability or violation by any Governmental Entity or other Person alleging liability arising out of, based on or related to any Environmental Law; and (ii) any and all claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence, Release or exposure to, any Hazardous Material;

(ii) “Environmental Laws” means all Laws, Orders, notices, government enforcement policies, common law, judgments, treaties or binding agreements, as applicable, in each case issued by, promulgated by or entered into with any Governmental Entity relating in any way to pollution or protection of the environment (including ambient air, indoor air, surface water, groundwater, soils, soil gas, land surface or subsurface strata), the preservation or reclamation of natural resources, the protection of human health as it relates to exposure to Hazardous Materials or the use, generation, management, handling, transport, treatment, disposal, storage, Release or threatened Release of Hazardous Materials;

(iii) “Environmental Permits” means all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity arising under or relating to Environmental Laws;

(iv) “Hazardous Materials” means any chemical, material, substance, waste, pollutant or contaminant (i) that is or contains radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum byproducts and derivatives (including fractions or constituents thereof) or radon gas or (ii) that is prohibited, limited or regulated by or pursuant to any Environmental Law or that is regulated, defined, listed or identified under any Environmental Law as a “hazardous waste,” “hazardous substance,” “toxic substance” or words of similar import thereunder; and

(v) “Release” means any actual or threatened releasing, spilling, leaking, pumping, pouring, emitting, discharging, escaping, leaching, dumping, disposing, dispersing, injecting, depositing, emptying, seeping, placing, emanating or migrating in, into, onto or through the environment (including ambient air, indoor air, surface water, ground water, soils, soil gas, land surface or subsurface strata) or within any building, structure, facility or fixture.

Section 3.14 Compliance with Worker Safety Laws; Labor Matters.

(a) Except as set forth in Section 3.14(a) of the Company Letter, the properties, assets and operations of the Company and each of its Subsidiaries are in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules and regulations, Orders, permits and licenses relating to public and worker health and safety (collectively, “Worker Safety Laws”). With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance in all material respects with applicable Worker Safety Laws. To the Knowledge of the Company, there are no pending or proposed amendments to any Worker Safety Laws currently applicable in any material respect to the operations of the Company or any of its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries is a party to, bound by, subject to or negotiating any collective bargaining agreement or any similar Contract, work rules or practices with any labor union or similar organization. There are no pending or, to the Knowledge of the Company, threatened, and have not been at any time any labor strikes, disputes, slowdowns, corporate campaigns, stoppages, interruptions at work, picketing, leafleting, boycotts, lockouts or union organizing efforts. No labor union has been certified by the National Labor Relations Board and no notice has been received by the Company or any of its Subsidiaries from any labor union stating that it has been, or is demanding to be, designated or otherwise recognized as bargaining agent for any employee.

(c) The Company and its Subsidiaries are in compliance with all applicable Laws pertaining to employment and employment practices, terms and conditions of employment, employment classification, wages and hours of work (including all state and federal requirements regarding compensation for time worked, maximum hours of work, child labor restrictions, overtime, meal and rest periods, proper payment of bonuses and commissions, compliant record-keeping practices and timely payment of wages), discrimination in employment, affirmative action obligations, equal employment opportunity, immigration and work authorization, leaves, reasonable accommodations, whistleblower, facility closures and layoffs (including the WARN Act), occupational safety and health, workers’ compensation, unemployment compensation, confidentiality, labor relations and collective bargaining, and are not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing. There are no Actions against the Company or any of its Subsidiaries pending, or to the Knowledge of the Company, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of any current or former employee of the Company or any of its Subsidiaries, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws. The employment of any terminated former employee of the Company and its Subsidiaries has been terminated in compliance with any applicable Contract terms and Laws, and neither the Company nor its Subsidiaries has any liability under any such Contract or Laws toward any such terminated employee.

(d) To the Knowledge of the Company, no employee is a party to any noncompetition agreement, Contract with a third party or any other obligation of any kind (and neither the Company nor any of its Subsidiaries has received any notice alleging that any employee is such party or so subject) that (i) prohibits or otherwise limits in any way (or purports to prohibit or limit in any way) any employee from performing his or her duties with respect to the Company or any of its Subsidiaries, (ii) restricts or limits in any way the scope or type of work in which he or she may be engaged other than for the benefit of the Company or any of its Subsidiaries or (iii) requires him or her to transfer, assign or disclose information concerning his or her work on behalf of the Company or any of its Subsidiaries to any third party.

(e) All independent contractors and consultants who have worked for the Company or any of its Subsidiaries at any time are and have been properly classified as independent contractors or consultants pursuant to all applicable Laws. The Company and its Subsidiaries have properly withheld all amounts required by Law or by Contract to be withheld from the wages, salaries and other payments to current and former employees prior to the Closing and are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing.

(f) The Company and each of its Subsidiaries are and have been in compliance with the requirements of the Workers Adjustment and Retraining Notification Act of 1988 and any analogous state, local or foreign Law (including any state Laws relating to plant closings or mass layoffs) (the “WARN Act”) and have no liabilities or unfulfilled notice obligations pursuant to the WARN Act.

(g) Section 3.14(g) of the Company Letter sets forth a list of all the Persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries, including, with respect to each such Person, his or her position, date of hire, location, annual salary or base compensation, bonus opportunity and status as full-time or part-time.

Section 3.15 Intellectual Property.

(a) Except as set forth in Section 3.15(a) of the Company Letter, the Company and its Subsidiaries own or have a valid right to use all patents, trademarks, trade names, service marks, domain names, copyrights and any applications and registrations for any of the foregoing, trade secrets, know-how, technology, computer software and other tangible and intangible proprietary information and intellectual property rights (collectively, “Intellectual Property Rights”), free and clear of all Liens, as are necessary to conduct the business of the Company and its Subsidiaries as currently conducted or planned to be conducted by the Company and its Subsidiaries. Following the Closing, the Company and its Subsidiaries will continue to have all such Intellectual Property Rights. Neither the Company nor any of its Subsidiaries has infringed, misappropriated or violated, in any material respect, nor has the Company or any of its Subsidiaries received any notice from a third party claiming infringement, misappropriation or violation of, any Intellectual Property Rights of any third party. No third party infringes, misappropriates or violates, in any material respect, any Intellectual Property Rights owned or exclusively licensed by or to the Company or any of its Subsidiaries.

(b) Section 3.15(b) of the Company Letter contains a list as of the date hereof of (i) all registered United States, state and foreign trademarks, service marks, logos, trade dress and trade names and pending applications to register the foregoing, (ii) all United States and foreign patents and patent applications, (iii) all registered United States and foreign copyrights and pending applications to register the same and (iv) all domain names, in each case owned by the Company and its Subsidiaries. Except as set forth in Section 3.15(b) of the Company Letter, all registrations for copyrights, patents and trademarks identified therein are valid and in force, and all applications to register any unregistered copyrights, patent rights and trademarks so identified are pending and in good standing.

(c) Except as set forth in the Company SEC Documents filed prior to the date of this Agreement or in Section 3.15(c) of the Company Letter, as of the date of this Agreement, there are no Actions pending or, to the Knowledge of the Company, threatened that challenge or question the Intellectual Property Rights of the Company or any of its Subsidiaries.

(d) The Company and its Subsidiaries have taken reasonable steps to maintain the confidentiality of or otherwise protect and enforce their rights in all Intellectual Property Rights owned by them (“Owned Intellectual Property Rights”), and to protect and preserve through the use of customary non-disclosure agreements the confidentiality of all confidential information that is owned, used or held by the Company or any of its Subsidiaries in the conduct of its business. To the Knowledge of Company, such confidential information has not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure agreements which have not been breached.

(e) All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception or development, or both, of the Owned Intellectual Property Rights (i) have been and are a party to “work-for-hire” arrangements with Company or a Subsidiary of the Company or (ii) have assigned to Company or a Subsidiary of the Company all ownership of all tangible and intangible property arising in connection with the conception or development of such Owned Intellectual Property Rights.

(f) None of the software of the Company or any of its Subsidiaries that is licensed separately or incorporated into products of the Company or any of its Subsidiaries incorporates or is based on, comprised of or distributed with any publicly available free software or is otherwise subject to the provisions of any “open source” or similar license agreement, except as would not, individually or in the aggregate, be adverse, in any material respect, to the Company or any of its Subsidiaries (including by impairing, in any material respect, the ability of the Company or any of its Subsidiaries to conduct its business) or materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

Section 3.16 Properties and Assets.

(a) The Company or a Subsidiary of the Company has good and marketable title to or, in the case of leased property and leased tangible assets, a valid leasehold interest in, all of the Company’s and its Subsidiaries’ properties and assets, including the Company Leased Real Property, free and clear of all Liens, except those Liens for Taxes not yet due and payable and such other Liens or minor imperfections of title, if any, that do not detract, in any material respect, from the value or interfere with the present use of the affected property or asset. Such properties and assets are in good operating condition, maintenance and repair, ordinary wear and tear excepted, are useable in the ordinary course of business and are reasonably adequate and suitable for their current uses. Such properties and assets, together with all properties and assets held by the Company and its Subsidiaries under leases or licenses, include all tangible and intangible property, assets, Contracts and rights necessary or required for the operation of the business of the Company and its Subsidiaries as presently conducted.

(b) Neither the Company nor any of its Subsidiaries owns, or has ever owned, any real property or holds any option to acquire any real property.

(c) Section 3.16(c) of the Company Letter sets forth a list and brief description of each lease or similar agreement (showing the parties thereto, annual rental, expiration date, renewal and purchase options, if any, the improvements thereon, the uses being made thereof, and the location and the legal description of the real property covered by such lease or other agreement) under which the Company or any Subsidiary of the Company is lessee of, or holds or operates, any real property owned by any third party (the “Company Leased Real Property”). Except as set forth in such Section, each such lease is in full force and effect, is enforceable in accordance with its terms, and is valid and without default (including any event which with notice or lapse of time or both would become a default) thereunder by the lessee or, to the Knowledge of the Company, the lessor. The Company or one of its Subsidiaries has the right to quiet enjoyment of all the Company Leased Real Property for the full term of the lease or similar agreement (and any renewal option related thereto) relating thereto, and the leasehold or other interest of the Company or any Subsidiary of the Company in the Company Leased Real Property is not subject or subordinate to any Lien. Complete and correct copies of any title opinions, surveys and appraisals in the Company’s possession or any policies of title insurance currently in force and in the possession of the Company with respect to each parcel of Company Leased Real Property have previously been made available by the Company to Parent. The leasehold interests described in Section 3.16(c) of the Company Letter are sufficient to conduct the business of the Company and its subsidiaries as now conducted.

(d) Neither the whole nor any part of the Company Leased Real Property is subject to any pending suit for condemnation or other taking by any Governmental Entity, and, to the Knowledge of the Company, no such condemnation or other taking is threatened or contemplated.

Section 3.17 Key Customers and Suppliers. Section 3.17 of the Company Letter sets forth a list for each of the twelve (12) months ended September 30, 2011 and the three (3) months ended December 31, 2011 of (a) the top ten revenue producing customers of the Company and its Subsidiaries (collectively, the “Key Customers”) and (b) the top ten suppliers of the Company and its Subsidiaries (collectively, the “Key Suppliers”), including the amount of revenue received from each such Key Customer and the amount of purchases from each such Key Supplier, in each case for the twelve (12) months ended September 30, 2011 and the three (3) months ended December 31, 2011. Except as set forth in Section 3.17 of the Company Letter, since January 1, 2011 there has been no actual or, to the Knowledge of the Company, threatened termination, cancellation or material limitation of, or material modification or change in, the business relationship of the Company or any of its Subsidiaries with any one or more of the Key Customers or the Key Suppliers. To the Knowledge of the Company, there exists no present condition or state of facts or circumstances involving any Key Customer or Key Supplier and their relationships with the Company or any of its Subsidiaries which would, individually or in the aggregate, be adverse, in any material respect, to the Company or any of its Subsidiaries (including by impairing, in any material respect, the ability of the Company or any of its Subsidiaries to conduct its business after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which such business has heretofore been conducted).

Section 3.18 Insurance. The Company has provided to Parent prior to the date of this Agreement copies of all insurance policies (including declaration pages) which are maintained by the Company or any of its Subsidiaries or which names the Company or any of its Subsidiaries as an insured (or loss payee), including those which pertain to the Company’s or any of its Subsidiaries’ assets, employees or operations. All such insurance policies are in full force and effect and all premiums due thereunder have been paid. Neither the Company nor any of its Subsidiaries has received notice of cancellation of default under any such policy or notice of any pending or threatened termination or cancellation, coverage limitation or reduction or material premium increase with respect to any such policy. Neither the Company nor any of its Subsidiaries is in breach of, or default under (with notice or the lapse of time or both) or has committed any act or omission that would permit termination or modification of, any such insurance policy. There is no claim by the Company or any of its Subsidiaries pending under any such insurance policy covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any of its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

Section 3.19 Absence of Certain Payments. Since January 1, 2007, none of the Company, any of its Subsidiaries or any director, officer, agent, or employee of the Company or any of its Subsidiaries, or any other Person acting on behalf of the Company or any of its Subsidiaries, has, directly or indirectly: (i) used any of the funds of the Company or any of its Subsidiaries for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from the Company’s or any of its Subsidiaries’ funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977; (iv) established or maintained any unlawful or unrecorded fund of the monies or other assets of the Company or any of its Subsidiaries; (v) made any false or fictitious entry on the books or records of the Company or any of its Subsidiaries; or (vi) made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment, to any person or entity, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions for the Company or any of its Subsidiaries, or to pay for favorable treatment for business secured or for special concessions already obtained for the Company or any of its Subsidiaries.

Section 3.20 Related Party Transactions. Except for (i) the transactions and arrangements set forth on Section 3.20 of the Company Letter, (ii) compensatory arrangements, awards or agreements that are disclosed in the Company’s information statement dated November 4, 2011 and (iii) director and officer indemnification agreements approved by the Company Board, there are no material agreements or understandings between the Company or any of its Subsidiaries, on one hand, and any Related Party, on the other hand. Except for the transactions and arrangements set forth on Section 3.20 of the Company Letter, no Related Party (I) has borrowed money from or loaned money to the Company or any of its Subsidiaries that is currently outstanding or otherwise has any cause of action or claim against the Company or any of its Subsidiaries, (II) has any ownership interest in any property or asset used by the Company or any of its Subsidiaries in the conduct of its business, (III) is a party to any Contract or is engaged in any ongoing transaction or other relationship with the Company or any of its Subsidiaries or (IV) or has any other relationship with the Company or its Subsidiaries that is required to be disclosed under Item 404 of Regulation S-K under the Securities Act in the Company SEC Documents which is not described therein. For purposes of this Agreement, “Related Party” means any shareholder, director, officer or Affiliate of the Company or any of its Subsidiaries, and if any such Person is a natural person, any member of the immediate family of any such natural person.

Section 3.21 Opinion of Financial Advisor. The Company Board has received the opinion of Southwest Securities, Inc., to the effect that, as of the date hereof, the Per Share Merger Consideration is fair to the Company Shareholders from a financial point of view, a copy of which opinion has been delivered to Parent. Such opinion has not been rescinded, repudiated or, except as set forth therein, qualified.

Section 3.22 State Takeover Statutes; Certain Charter Provisions. The Company has taken all action (including appropriate approvals of the Company Board) necessary to exempt Parent, its Subsidiaries and Affiliates, the Merger, this Agreement and the transactions contemplated hereby from the requirements of any “fair price,” “moratorium,” “control share acquisition” statute or similar anti-takeover Law, or any takeover provision in the Company Charter or the Company Bylaws.

Section 3.23 Required Vote of Company Shareholders. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is required to approve and adopt this Agreement (the “Company Shareholder Approval”). No other vote of the securityholders of the Company is required by Law, the Company Charter, the Company Bylaws or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

Section 3.24 Brokers. No broker, investment banker or other Person, other than Southwest Securities, Inc., the fees and expenses of which will be paid by the Company at Closing (as reflected in an agreement between Southwest Securities, Inc. and the Company, dated November 10, 2010, a copy of which has been furnished to Parent), is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.25 IM Purchase Agreement. Section 3.25 of the Company Letter sets forth a true, complete and correct copy of the IM Purchase Agreement and all exhibits and schedules thereto. The IM Purchase Agreement has not been amended, supplemented or modified, in any respect and, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), the IM Purchase Agreement is in full force and effect and constitutes the valid and binding obligation of the Company and, to the Knowledge of the Company, the other parties thereto. The representations and warranties of the Company set forth in Article 2 of the IM Purchase Agreement are true and correct in all material respects. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of the Company under any term or condition of the IM Purchase Agreement. The IM Sale was consummated pursuant to and in accordance with the terms set forth in the IM Purchase Agreement on February 24, 2012.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1 Conduct of Business Pending the Merger. Except as expressly permitted by paragraphs (a) through (z) of this Section 4.1, during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organization, preserve its assets and properties in good repair and condition, maintain insurance policies in such amounts and against such risks and losses as are currently in effect, maintain sufficient working capital, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in Section 4.1 of the Company Letter (with specific reference to the applicable subsection below), the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

(a) (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its shareholders in their capacity as such, other than dividends or distributions from Subsidiaries of the Company to the Company, provided, that, prior to the Closing, the Company may declare a one-time cash dividend of up to $0.10 per share of Company Common Stock then outstanding payable to the Company’s shareholders immediately prior to or following the Closing (the “Special Dividend”), but only if (x) prior to the Closing the Company pays the full amount of the Special Dividend to the Company’s transfer agent (for subsequent payment to the Company’s shareholders) on terms and conditions acceptable to Parent and (y) the payment of the Special Dividend does not cause the Net Cash Amount as of immediately prior to the Effective Time to be less than $15,025,000; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire, any such shares or other securities;

(b) authorize for issuance, issue, deliver, sell, pledge, dispose of, grant, transfer or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities, equity equivalent or convertible or exchangeable securities, other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their current terms;

(c) amend its Certificate of Incorporation or Bylaws (or similar organizational documents);

(d) acquire or agree to acquire by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire, or agree to acquire, any assets other than assets acquired in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries, taken as a whole;

(e) sell, transfer, lease, license (as licensor of Intellectual Property Rights of the Company or any of its Subsidiaries), mortgage, pledge, encumber or otherwise dispose of any of its properties or assets, other than (i) the IM Sale and (ii) sales, leases or licenses of products or services in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries, taken as a whole;

(f) incur, assume or modify any Indebtedness, other than Indebtedness between the Company and its Subsidiaries;

(g) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any of its Subsidiaries;

(h) enter into any transaction, Contract, arrangement or understanding with any Related Party (other than as expressly required by this Agreement);

(i) (A) delay payment of any account payable of the Company or any of its Subsidiaries beyond its due date or the date when such account payable would have been paid in the ordinary course of business consistent with past practice (other than as a result of a good faith dispute with the payee or creditor), (B) request, accelerate or facilitate any payment of any account receivable of the Company or any of its Subsidiaries prior to its due date, other than in the ordinary course of business consistent with past practice or (C) revalue any portion of the assets, properties or business of the Company, including any write-down or write-off of the value of inventory or other assets other than, in the case of this clause (C), in accordance with GAAP or as required by Law;

(j) modify, amend, terminate, supplement or permit the lapse of, in any material manner, any lease of, operating agreement or other agreement relating to any Company Leased Real Property (except for the lapse or termination of any lease or agreement in accordance with its terms);

(k) allow any material Intellectual Property Rights to expire or lapse;

(l) cancel or terminate any insurance policy or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies, for premiums not more than the current market rates, are in full force and effect;

(m) (i) grant, increase or accelerate the vesting or payment of, or announce or promise to grant, increase or accelerate the vesting or payment of, any compensation or benefits payable or to become payable to its directors, officers or employees, including any increase or change pursuant to any Company Plan, except in a manner which is consistent with the Company’s normal and customary past practices or (ii) establish, adopt, enter into, amend or take action to enhance or accelerate any rights or benefits under (or promise to take any such action(s)) any agreement, plan or arrangement that would constitute a Company Plan if it were in existence on the date hereof, in either case except as required by Law or by any written Contract or any Company Plan in existence on the date hereof;

(n) terminate the employment of or hire any Person whose annual compensation during 2011 exceeded or during 2012 is reasonably expected to exceed $75,000;

(o) knowingly violate or knowingly fail to perform any obligation or duty imposed upon the Company or any of its Subsidiaries by any applicable federal, state or local Law, rule, regulation, guideline or ordinance, except as set forth in Section 4.1(o) of the Company Letter;

(p) make or adopt any change to its accounting methods, practices, policies or procedures (other than actions required to be taken by GAAP);

(q) fail to file any Tax Return when due (after giving effect to any properly obtained extensions of time in which to make such filings), prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date);

(r) make any tax election (except a tax election that would not require Parent’s consent under Section 4.1(q)), enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any dispute relating to Taxes, or request any ruling or similar guidance with respect to Taxes;

(s) (i) enter into, amend, modify or terminate any Company Contract, (ii) waive, release or assign any rights under any Company Contract or (iii) terminate, amend, modify or waive any provision of, or release any other Person from, any confidentiality, non-disclosure or similar agreement to which the Company or any of its Subsidiaries is a party;

(t) enter into or amend any Contract (including the IM Purchase Agreement) (i) that would, after the Effective Time, restrict Parent or any of its Affiliates (including the Company or any of its Affiliates) with respect to engaging in any line of business or in any geographical area or (ii) that contains exclusivity, most favored nation pricing or non-solicitation provisions with respect to any customer or supplier;

(u) make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $25,000 or, in the aggregate, are in excess of $100,000;

(v) waive or release any material right or claim or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the most recent Company SEC Documents filed prior to the date hereof or incurred in the ordinary course of business consistent with past practice;

(w) initiate, settle or compromise any Action;

(x) enter into any agreement or arrangement that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC;

(y) take any action that would reasonably be expected to, or omit to take any action where such omission would reasonably be expected to, prevent, materially delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement; or

(z) authorize, recommend, propose or announce an intention to do any of the foregoing or enter into any Contract to do any of the foregoing.

Section 4.2 No Solicitation

(a) From the date hereof until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with the terms hereof, the Company shall not, and shall cause its Subsidiaries not to, and shall cause its and their respective officers, directors, employees, financial advisors, attorneys and other advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate, induce or encourage the submission of any Acquisition Proposal (as hereinafter defined) or any proposal, offer or inquiry that could reasonably be expected to lead to an Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions (other than to state that they are not permitted to have discussions) or negotiations with any Third Party with respect to or in response to any Acquisition Proposal or any proposal, offer or inquiry that could reasonably be expected to lead to an Acquisition Proposal or (iii) furnish to any Third Party any information regarding the Company or any of its Subsidiaries, or afford access to the properties, books and records of the Company or any of its Subsidiaries to any Third Party, in connection with or in response to any Acquisition Proposal or any proposal, offer or inquiry that could reasonably be expected to lead to an Acquisition Proposal.

(b) Notwithstanding anything to the contrary in this Section 4.2, if after the date of this Agreement and prior to obtaining the Company Shareholder Approval, (i) the Company receives an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Agreement, (ii) the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal (as hereinafter defined) and (iii) the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take the actions referred to in clause (x) or (y) below would constitute a breach of its fiduciary duties to the Company Shareholders under applicable

Law, then, prior to obtaining the Company Shareholder Approval, the Company may (x) furnish to the Third Party making such Acquisition Proposal information regarding the Company and its Subsidiaries and (y) participate in discussions or negotiations with such Third Party with respect to such Acquisition Proposal; provided that (1) prior to furnishing such information to, or participating in discussions or negotiations with, such Third Party, the Company receives from such Third Party an executed confidentiality agreement on customary terms and with provisions not less favorable to the Company than those contained in the Confidentiality Agreement (as hereinafter defined) and (2) prior to or concurrently with the time any such information is provided to such Third Party, the Company shall provide to Parent any such information concerning the Company and its Subsidiaries that was not previously provided to Parent.

(c) The Company shall promptly, and in any event no later than twenty-four (24) hours after it receives any Acquisition Proposal or any proposal, offer or inquiry that could reasonably be expected to lead to an Acquisition Proposal, or any request for information regarding the Company or any of its Subsidiaries in connection with an Acquisition Proposal, advise Parent orally and in writing of such Acquisition Proposal, or other proposal, offer, inquiry or request, including providing the identity of the Third Party making or submitting such Acquisition Proposal, or other proposal, offer, inquiry or request, and (i) if such Acquisition Proposal or other proposal, offer or inquiry is in writing, a copy of such Acquisition Proposal or other proposal, offer or inquiry and any related draft agreements and other written material setting forth the material terms and conditions of such Acquisition Proposal or other proposal, offer or inquiry and (ii) if such Acquisition Proposal or other proposal, offer or inquiry is made orally, a reasonably detailed written summary thereof. The Company shall keep Parent informed, in all material respects, on a current basis, of the status and details of, and any change to the material terms of, any such Acquisition Proposal or other proposal, offer or inquiry, including providing Parent copies of any correspondence related thereto and proposed documents to effect such Acquisition Proposal.

(d) Except as otherwise provided in Section 4.2(e), neither the Company Board nor any committee thereof shall (i) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal or any proposal, offer or inquiry that could reasonably be expected to lead to an Acquisition Proposal, (ii) withdraw or, in a manner adverse to Parent or Sub, modify or qualify the Company Recommendation or take any action or make any statement inconsistent with the Company Recommendation, (iii) following the date any Acquisition Proposal or any material change thereto is first made public, sent or given to the Company Shareholders, fail to issue a press release that expressly reaffirms the Company Recommendation within five (5) Business Days following Parent’s written request to do so (which request may only be made once with respect to any such Acquisition Proposal and each material change thereto) (any such action set forth in the foregoing clauses (i), (ii) or (iii) being referred to as a “Company Adverse Recommendation Change”), (iv) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle or other Contract providing for, relating to or in connection with any Acquisition Proposal or any proposal, offer or inquiry that could reasonably be expected to lead to an Acquisition Proposal or (v) take any action pursuant to which any Third Party or Acquisition Proposal would become exempt from or not otherwise subject to any takeover statute or articles of incorporation provision relating to Acquisition Proposals.

(e) Notwithstanding Section 4.2(d), prior to obtaining the Company Shareholder Approval, in response to the receipt, after the date hereof, of a Superior Proposal that has not been withdrawn and that did not otherwise result from a breach of this Agreement, and provided that the Company and its Subsidiaries have complied with this Section 4.2, including the following sentence of this Section 4.2(e), the Company Board may make a Company Adverse Recommendation Change in order to cause the Company to terminate this Agreement pursuant to Section 7.1(h) and enter into a definitive agreement with respect to such Superior Proposal if (and only if) the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would constitute a breach of its fiduciary duties to the Company Shareholders under applicable Law. The Company Board shall not make a Company Adverse Recommendation Change unless (i) concurrently with the termination of this Agreement the Company pays the Termination Fee payable pursuant to Section 5.3(d) and reimburses Parent for its costs and expenses pursuant to Section 5.3(b), (ii) the Company has, at least five (5) Business Days prior to making such Company Adverse Recommendation Change (the “Notice Period”), provided a written notice (the “Notice of Adverse Recommendation Change”) to Parent advising Parent that the Company Board intends to effect a Company Adverse Recommendation Change in response to a Superior Proposal, which notice shall specify the material terms and conditions of such Superior Proposal, identify the Person making such Superior Proposal and attach copies of any agreements intended to effect such Superior Proposal, (iii) during such Notice Period, the Company and its Representatives have negotiated in good faith with Parent and its Representatives regarding any revisions to the terms of this Agreement and the transactions contemplated hereby proposed by Parent in response to such Superior Proposal or otherwise and (iv) taking into account any changes to the terms of this Agreement proposed by Parent to the Company, the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure by it to make a Company Adverse Recommendation Change would constitute a breach of its fiduciary duties to the Company Shareholders under applicable Law and such Superior Proposal continues to meet the definition of the term “Superior Proposal”; provided, however, that if during the Notice Period any revisions are made to the Superior Proposal and such revisions are material (it being understood and agreed that any change to consideration with respect to such Superior Proposal is material), the Company shall provide written notice of such revisions to Parent and the Notice Period shall be extended by an additional three (3) Business Day period from the date of such notice.

(f) Nothing in this Section 4.2 shall prohibit the Company Board from taking and disclosing to the Company Shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act so long as such disclosure is limited to (i) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, (ii) an express rejection of an applicable Acquisition Proposal or (iii) an express reaffirmation of the Company Recommendation; provided, however, that any action that constitutes a Company Adverse Recommendation Change may only be made in compliance with Section 4.2(e).

(g) For purposes of this Agreement:

(i) “Acquisition Proposal” means any proposal, offer or inquiry relating to: (A) any acquisition or purchase from the Company by any Third Party of 15% or more of the total outstanding voting securities of the Company or any of its Subsidiaries; (B) any tender offer or exchange offer that if consummated would result in any Third Party beneficially owning 15% or more of the total outstanding voting securities of the Company or any of its Subsidiaries; (C) any merger, consolidation, business combination, recapitalization or similar transaction involving the Company pursuant to which the Company Shareholders immediately preceding such transaction would hold less than 85% of the outstanding voting securities of the surviving or resulting entity of such transaction in substantially the same proportion as prior to such transaction; (D) any sale, lease, exchange, transfer, license, acquisition or disposition of 15% or more of the assets (based on the fair market value thereof) of the Company or any of its Subsidiaries; or (E) any liquidation or dissolution of the Company or any of its Subsidiaries; provided, however, that “Acquisition Proposal” shall not include the IM Sale pursuant to the IM Purchase Agreement;

(ii) “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal to acquire more than (A) 50% of the outstanding voting securities of the Company or (B) 50% of the consolidated assets (based on the fair market value thereof) of the Company and its Subsidiaries, in either case on terms that, in the reasonable good faith judgment of the Company Board, after consultation with its financial advisor and outside legal counsel, taking into account all relevant legal, financial, regulatory and other aspects of such proposal (including the identity of the Third Party making such proposal and the anticipated timing, conditions and prospects for completion of such proposal) and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such proposal or otherwise), (x) is more favorable, from a financial point of view, to the Company Shareholders than the Merger and (y) for which any necessary financing is fully committed; and

(iii) “Third Party” means any Person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) other than Parent and its Affiliates.

Section 4.3 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality agreement relating to an Acquisition Proposal or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent or its Affiliates). During such period, the Company agrees to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Shareholder Materials; Shareholder Written Consents; Shareholder Meeting.

(a) The Company shall, as soon as practicable following the date of this Agreement, and in no event later than ten (10) Business Days after the date hereof, (i) if the Shareholder Written Consents are delivered to the Company in accordance with Section 5.1(b), prepare and file with the SEC an information statement of the type contemplated by Rule 14c-2 promulgated under the Exchange Act and related materials with respect to the Merger and this Agreement (collectively, including all amendments and supplements thereto, the “Information Statement”) or (ii) if the Shareholder Written Consents are not delivered to the Company in accordance with Section 5.1(b), prepare and file with the SEC a proxy statement and related materials with respect to the Merger and this Agreement (collectively, including all amendments or supplements thereto, the “Proxy Statement”). The Company shall ensure that the Information Statement or the Proxy Statement, as the case may be, complies as to form in all material respects with the applicable provisions of the Exchange Act. The Company shall use its reasonable best efforts to have the Information Statement or the Proxy Statement, as the case may be, cleared by the SEC and mailed to the Company Shareholders as promptly as practicable after (i) if the Company does not receive comments from the SEC with respect to the preliminary Information Statement or Proxy Statement, as the case may be, the eleventh (11th) calendar day immediately following the date of filing of the preliminary Information Statement or the preliminary Proxy Statement, as the case may be, with the SEC and (ii) if the Company does receive comments from the SEC with respect to the preliminary Information Statement or the preliminary Proxy Statement, as the case may be, clearance by the SEC with respect to such comments. The Company shall, as promptly as practicable after receipt thereof, provide Parent with copies of all written comments and requests for additional information, and advise Parent of all oral comments and requests, with respect to the Information Statement or the Proxy Statement, as the case may be, received from the SEC. If, at any time prior to the Effective Time, any information relating to the Company, any of its Subsidiaries or any of their respective officers or directors should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Information Statement or the Proxy Statement, as the case may be, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party that discovers such information shall promptly notify the other party hereto and, to the extent required by Law, the Company shall promptly file with the SEC and disseminate to its shareholders an appropriate amendment or supplement describing such information. Notwithstanding the foregoing, prior to filing or mailing the Information Statement or the Proxy Statement, as the case may be (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, the Company shall (i) provide Parent with a reasonable opportunity to review and comment on such document or response and (ii) consider in good faith all reasonable comments that Parent proposes. On the date of their filing or delivery, the Company shall provide Parent with a copy of all such filings with, and all such responses delivered to, the SEC. Notwithstanding anything to the contrary in this Agreement, no amendment or supplement (including by incorporation by reference) to the Information Statement or the Proxy Statement, as the case may be, shall be made without the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed.

(b) Promptly following the execution and delivery of this Agreement, the Company shall, in accordance with the OGCA and the Company Bylaws, take all action necessary to seek and obtain, as soon as practicable, the Company Shareholder Approval by written consent, in the form attached hereto as Exhibit A, of the holders of at least a majority of the outstanding shares of Company Common Stock (the “Shareholder Written Consents”). As soon as practicable following the Company’s receipt of the Shareholder Written Consents necessary to secure the Company Shareholder Approval in lieu of calling a meeting of the Company Shareholders, the Company shall deliver to Parent copies of such Shareholder Written Consents, certified as true and complete by the secretary of the Company. If such Shareholder Written Consents are not delivered to Parent within one (1) Business Day after the execution of this Agreement, Parent shall have the right to terminate this Agreement pursuant to Section 7.1(f)(iii). In connection with obtaining the Shareholder Written Consents, the Company shall comply with the OGCA, the Company Charter, the Company Bylaws and the Exchange Act (including Regulation 14C and Schedule 14C promulgated thereunder).

(c) If the Shareholder Written Consents are not delivered to the Company in accordance with Section 5.1(b), the Company, acting through the Company Board, shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of the Company Shareholders (the “Shareholder Meeting”) for the purpose of considering the approval and adoption of this Agreement. The Company shall, except to the extent that the Company has made a Company Adverse Recommendation Change in compliance with Section 4.2(e), acting through the Company Board, recommend to the Company Shareholders approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger (the “Company Recommendation”), and shall use its reasonable best efforts to solicit such approval and adoption by the Company Shareholders. Notwithstanding any Company Adverse Recommendation Change pursuant to Section 4.2(e), the Company agrees to submit this Agreement to the Company Shareholders for approval and adoption.

Section 5.2 Access to Information. The Company shall, and shall cause each of its Subsidiaries to, afford to the accountants, counsel, financial advisors, consultants and other representatives of Parent reasonable access to, and permit them to make such inspections as they may reasonably require of, all of its employees, customers, properties, books, contracts, commitments and records (including the work papers of independent accountants, if available and subject to the consent of such independent accountants) during normal business hours during the period from the date of this Agreement through the Effective Time and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained pursuant to this Section 5.2 shall be kept confidential in accordance with the confidentiality agreement, dated June 13, 2011, among Southwest Securities, Inc., the Company and Aon Risk Services Companies, Inc. (the “Confidentiality Agreement”).

Section 5.3 Fees and Expenses.

(a) Except as provided in this Section 5.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

(b) Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated (i) by Parent pursuant to Section 7.1(b) or by the Company or Parent pursuant to Section 7.1(d) and an Acquisition Proposal existed between the date hereof and the date of the termination of this Agreement, (ii) by the Company or Parent pursuant to Section 7.1(e), (iii) by Parent pursuant to Section 7.1(f) or (iv) by the Company pursuant to Section 7.1(h), then, in each case, the Company shall (without prejudice to any other rights Parent may have against the Company for breach of this Agreement) reimburse Parent upon demand by wire transfer of immediately available funds to an account specified in writing by Parent for all reasonable out-of-pocket costs and expenses incurred or paid by or on behalf of Parent or any Affiliate of Parent in connection with this Agreement and the transactions contemplated herein, including all fees and expenses of counsel, investment banking firms, accountants and consultants; provided, however, that the Company shall not be obligated to make payments pursuant to this Section 5.3(b) in excess of $750,000 in the aggregate.

(c) Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated (i) by Parent pursuant to Section 7.1(b) or by the Company or Parent pursuant to Section 7.1(d) or Section 7.1(e) and, in each case, an Acquisition Proposal existed between the date hereof and the date of the termination of this Agreement and, concurrently with or within twelve (12) months after any such termination an Acquisition Proposal is consummated or the Company or any of its Subsidiaries shall enter into any letter of intent, agreement in principle or other similar Contract with respect to an Acquisition Proposal or (ii) by Parent pursuant to Section 7.1(f), then, in each case, the Company shall (in addition to any obligation under Section 5.3(b) and without prejudice to any other rights that Parent may have against the Company for a breach of this Agreement) pay to Parent the Termination Fee by wire transfer of immediately available funds to an account specified in writing by Parent, such payment to be made promptly, but in no event later than (x) in the case of clause (i), the earlier to occur of the consummation of such Acquisition Proposal or the entry into such letter of intent, agreement in principle or other similar Contract with respect to such Acquisition Proposal or (y) in the case of clause (ii), within two (2) Business Days following such termination. For purposes of this Section 5.3(c), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 4.2(g)(i), except that all percentages therein shall be changed to “50%”.

(d) Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated by the Company pursuant to Section 7.1(h), the Company shall, prior to, and as a condition to, such termination (in addition to any obligation under Section 5.3(b) and without prejudice to any other rights that Parent may have against the Company for a breach of this Agreement), pay to Parent the Termination Fee by wire transfer of immediately available funds to an account specified in writing by Parent.

(e) The Company acknowledges that the agreements contained in this Section 5.3 are an integral part of the transactions contemplated by this Agreement and that without these agreements Parent would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 5.3 and, in order to obtain any such payment Parent commences a suit which results in a judgment against the Company for any of the amounts set forth in this Section 5.3, the Company shall pay to Parent its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amounts due pursuant to this Section 5.3 at the prime rate of JPMorgan Chase Bank, N.A. in effect on the date such payment was required to be made.

Section 5.4 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent and the Company agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied; and (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and from Persons other than Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any Action by any Governmental Entity.

(b) Each party shall use all reasonable best efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

Section 5.5 Public Announcements. The initial press release relating to this Agreement shall be a joint press release in the form attached hereto as Exhibit B and thereafter neither Parent nor the Company will issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable Law or the rules of any stock exchange.

Section 5.6 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 5.7 Indemnification of Directors and Officers. Subject to applicable Law, for a period of six (6) years after the Effective Time, Parent agrees to cause the Surviving Corporation to indemnify and hold harmless all past and present officers and directors of the Company and its Subsidiaries in their capacity as such to the same extent such Persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Charter and the Company Bylaws for acts or omissions occurring at or prior to the Effective Time.

Section 5.8 Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause (A) any representation or warranty of the notifying party contained in this Agreement to be untrue or inaccurate in any material respect or (B) any covenant, condition or agreement of the notifying party contained in this Agreement not to be complied with or satisfied in all material respects; (ii) any failure of Parent or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (iii) any change, event or effect which would be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect on the Company or on Parent, as the case may be; and (iv) the receipt of any written communication from any Person alleging that a consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or from any Governmental Entity in connection with the transactions contemplated by this Agreement. The delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.9 Employee Benefit Plans and Agreements.

(a) Parent shall determine the terms and conditions of employment for each employee from and after the Effective Time. Nothing in this Agreement shall be interpreted as limiting the power of Parent or the Surviving Corporation to amend or terminate any Company Plan or any other individual employee benefit plan, program, Contract or policy or as requiring Parent or the Surviving Corporation to offer to continue the employment of any employee or the engagement of any independent contractor or, other than as required by its terms, any written employment Contract. Nothing in this Agreement shall be interpreted as an amendment or other modification of any Company Plan or other employee benefit plan, program or arrangement or the establishment of any employee benefit plan, program or arrangement. Nothing herein shall be deemed to be a guarantee of employment for any employee of the Surviving Corporation or any of its Subsidiaries, or to restrict the right of the Surviving Corporation, Parent or any of their respective Subsidiaries to terminate or cause to be terminated the employment of any employee at any time for any or no reason with or without notice. Parent and the Company acknowledge and agree that all provisions contained in this Section 5.9 are included for the sole benefit of Parent, Merger Sub, the Company, the Surviving Corporation and their respective Subsidiaries, and that nothing in this Section 5.9, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including any employees, former employees, any participant in any employee benefit plan, program or arrangement (or any dependent or beneficiary thereof) of Parent, the Company or the Surviving Corporation or any of their respective Subsidiaries, or (ii) to continued employment with Parent, the Company, the Surviving Corporation, or any of their respective Subsidiaries or continued participation in any employee benefit plan, program or arrangement.

(b) To the extent that, following the Effective Time, Parent causes employees of the Company or any of its Subsidiaries to be eligible to participate in any employee benefit plan, program or arrangement maintained by Parent or any of its Affiliates (each such plan, program or arrangement, a “Parent Plan”), Parent shall, and shall cause its Affiliates and the applicable Parent Plan to recognize prior service of such employees with the Company and its Subsidiaries as service with Parent and its Affiliates to (i) credit each employee’s service with the Company or any of its Subsidiaries or any predecessor employers thereto, to the extent credited under the analogous Company Plan, as service with Parent and its Affiliates for purposes of eligibility and vesting under such Parent Plan, but not for any other purposes, including for purposes of determining benefit accruals, vacation benefits or early retirement subsidies under any defined benefit pension plan of Parent or its Affiliates; provided, however, that in no event shall the employees be entitled to any credit to the extent that it would result in duplication of benefits with respect to the same period of service and (ii) use commercially reasonable efforts to cause any and all pre-existing condition limitations, eligibility waiting periods, active employment requirements and requirements to show evidence of good health under such Parent Plan, to the extent that such conditions, exclusions and waiting periods would have been waived or satisfied under the analogous Company Plan in which such employee participated immediately prior to the Effective Time, to be waived with respect to such employee and such individual’s spouse and eligible dependents who become participants in such Parent Plan, subject to the conditions, regulations, underwriting criteria or similar provisions imposed by any of Parent’s insurers.

(c) If requested by Parent in writing at least 20 calendar days prior to the Effective Time, the Company shall take all action necessary to terminate any 401(k) plan maintained by the Company or any of its Subsidiaries.

Section 5.10 Certain Litigation. The Company shall promptly advise Parent orally and in writing of any Action commenced after the date of this Agreement against the Company or any of its directors by any Company Shareholder relating to this Agreement, the Merger and the transactions contemplated hereby and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such Action and shall give due consideration to Parent’s views with respect to such Action and shall not settle or offer to settle any such Action without the prior written consent of Parent.

Section 5.11 IM Purchase Agreement.

(a) The Company shall give prompt notice to Parent of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause (i) any representation or warranty of the Company contained in the IM Purchase Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement of the Company contained in the IM Purchase Agreement not to be complied with or satisfied in all material respects. Not less than five (5) Business Days prior to the proposed effective date thereof, the Company shall give notice to Parent, and shall provide copies to Parent, of any proposed amendment, modification or waiver of the IM Purchase Agreement, and shall not enter into any such amendment, modification or waiver without the prior written consent of Parent.

(b) The Company shall comply in all material respects with all agreements and covenants required to be performed by it under the IM Purchase Agreement on or prior to the Closing Date. The Company agrees to use reasonable best efforts to enforce, to the fullest extent permitted under applicable Law, the provisions of the IM Purchase Agreement and the Promissory Note, including obtaining injunctions to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

(c) The Company shall deliver promptly to Parent copies of all notices the Company receives under the IM Purchase Agreement.

Section 5.12 Appointment of Shareholders’ Representative.

(a) Each Company Shareholder who votes in favor of this Agreement or executes a Shareholder Written Consent in approval of this Agreement and the Merger, or whose shares of Company Common Stock are converted into the right to receive the Per Share Merger Consideration pursuant to Section 1.5(c) (excluding, for the avoidance of doubt, any holder of Dissenting Shares), irrevocably constitutes and appoints Mark R. Kidd (“Kidd”) as “Shareholders’ Representative” to act as such Company Shareholder’s true and lawful attorney-in-fact and agent and authorizes Shareholders’ Representative acting for such Company Shareholder and in such Company Shareholder’s name, place and stead, in any and all capacities, to participate in the process for calculating the Aggregate Merger Consideration and the Per Share Merger Consideration as set forth in Section 1.6(c) and to take any and all action that requires or permits action by Shareholders’ Representative from time to time as Shareholders’ Representative may deem necessary or desirable in connection with this Agreement, including making or entering into any waiver to or amendment of this Agreement, entering into and delivering any agreement, opinion, certificate or other document contemplated hereunder, or taking any and all such additional action as may be necessary or appropriate in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing.

(b) Each Company Shareholder who votes in favor of this Agreement or executes a Shareholder Written Consent in approval of this Agreement and the Merger, or whose shares of Company Common Stock are converted into the right to receive the Per Share Merger Consideration pursuant to Section 1.5(c) (excluding, for the avoidance of doubt, any holder of Dissenting Shares), grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the matters described above, hereby ratifying and confirming all that Shareholders’ Representative may lawfully do or cause to be done by virtue hereof.

(c) Each Company Shareholder who votes in favor of this Agreement or executes a Shareholder Written Consent in approval of this Agreement and the Merger, or whose shares of Company Common Stock are converted into the right to receive the Per Share Merger Consideration pursuant to Section 1.5(c) (excluding, for the avoidance of doubt, any holder of Dissenting Shares), agrees that Parent, Sub and the Surviving Corporation shall be entitled to unconditionally assume that any action taken or omitted, or any document executed by, Kidd purporting to act as Shareholders’ Representative under or pursuant to this Agreement or in connection with any of the transactions contemplated by this Agreement has been unconditionally authorized by such Company Shareholder to be taken, omitted to be taken or executed on such Company Shareholder’s behalf so that such Company Shareholder will be legally bound thereby, and each such Company Shareholder agrees not to institute any claim, lawsuit, alternative dispute resolution or other proceeding against Parent, Sub or the Surviving Corporation alleging that Kidd did not have the authority to act as Shareholders’ Representative on behalf of such Company Shareholder in connection with any such action, omission or execution, and each of Parent, Sub and the Surviving Corporation are hereby relieved from any liability to any Person for any acts done by them in accordance with the written instructions or agreement of the Shareholders’ Representative. No modification or revocation of the power of attorney granted by such Company Shareholders herein to Kidd to serve as Shareholders’ Representative shall be effective as against Parent, Sub or the Surviving Corporation until Parent, Sub and the Surviving Corporation have received a document signed by such Company Shareholder effecting said modification or revocation.

(d) The Shareholders’ Representative may employ and obtain the advice of legal counsel, accountants and other professional advisors and incur such other reasonable expenses on behalf of the Company Shareholders in connection with this Agreement as the Shareholders’ Representative, in his sole discretion, deems necessary or advisable in the performance of its duties as the Shareholders’ Representative.

(e) The Shareholders’ Representative represents and warrants to Parent, Sub and the Company that he has full legal capacity, right and authority to execute and deliver this Agreement. This Agreement has been duly executed and delivered by the Shareholders’ Representative and, assuming the valid authorization, execution and delivery of this Agreement by Parent, Sub and the Company and the validity and binding effect of this Agreement on Parent, Sub and the Company, this Agreement constitutes the valid and binding obligation of the Shareholders’ Representative enforceable against the Shareholders’ Representative in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(f) The fees and expenses of the Shareholders’ Representative, including by reason of Section 1.6(c), shall be deducted from the Aggregate Merger Consideration.

ARTICLE VI

CONDITIONS PRECEDENT TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver by Parent and the Company at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement shall have been duly approved and adopted by the requisite vote or written consent of the Company Shareholders in accordance with applicable Law, and if approved and adopted by written consent, the Information Statement shall have been cleared by the SEC and sent to the Company Shareholders in accordance with Regulation 14C of the Exchange Act at least twenty (20) calendar days prior to the Closing Date.

(b) No Order. No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation or Order (whether temporary, preliminary or permanent) which is then in effect prohibiting or having the effect of making illegal the consummation of the Merger and no Governmental Entity shall have instituted any Action that is pending seeking such an Order.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment or waiver by the Company at or prior to the Effective Time of the following additional conditions:

(a) Performance of Obligations. Each of Parent and Sub shall have performed in all material respects each of its agreements contained in this Agreement required to be performed at or prior to the Effective Time.

(b) Representations and Warranties. Each of the representations and warranties of Parent and Sub contained in this Agreement that is qualified by materiality shall be true and correct at and as of the date of this Agreement and the Effective Time as if made at and as of such date and time (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the date of this Agreement and the Effective Time as if made at and as of such date and time (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement.

(c) Closing Deliveries. Each of Parent and Sub shall have delivered all the certificates and other documents required pursuant to Section 1.15(b) and (c).

Section 6.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment or waiver by Parent at or prior to the Effective Time of the following additional conditions:

(a) Performance of Obligations. The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time.

(b) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.2 and Section 3.3 shall be true and correct in all respects at and as of the date of this Agreement and the Effective Time as though made on and as of such date and time (other than representations and warranties which address matters only as of a certain date, which shall be true and correct in all respects as of such certain date); (ii) each of the representations and warranties of the Company contained in this Agreement (other than in Section 3.2 and Section 3.3) that is qualified by materiality shall be true and correct at and as of the date of this Agreement and the Effective Time as if made on and as of such date and time (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date); and (iii) each of the representations and warranties that is not so qualified (other than in Section 3.2 and Section 3.3) shall be true and correct in all material respects at and as of the date of this Agreement and the Effective Time as if made at and as of such date and time (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement.

(c) Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, occurrence, fact, condition, effect, change or development that, individually or in the aggregate, has had or would be reasonably expected to have a Material Adverse Effect on the Company.

(d) Consents. All notifications to, authorizations, consents, orders, declarations or approvals of or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, the failure of which to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would, individually or in the aggregate, be materially adverse to Parent (assuming the Merger had taken place), shall have been obtained, shall have been made or shall have occurred. Further, the Company shall have provided notice to, or obtained the consent or approval of, each Person that is not a Governmental Entity who is required to be notified, or whose consent or approval shall be required, in connection with the transactions contemplated hereby under any Company Contract.

(e) No Litigation or Injunction. There shall not be instituted or pending any Action (i) by any Person relating to this Agreement or any of the transactions contemplated herein or (ii) which would have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent.

(f) Dissenting Shareholders. The Dissenting Shares shall include no more than three percent (3%) of the shares of Company Common Stock outstanding immediately prior to the Effective Time.

(g) IM Sale. The promissory note issued by Reliant in favor of the Company at the closing of the IM Sale (the “Promissory Note”) shall (i) have been executed and issued in the form attached to the IM Purchase Agreement, (ii) have a principal amount outstanding as of the Effective Time of not less than $1,500,000, (iii) be a valid and binding obligation of Reliant, enforceable against Reliant in accordance with its terms and (iv) shall not have been assigned, transferred, conveyed, mortgaged, pledged or otherwise encumbered by the Company. Reliant shall not have delivered to the Company a Post-Closing Balance Sheet (as defined in the IM Purchase Agreement) pursuant to Section 1.5 of the IM Purchase Agreement indicating that the purchase price under the IM Purchase Agreement should be reduced. The Company shall have caused the filing of a UCC-1 Financing Statement which perfects a security interest in the shares of America’s Health Care/Rx Plan Agency, Inc. securing the Promissory Note.

(h) Key Customers. There shall have been no actual or, to the Knowledge of the Company, threatened termination, cancellation or material limitation of, or material modification or change in, the business relationship of the Company or any of its Subsidiaries with any one or more of the Key Customers, nor, to the Knowledge of the Company, shall there exist any present condition or state of facts or circumstances involving any Key Customer and its relationship with the Company or any of its Subsidiaries which would, individually or in the aggregate, be adverse, in any material respect, to the Company or any of its Subsidiaries (including by impairing, in any material respect, the ability of the Company or any of its Subsidiaries to conduct its business after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which such business has heretofore been conducted).

(i) Working Capital. The Company shall have positive Working Capital as of the Closing Date.

(j) Employment Agreements. Parent shall have entered into agreements with each of the individuals listed on Section 6.3(j) of the Company Letter, on such terms and conditions as are satisfactory to Parent, containing, among other things, terms of their respective employment with Parent and certain noncompetition covenants.

(k) Assumption of Underwriting Activities. Life of The South Insurance Company and the Company shall have executed and delivered a definitive agreement relating to the assumption of the underwriting activities of the Surviving Corporation, on such terms and conditions as are satisfactory to Parent, in its sole discretion.

(l) Company Stock Options. Each Company Stock Option issued and outstanding under the Access Plans USA, Inc. 1999 Stock Option Plan (f/k/a the Precis, Inc. 1999 Stock Option Plan) and the Access Plans USA, Inc. 2002 Non-Employee Stock Option Plan (f/k/a the Precis, Inc. 2002 Non-Employee Stock Option Plan) shall have either expired in accordance with its terms or the holder of such Company Stock Option shall have delivered to Parent and the Company a written consent to the conversion of such Company Stock Option into the right to receive the consideration specified in Section 1.13(a), on such terms and conditions as are satisfactory to Parent.

(m) Closing Deliveries. The Company shall have delivered all the certificates and other documents required pursuant to Section 1.15(d).

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval is obtained:

(a) by mutual written consent of Parent and the Company;

(b) by Parent if there has been a breach of any representation, warranty, covenant or other agreement made by the Company in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, in each case such that any condition set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied, and such breach or condition is not curable or, if curable, is not cured within 14 calendar days after written notice thereof is given by Parent to the Company (or, if less, the number of days remaining until the End Date);

(c) by the Company if there has been a breach of any representation, warranty, covenant or other agreement made by Parent or Sub in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, in each case such that any condition set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 14 calendar days after written notice thereof is given by the Company to Parent (or, if less, the number of days remaining until the End Date);

(d) by either Parent or the Company if:

(i) the Effective Time has not occurred on or prior to May 24, 2012 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d)(i) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the End Date; or

(ii) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued or enacted an Order or Law or taken any other action permanently enjoining, restraining or otherwise prohibiting or having the effect of making illegal the consummation of the Merger and such Order, Law or other action shall have become final and nonappealable;

(e) by either Parent or the Company if the Company Shareholder Approval is not obtained at or prior to the Shareholder Meeting or at any adjournment or postponement thereof; provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if the Company has not complied with its obligations under Section 4.2 or Section 5.1 or has otherwise breached in any material respect its obligations under this Agreement in any manner that could reasonably have caused the failure of the Company Shareholder Approval to be obtained at or prior to the Shareholder Meeting or at any adjournment or postponement thereof;

(f) by Parent if:

(i) the Company shall have breached any of the provisions of Section 4.2 or Section 5.1;

(ii) the Company Board or any committee thereof shall have effected a Company Adverse Recommendation Change or shall have taken any other action or made any other statement in connection with the Shareholder Meeting inconsistent with the Company Recommendation or shall have resolved or proposed to do any of the foregoing;

(iii) the Shareholder Written Consents representing the Company Shareholder Approval have not been executed and delivered to the Company and Parent within one (1) Business Day after the execution and delivery of this Agreement; or

(iv) a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of the Company is commenced, and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by the Company Shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by the Company Shareholders);

(g) by Parent if there shall have been a Material Adverse Change with respect to the Company and such Material Adverse Change is not curable or, if curable, is not cured within 10 calendar days after written notice thereof is given by Parent to the Company; or

(h) by the Company, prior to obtaining the Company Shareholder Approval, in order to enter into a definitive agreement to effect a Superior Proposal, provided that the Company has complied with all of the provisions of Section 4.2, including Section 4.2(e), and enters into such definitive agreement concurrently with such termination and pays the Termination Fee and expense reimbursement in accordance with the requirements of and within the time period set forth in Section 5.3.

The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto or any Affiliate of any such party, whether prior to or after the execution of this Agreement.

Section 7.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 7.1, this Agreement shall forthwith become void, and there shall be no liability hereunder on the part of the Company, Parent, Sub or their respective officers or directors (except for the last sentence of Section 5.2 and the entirety of Section 5.3, Section 5.5, this Section 7.2 and Article VIII, which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful breach of a representation, warranty, covenant or agreement contained in this Agreement.

Section 7.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger by the Company Shareholders, but, after any such approval, no amendment shall be made which by Law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties hereto.

Section 7.4 Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or on the Business Day received (or the next Business Day if received after 5 p.m. local time or on a weekend or day on which banks are closed) when sent via facsimile (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Sub, to

Affinity Insurance Services, Inc.

c/o Aon Corporation

200 East Randolph Street

Chicago, Illinois 60601

Attention: Kevin Garvin

Fax: (312) 381-6417

with copies (which copies shall not constitute notice) to:

Aon Corporation

200 East Randolph Street

Chicago, Illinois 60601

Attention: Michele D. Welsh

Fax: (312) 381-6165

and

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Attention: Gary D. Gerstman

                  Luke J. Valentino

Fax: (312) 853-7036

(b)	if to the Company, to

Access Plans, Inc.

900 36th Avenue, N.W., Suite 105

Norman, Oklahoma 73072

Attention: Bradley Denison

Fax: (405) 928-2766

with a copy (which copy shall not constitute notice) to:

Dunn Swan & Cunningham

2800 Oklahoma Tower

210 Park Avenue

Oklahoma City, Oklahoma 73102

Attention: Michael E. Dunn

Fax: (405) 809-1541

(c)	if to the Shareholders’ Representative, to

C&L Supply Company

335 South Wilson

Vinita, Oklahoma 74301-4243

Attention: Mark R. Kidd

Fax: 918-256-0598

with a copy (which copy shall not constitute notice) to:

Dunn Swan & Cunningham

2800 Oklahoma Tower

210 Park Avenue

Oklahoma City, Oklahoma 73102

Attention: Michael E. Dunn

Fax: (405) 809-1541

Section 8.3 Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit, such reference shall be to a Section or Article of, or an Exhibit attached to, this Agreement unless otherwise indicated. The Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of this Agreement, (i) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation,” (ii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole and (iii) the word “or” is not exclusive. The meaning assigned to each term defined herein shall be equally applicable to both the singular and plural forms of such term, and words denoting any gender shall include all genders. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Any reference to the Company or any of its Subsidiaries shall include any predecessor. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, except as provided in the last sentence of Section 5.2, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Section 5.7, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.6 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, (i) the Laws of the State of Oklahoma with respect to matters, issues and questions relating to the Merger or the fiduciary duties of the Company Board or the board of directors of Sub and (ii) the Laws of the State of Illinois with respect to all other matters, issues and questions, without regard to Laws that may be applicable under conflicts of laws principles that would cause the application of the Laws of any jurisdiction other than the State of Illinois.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any court of the State of Illinois located in Cook County, Illinois (or, if such court declines to accept jurisdiction over a particular matter, any federal court within the State of Illinois and any appellate court thereof), in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating hereto or thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court located in Illinois. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.

Section 8.7 Assignment. Except as provided in Section 1.1, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

Section 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

Section 8.9 Enforcement of this Agreement. In addition to any remedy to which any party hereto is specifically entitled by the terms hereof, each party shall be entitled to pursue any other remedy available to it at law or in equity (including damages, specific performance or other injunctive relief) in the event that any of the provisions of this Agreement were not performed in accordance with their terms or were otherwise breached. Each of the parties hereby further waives any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 8.10 Definitions. For purposes of this Agreement:

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, and “control” has the meaning specified in Rule 405 under the Securities Act.

“Aggregate Merger Consideration” means an amount equal to $70,102,000 minus the amount, if any, by which the Net Cash Amount (after taking into account the Special Dividend made pursuant to Section 4.1(a)) is less than $15,000,000.

“Assumed Per Share Merger Consideration” means, with respect to any Company Stock Option, the amount equal to (i) (A) the Aggregate Merger Consideration, plus (B) the Exercise Amount (including, for purposes of this definition, only the aggregate proceeds that would be received by the Company upon exercise of such Company Stock Option in full), divided by (ii) the Fully Diluted Shares Number (including, for purposes of this definition, only the aggregate number of shares of Company Common Stock issuable upon the exercise of such Company Stock Option in full).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Chicago, Illinois or Oklahoma City, Oklahoma are authorized by Law or executive order to be closed.

“Company Shareholders” means, as of any time, each holder of record of a certificate or certificates representing shares of Company Common Stock issued and outstanding at such time.

“Exercise Amount” means an amount equal to the aggregate consideration that would be received by the Company in respect of the cash exercise of all Company Stock Options outstanding immediately prior to the Effective Time (other than Out-of-the-Money Company Stock Options) if such Company Stock Options were exercised in full immediately prior to the Effective Time, treating all such Company Stock Options as fully vested and exercisable for purposes of this definition.

“Fully Diluted Shares Number” means the sum of (i) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and (ii) the aggregate number of shares of Company Common Stock issuable upon exercise of all Company Stock Options (other than Out-of-the-Money Company Stock Options) outstanding immediately prior to the Effective Time.

“IM Purchase Agreement” means the Stock Purchase Agreement, dated as of February 17, 2012, between the Company and Reliant.

“IM Sale” means the sale by the Company of its insurance marketing division, through which the Company, indirectly by means of its subsidiary America’s Health Care/Rx Plan Agency, Inc., is in the business of selling individual major medical health insurance products and related benefit plans, pursuant to and in accordance with the terms set forth in the IM Purchase Agreement.

“Indebtedness” of any Person means (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including all earn-out payments (in each case, whether or not matured or payable), other than trade accounts arising in the ordinary course of business, (iii) all reimbursement obligations with respect to surety bonds, letters of credit (to the extent not collateralized with cash or cash equivalents), bankers’ acceptances and similar instruments (in each case, whether or not matured), (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all obligations to return security deposits held by or on behalf of such Person, (vi) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person, (vii) all obligations of such Person under any interest rate, currency or other hedging agreement, (viii) all obligations of such Person as lessee which should be capitalized in accordance with U.S. generally accepted accounting principles, (ix) all indebtedness referred to in clauses (i) through (viii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such Indebtedness, and (x) all agreements, undertakings or arrangements by which such Person guarantees, endorses or otherwise becomes or is contingently liable for (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise assure a creditor against loss) the Indebtedness or other similar obligation or liability of any other Person, or guarantees the payment of dividends or other distributions upon the equity securities or interests of any other Person.

“Knowledge of Parent” means the actual knowledge after reasonable inquiry of Ernie Caponetti, Kevin Garvin and Bill Vit.

“Knowledge of the Company” means the actual knowledge after reasonable inquiry of Brad Denison, Robert Hoeffner, David Huguelet, Susan Matthews, Brandon Vining, Lanai Williams, Brett Wimberley and Danny Wright.

“Law” means any federal, state, local, foreign, international or multinational treaty, constitution, statute, law, ordinance, directive, bulletin, circular, rule or regulation and common law.

“Net Cash Amount” as of any date means an amount equal to (i) the aggregate amount of cash and cash equivalents of the Company and its Subsidiaries as of such date minus (ii) the sum of (A) the aggregate principal amount of Indebtedness of the Company and its Subsidiaries as of such date and (B) all fees, costs, expenses, payments, expenditures or liabilities (collectively, “Expenses”) of the Company and its Subsidiaries, whether incurred prior to the date of this Agreement or before, at or after the Effective Time, and whether or not invoiced prior to the Effective Time, incurred by or on behalf of the Company or any of its Subsidiaries, or to or for which the Company or any of its Subsidiaries is or becomes subject or liable, in connection with any of the transactions contemplated by this Agreement or the IM Purchase Agreement, including: (X) Expenses payable to legal counsel or to any financial advisor, broker, accountant or other Person who performed services for or provided advice to any the Company or any of its Subsidiaries, or who is otherwise entitled to any compensation or payment from the Company or any of its Subsidiaries, in connection with any of the transactions contemplated by this Agreement or the IM Purchase Agreement; (Y) Expenses that arise or are expected to arise, or are triggered or become due or payable, as a direct or indirect result of the consummation (whether alone or in combination with any other event or circumstance) of the transactions contemplated by the Agreement, including (1) any amounts funded or requested to be funded to a trust for the benefit of an indemnitee pursuant to any indemnification agreement entered into by the Company, any of its Subsidiaries or any of their respective predecessor entities, (2) the fees and expenses of the Company’s transfer agent associated with the distribution of the Special Dividend made pursuant to Section 4.1(a) and (3) any bonus, severance or change of control payment or benefit (or similar payment obligation) made or provided, or required to be made or provided, by the Company or any of its Subsidiaries as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement or the IM Purchase Agreement; and (Z) any social security, Medicare, unemployment or other employment, withholding or payroll Tax or similar amount owed by the Company or any of its Subsidiaries with respect to any of the transactions contemplated by this Agreement or the IM Purchase Agreement, including in connection with any exercise or cancellation of Company Stock Options at or around the Effective Time (whether pursuant to Section 1.13 or otherwise). For the avoidance of doubt, for purposes of determining the Net Cash Amount under this Agreement, the amount of the Special Dividend paid by the Company to its transfer agent pursuant to Section 4.1(a) shall not be included in the cash and cash equivalents of the Company and its Subsidiaries.

“Order” means judgment, order, writ, award, injunction (temporary or permanent) or decree of any Governmental Entity.

“Out-of-the-Money Company Stock Option” means any Company Stock Option that has a cash exercise price per share of Company Common Stock subject to such Company Stock Option that is equal to or greater than the Assumed Per Share Merger Consideration.

“Per Share Merger Consideration” means an amount equal to (i) (A) the Aggregate Merger Consideration, plus (B) an amount equal to the Exercise Amount, divided by (ii) the Fully Diluted Shares Number.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Reliant” means Reliant Financial Group, LLC.

“Termination Fee” means $2,800,000; provided, however, that if Parent terminates this Agreement pursuant to Section 7.1(f)(iii), “Termination Fee” means $1,500,000.

“Working Capital” means current assets of the Company less current liabilities of the Company, in each case calculated in accordance with GAAP and excluding any amounts included in the Net Cash Amount.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

AFFINITY INSURANCE SERVICES, INC.

By:	/S/ KEVIN GARVIN
Name:	Kevin Garvin
Title:	CEO

ATLAS ACQUISITION CORP.

By:	/S/ RAM PADMANABHAN
Name:	Ram Padmanabhan
Title:	President + Secretary

[Signature Page to Agreement and Plan of Merger]

ACCESS PLANS, INC.

By:	/S/ BRADLEY W. DENISON
Name:	Bradley W. Denison
Title:	COO, General Counsel, Secretary

MARK R. KIDD,
in his capacity as Shareholders’
Representative

/S/ MARK R. KIDD

[Signature Page to Agreement and Plan of Merger]

ANNEX B

OPINION OF SOUTHWEST SECURITIES, INC.

February 20, 2012

Board of Directors

Access Plans, Inc.

900 36th Avenue NW, Suite 105

Norman, Oklahoma 73072

Members of the Board of Directors:

We understand that Access Plans, Inc., Inc., an Oklahoma corporation (the “Company”), Affinity Insurance Services, Inc., a Pennsylvania corporation (“Parent”), Atlas Acquisition Corp., an Oklahoma corporation that is a direct, wholly-owned subsidiary of Parent (“Merger Sub”), and Mark R. Kidd, as representative of the Company’s shareholders, pursuant to an Agreement and Plan of Merger, a draft of which was made available to us on February 16, 2012 (the “Merger Agreement”), intend to effect a merger pursuant to which, among other things, (i) Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Merger”) and (ii) each issued and outstanding share of common stock, $0.0001 par value per share, of the Company (the “Company Common Stock”) (other than any Company Common Stock owned by the Parent, Merger Sub or the Company, or any wholly-owned subsidiary of the Parent or the Company, or any Company Common Stock with respect to which the holder properly exercises statutory appraisal rights), shall be converted into the right to receive $3.30 in cash, subject to certain adjustments as described in the Merger Agreement (the “Merger Consideration”). In addition, it is noted that pursuant to the Merger Agreement and under certain specified circumstances, the Company is permitted to pay a special dividend to the holders of Company Common Stock. In rendering our opinion set forth in this letter, we have not assigned any value to, or otherwise taken account of, such special dividend.

The terms and conditions of the Merger are set out more fully in the Merger Agreement and the summary of the Merger set forth above is qualified in its entirety by the terms of the Merger Agreement. You have requested our opinion as to the fairness, from a financial point of view, to the holders of Company Common Stock of the Merger Consideration to be offered to such holders as provided for in the Merger Agreement.

In the course of performing our review and analysis for rendering this opinion, we have, among other things: (i) reviewed a draft of the Merger Agreement dated February 16, 2012 and certain related documents; (ii) reviewed and analyzed certain publicly available financial and other data with respect to the Company, including without limitation the Company’s Annual Report on Form 10-K for the year ended September 30, 2011 and Quarterly Report on Form 10-Q for the quarter ended December 31, 2011, as well as certain other relevant historical operating data relating to the Company made available to us from published sources and from the internal records of the Company; (iii) conducted discussions with members of the senior management of the Company with respect to the business prospects and financial outlook the Company; (iv) visited the business offices of the Company; (v) reviewed current and historical market prices and trading activity of the Company Common Stock; (vi) compared certain financial information for the Company with similar information for certain other companies, the securities of which are publicly traded; (vii) reviewed the financial terms, to the extent publicly available, of selected precedent transactions that we deemed generally comparable to the Company and the Merger; and (viii) conducted such other financial studies, analyses and investigations and considered such other information as we deemed appropriate.

In rendering our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material, and other information furnished or otherwise made available to us, discussed

Board of Directors

Access Plans, Inc.

February 20, 2012

with us or reviewed by us, or that was publicly available, and we do not assume responsibility for or with respect to such data, material, or other information. We have not performed an independent evaluation, physical inspection or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, and we have not been furnished with any such valuations or appraisals. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject. In relying on the financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company, and we assume no responsibility for and express no view as to such analyses and forecasts or the assumptions on which they are based. We have further relied on the assurances of management of the Company that they are unaware of any facts that would make such business prospects and financial outlook incomplete or misleading. We have assumed the accuracy of the representations and warranties contained in the Merger Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Merger will be obtained within the constraints contemplated by the Merger Agreement and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and information available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. In addition, we express no opinion as to the price at which shares of the Company Common Stock will trade at any time following the announcement of the Merger. Our opinion addresses solely the fairness of the financial terms of the Merger Consideration and does not address any other terms or agreements relating to the Merger or any other matters pertaining to the Company.

We are acting as financial advisor to the Board of Directors in connection with the Merger and will receive a fee for our services. A portion of our fee was paid previously, and a further fee is payable upon delivery of our opinion. In addition, a portion of our fee is contingent upon consummation of the Merger. The Company has also agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. In the ordinary course of business, we may, for our own account and the accounts of our customers, actively trade the securities of the Company and Aon Corporation, an affiliate of the Parent, and, accordingly, may hold a long or short position in such securities. Except in connection with the Merger, during the last two years Southwest Securities, Inc. has not provided investment banking services to the Company, Aon Corporation, or their respective affiliates for which it received compensation.

This opinion is furnished solely for the use and benefit of the Board of Directors in connection with their consideration of the Merger and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without our express, prior written consent. This opinion should not be construed as creating any fiduciary duty on our part to any party. This opinion is not to be used, circulated, quoted or otherwise referred to (either in its entirety or through excerpts or summaries) for any other purposes, unless it is to be referred to in any information statement, proxy statement or any other related document in connection with the Merger and it is included in full (and we have had an opportunity, if we deem it appropriate, in our sole discretion, to update the opinion to the date of the document in which it is included) and you have received our prior approval with respect to all of the references to it included in any such information statement, proxy statement or any other document.

This opinion does not constitute legal, regulatory, accounting, insurance, tax or other similar professional advice, and does not address or express an opinion regarding: (i) the underlying business decision of the Board of Directors of the Company or its shareholders to proceed with or effect the Merger; (ii) the fairness of any portion or aspect of the Merger not expressly addressed in this opinion; (iii) the fairness of any portion or aspect of the Merger to the creditors or other constituencies of the Company other than those set forth in this opinion; (iv) the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the

Board of Directors

Access Plans, Inc.

February 20, 2012

effect of any other transaction in which the Company might engage; (v) the tax or legal consequences of the Merger to either the Company or its security holders; (vi) how any security holder should act or vote, as the case may be, with respect to the Merger; (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the Merger under any applicable laws relating to bankruptcy, insolvency or similar matters; (viii) the fairness of the amount or nature of the compensation to any of the Company’s officers, directors, or employees relative to the compensation to the other security holders of the Company or (ix) the consideration paid, or not paid, with respect to any Company Common Stock owned by the Parent, Merger Sub or the Company, or any wholly-owned subsidiary of the Parent or the Company, or any Company Common Stock with respect to which the holder properly exercises statutory appraisal rights. This opinion has been approved by the fairness opinion committee of Southwest Securities, Inc.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be offered to the holders of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders of Company Common Stock.

Very truly yours,

SOUTHWEST SECURITIES, INC.

By:	/s/ Richard L. Davis
Richard L. Davis
Managing Director

APPENDIX C

SECTION 1091 OF THE OKLAHOMA GENERAL CORPORATION ACT

A. Any shareholder of a corporation of this state who holds shares of stock on the date of the making of a demand pursuant to the provisions of subsection D of this section with respect to the shares, who continuously holds the shares through the effective date of the merger or consolidation, who has otherwise complied with the provisions of subsection D of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to the provisions of Section 1073 of this title shall be entitled to an appraisal by the district court of the fair value of the shares of stock under the circumstances described in subsections B and C of this section. As used in this section, the word “shareholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and “depository receipt” means an instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository. The provisions of this subsection shall be effective only with respect to mergers or consolidations consummated pursuant to an agreement of merger or consolidation entered into after November 1, 1988.

B. 1. Except as otherwise provided for in this subsection, appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation, or of the acquired corporation in a share acquisition, to be effected pursuant to the provisions of Section 1081, other than a merger effected pursuant to subsection G of Section 1081, and Section 1082, 1086, 1087, 1090.1 or 1090.2 of this title.

2. a. No appraisal rights under this section shall be available for the shares of any class or series of stock which stock, or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the agreement of merger or consolidation, were either:

(1) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

(2) held of record by more than two thousand holders.

No appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation as provided in subsection G of Section 1081 of this title.

b. In addition, no appraisal rights shall be available for any shares of stock, or depository receipts in respect thereof, of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation as provided for in subsection F of Section 1081 of this title.

3. Notwithstanding the provisions of paragraph 2 of this subsection, appraisal rights provided for in this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to the provisions of Section 1081, 1082, 1086, 1087, 1090.1 or 1090.2 of this title to accept for the stock anything except:

a. shares of stock of the corporation surviving or resulting from the merger or consolidation or depository receipts thereof, or

b. shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than two thousand holders, or

c. cash in lieu of fractional shares or fractional depository receipts described in subparagraphs a and b of this paragraph, or

d. any combination of the shares of stock, depository receipts, and cash in lieu of the fractional shares or depository receipts described in subparagraphs a, b, and c of this paragraph.

4. In the event all of the stock of a subsidiary Oklahoma corporation party to a merger effected pursuant to the provisions of Section 1083 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Oklahoma corporation.

C. Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections D and E of this section, shall apply as nearly as is practicable.

D. Appraisal rights shall be perfected as follows:

1. If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of shareholders, the corporation, not less than twenty (20) days prior to the meeting, shall notify each of its shareholders entitled to appraisal rights that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in the notice a copy of this section. Each shareholder electing to demand the appraisal of the shares of the shareholder shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of the shares of the shareholder. The demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of the shares of the shareholder. A proxy or vote against the merger or consolidation shall not constitute such a demand. A shareholder electing to take such action must do so by a separate written demand as herein provided. Within ten (10) days after the effective date of the merger or consolidation, the surviving or resulting corporation shall notify each shareholder of each constituent corporation who has complied with the provisions of this subsection and has not voted in favor of or consented to the merger or consolidation as of the date that the merger or consolidation has become effective; or

2. If the merger or consolidation is approved pursuant to the provisions of Section 1073 or 1083 of this title, either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within ten (10) days thereafter shall notify each of the holders of any class or series of stock of the constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of the constituent corporation, and shall include in the notice a copy of this section. The notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify the shareholders of the effective date of the merger or consolidation. Any shareholder entitled to appraisal rights may, within twenty (20) days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of the holder’s shares. The demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends to demand the appraisal of the holder’s shares. If the notice does not notify shareholders of the effective date of the merger or consolidation either:

a. each constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of the constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation, or

b. the surviving or resulting corporation shall send a second notice to all holders on or within ten (10) days after the effective date of the merger or consolidation; provided, however, that if the second notice is sent more than twenty (20) days following the mailing of the first notice, the second notice need only be sent to each shareholder who is entitled to appraisal rights and who has demanded appraisal of the holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the shareholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than ten (10) days prior to the date the notice is given; provided, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be the effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

E. Within one hundred twenty (120) days after the effective date of the merger or consolidation, the surviving or resulting corporation or any shareholder who has complied with the provisions of subsections A and D of this section and who is otherwise entitled to appraisal rights, may file a petition in district court demanding a determination of the value of the stock of all such shareholders; provided, however, at any time within sixty (60) days after the effective date of the merger or consolidation, any shareholder shall have the right to withdraw the demand of the shareholder for appraisal and to accept the terms offered upon the merger or consolidation. Within one hundred twenty (120) days after the effective date of the merger or consolidation, any shareholder who has complied with the requirements of subsections A and D of this section, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of the shares. The written statement shall be mailed to the shareholder within ten (10) days after the shareholder’s written request for a statement is received by the surviving or resulting corporation or within ten (10) days after expiration of the period for delivery of demands for appraisal pursuant to the provisions of subsection D of this section, whichever is later.

F. Upon the filing of any such petition by a shareholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which, within twenty (20) days after service, shall file, in the office of the court clerk of the district court in which the petition was filed, a duly verified list containing the names and addresses of all shareholders who have demanded payment for their shares and with whom agreements regarding the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such duly verified list. The court clerk, if so ordered by the court, shall give notice of the time and place fixed for the hearing on the petition by registered or certified mail to the surviving or resulting corporation and to the shareholders shown on the list at the addresses therein stated. Notice shall also be given by one or more publications at least one (1) week before the day of the hearing, in a newspaper of general circulation published in the City of Oklahoma City, Oklahoma, or other publication as the court deems advisable. The forms of the notices by mail and by publication shall be approved by the court, and the costs thereof shall be borne by the surviving or resulting corporation.

G. At the hearing on the petition, the court shall determine the shareholders who have complied with the provisions of this section and who have become entitled to appraisal rights. The court may require the shareholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates of stock to the court clerk for notation thereon of the pendency of the appraisal proceedings; and if any shareholder fails to comply with this direction, the court may dismiss the proceedings as to that shareholder.

H. After determining the shareholders entitled to an appraisal, the court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining the fair value, the court shall take into account all relevant factors. In determining the fair rate of interest, the court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any shareholder entitled to participate in the appraisal proceeding, the court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the shareholder entitled to an appraisal. Any shareholder whose name appears on the list filed by the surviving or resulting corporation pursuant to the provisions of subsection F of this section and who has submitted the certificates of stock of the shareholder to the court clerk, if required, may participate fully in all proceedings until it is finally determined that the shareholder is not entitled to appraisal rights pursuant to the provisions of this section.

I. The court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the shareholders entitled thereto. Interest may be simple or compound, as the court may direct. Payment shall be made to each shareholder, in the case of holders of uncertificated stock immediately, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing the stock. The court’s decree may be enforced as other decrees in the district court may be enforced, whether the surviving or resulting corporation be a corporation of this state or of any other state.

J. The costs of the proceeding may be determined by the court and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a shareholder, the court may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

K. From and after the effective date of the merger or consolidation, no shareholder who has demanded appraisal rights as provided for in subsection D of this section shall be entitled to vote the stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions payable to shareholders of record at a date which is prior to the effective date of the merger or consolidation; provided, however, that if no petition for an appraisal shall be filed within the time provided for in subsection E of this section, or if the shareholder shall deliver to the surviving or resulting corporation a written withdrawal of the shareholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within sixty (60) days after the effective date of the merger or consolidation as provided for in subsection E of this section or thereafter with the written approval of the corporation, then the right of the shareholder to an appraisal shall cease; provided further, no appraisal proceeding in the district court shall be dismissed as to any shareholder without the approval of the court, and approval may be conditioned upon terms as the court deems just.

L. The shares of the surviving or resulting corporation into which the shares of any objecting shareholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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